SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM U5S

ANNUAL REPORT

For the Year Ended December 31, 2003

Filed pursuant to the Public Utility Holding Company Act of 1935 by

Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio 45202

(Name and address of each registered holding company in the system)

TABLE OF CONTENTS

   Item
Number

1       System Companies and Investments Therein as of December 31, 2003

2       Acquisitions or Sales of Utility Assets

3       Issue, Sale, Pledge, Guarantee, or Assumption of System Securities

4       Acquisition, Redemption, or Retirement of System Securities

5       Investments in Securities of Nonsystem Companies

6       Officers and Directors

Part I. Name, principal business address, and positions held as of December 31, 2003

Part II. Financial connections as of December 31, 2003

Part III. Compensation and other related information

7       Contributions and Public Relations

8       Service, Sales, and Construction Contracts

Part I. Intercompany sales and service

Part II. Contracts to purchase services or goods between any system company and any affiliate

Part III. Employment of any person by any system company for the performance on a continuing basis of management services

9       Exempt Wholesale Generators and Foreign Utility Companies

10     Financial Statements and Exhibits

          Signatures

Item 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003
                                                                                  Number of
                                                                                  Common      % of    Issuer's       Owner's
                                                                                  Shares     Voting     Book          Book       Business
                                   Name of Company                                Owned       Power   Value (+)      Value (+)  Classification (/)
                                   ---------------                                -----       -----   ---------      ---------  ------------------
                 (Indentation indicates subsidiary relationship and                                   (dollars in thousands)
                 Bold represents a company that has subsidiary(ies))

Cinergy Corp. (Cinergy)                                                                                                             A

   Cinergy Services, Inc. (Services)                                                    70       100   $        -   $        -      B

   CC Funding Trust I (1)                                                          195,640       100            -            -      C

   CC Funding Trust II * (2)                                                             -       100            -            -      C

   Cinergy Receivables Company LLC                                                     N/A       100            -            -      C

   The Cincinnati Gas & Electric Company (CG&E) (3)                             89,663,086       100    1,906,193    1,906,193    D & I
     Cinergy Power Investments, Inc. *                                                 100       100            -            -      T
     CPI Allowance Management, LLC                                                     N/A       100            -            -      F
     CPI Investments, LLC                                                              N/A       100            -            -      F
     The Union Light, Heat and Power Company (ULH&P)                               585,333       100      189,356      189,356      I
     Tri-State Improvement Company                                                   1,000       100            -            -      E
     Lawrenceburg Gas Company (Lawrenceburg)                                        10,768       100            -            -      H
     Miami Power Corporation                                                         1,000       100            -            -      G
     KO Transmission Company (KO Transmission)                                          10       100            -            -      K

   PSI Energy, Inc. (PSI) (4)                                                   53,913,701       100    1,633,182    1,633,182      G
     South Construction Company, Inc. *                                                 10       100            -            -      E

   Cinergy Investments, Inc. (Investments)                                             100       100            -            -      J
     Cinergy-Cadence, Inc.                                                             100       100            -            -      N
       Cadence Network, Inc. (Cadence Network)                                           -      14.3            -            -      N
     Cinergy Capital & Trading, Inc. (Capital & Trading)                               100       100            -            -    J & O
       Brownsville Power I, LLC                                                        N/A       100            -            -      L
       Caledonia Power I, LLC                                                          N/A       100            -            -      L
       CinCap IV, LLC                                                                  N/A        10            -            -      K
       CinCap V, LLC                                                                   N/A        10            -            -      K
       CinPower I, LLC                                                                 N/A       100            -            -      K
       Cinergy Canada, Inc.                                                            100       100            -            -      P
       Cinergy Climate Change Investments, LLC (5)                                     N/A       100            -            -      X
       Cinergy Limited Holdings, LLC                                                   N/A       100            -            -      K
        Cinergy Marketing & Trading, LP (Marketing & Trading) (6)                      N/A       100            -            -      K
          Ohio River Valley Propane, LLC                                               N/A       100            -            -      K
       Cinergy General Holdings, LLC                                                   N/A       100            -            -      K
       Cinergy Retail Power Limited, Inc. *                                            100       100            -            -      K
        Cinergy Retail Power, L.P. *(7)                                                N/A       100            -            -      K
       Cinergy Retail Power General, Inc. *                                            100       100            -            -      K
       Cinergy Retail Sales, LLC *(8)                                                  N/A       100            -            -      K
       CinFuel Resources, Inc.                                                         100       100            -            -      K
       LH1, LLC (9)                                                                    N/A       100            -            -      K
        Oak Mountain Products, LLC                                                     N/A       100            -            -      K
       Cinergy Transportation, LLC                                                     N/A       100            -            -      K
       SynCap II, LLC *                                                                N/A       100            -            -      K
     Cinergy Telecommunications Holding Company, Inc.                                  100       100            -            -      N
       Q-Comm Corporation                                                        5,863,227        40            -            -      V
       Lattice Communications, LLC                                                     N/A        40            -            -      N
        LB Tower Company, LLC                                                          N/A        40            -            -      V
     Cinergy Engineering, Inc.                                                         100       100            -            -      K
     Cinergy-Centrus, Inc. *                                                           100       100            -            -      N
     Cinergy-Centrus Communications, Inc. *                                            100       100            -            -      N
     Cinergy Solutions Holding Company, Inc. (Solutions Holding)                       100       100            -            -      J
       3036243 Nova Scotia Company                                                   7,100       100            -            -      S
        Cinergy Solutions Limited Partnership (10)                                     N/A       100            -            -      S
          3075959 Nova Scotia Company *(11)                                         20,000       100            -            -      S
       1388368 Ontario Inc.                                                         20,020       100            -            -      S
       Vestar, Inc.                                                                    100       100            -            -      R
        Vestar Limited                                                                   2       100            -            -      R
          Keen Rose Technology Group Limited                                             1       100            -            -      R
          Optimira Controls, Inc.                                                      900     90.83            -            -      R
       Cinergy EPCOM, LLC (Cinergy EPCOM)                                              N/A       100            -            -      K
       Cinergy EPCOM College Park, LLC                                                 N/A       100            -            -      K
       Cinergy Solutions, Inc.  (Solutions)                                            100       100            -            -      K
        BSPE Holdings, LLC #                                                           N/A        50            -            -      K
          BSPE Limited, LLC #                                                          N/A        50            -            -      K
            BSPE, L.P. #(12)                                                           N/A        50            -            -      K
          BSPE General, LLC #                                                          N/A        50            -            -      K
        Cinergy Energy Solutions, Inc.                                                 100       100            -            -      K
          U.S. Energy Biogas Corp.                                                   4,574        20            -            -      K
        Cinergy GASCO Solutions, LLC                                                   N/A       100            -            -      K
          Countryside Landfill Gasco, L.L.C.                                           N/A       100            -            -      K
          Morris Gasco, L.L.C.                                                         N/A       100            -            -      K
          Brown County Landfill Gas Associates, L.P.                                   N/A       100            -            -      K
        Cinergy Solutions of Monaca, LLC *(13)                                         N/A       100            -            -      K
        Cinergy Solutions of Narrows, LLC (14)                                         N/A       100            -            -      K
        Cinergy Solutions of Rock Hill, LLC (15)                                       N/A       100            -            -      K
        Cinergy Solutions of St. Bernard, LLC (16)                                     N/A       100            -            -      K
        Cinergy Solutions Operating Services of Lansing, LLC                           N/A       100            -            -      K
        Cinergy Solutions Operating Services of Shreveport, LLC                        N/A       100            -            -      K
        Cinergy Solutions Operating Services of Oklahoma, LLC                          N/A       100            -            -      K
        Cinergy Solutions of Philadelphia, LLC                                         N/A       100            -            -      K
        Cinergy Solutions Partners, LLC                                                N/A       100            -            -      K
          CST Limited, LLC                                                             N/A       100            -            -      K
            CST Green Power, L.P. (17)                                                 N/A       100            -            -      K
              Green Power Holdings, LLC                                                N/A        50            -            -      K
               Green Power Limited, LLC                                                N/A        50            -            -      K
                 South Houston Green Power, L.P. (18)                                  N/A        50            -            -      K
               Green Power G.P., LLC                                                   N/A        50            -            -      K
          CST General, LLC                                                             N/A       100            -            -      K
        CSGP of Southeast Texas, LLC                                                   N/A       100            -            -      K
        CSGP Limited, LLC                                                              N/A       100            -            -      K
          CSGP Services, L.P. (19)                                                     N/A       100            -            -      K
        CSGP General, LLC                                                              N/A       100            -            -      K
        Lansing Grand River Utilities, LLC                                             N/A       100            -            -      K
        Oklahoma Arcadian Utilities, LLC                                               N/A     33.34            -            -      K
        Shreveport Red River Utilities, LLC                                            N/A     33.34            -            -      K
       Cinergy Solutions of Tuscola, Inc.                                              100       100            -            -      K
       Delta Township Utilities, LLC                                                   N/A        50            -            -      K
       Energy Equipment Leasing LLC                                                    N/A        50            -            -      K
       Trigen-Cinergy Solutions LLC                                                    N/A        50            -            -      K
       Trigen-Cinergy Solutions of Ashtabula LLC                                       N/A        50            -            -      K
       Cinergy Solutions of Boca Raton, LLC (20)                                       N/A       100            -            -      K
       Cinergy Solutions of Cincinnati LLC  (21)                                       N/A       100            -            -      K
       Trigen-Cinergy Solutions of Lansing LLC                                         N/A        50            -            -      K
        Trigen/Cinergy-USFOS of Lansing LLC                                            N/A        25            -            -      K
       Trigen-Cinergy Solutions of Orlando LLC                                         N/A        50            -            -      K
       Trigen-Cinergy Solutions of Owings Mills LLC                                    N/A        50            -            -      K
       Trigen-Cinergy Solutions of Owings Mills Energy Equipment Leasing, LLC          N/A        50            -            -      K
       Trigen-Cinergy Solutions of Rochester LLC                                       N/A        50            -            -      K
       Trigen-Cinergy Solutions of San Diego LLC *                                     N/A        50            -            -      K
       Trigen-Cinergy Solutions of Silver Grove LLC                                    N/A        50            -            -      K
       Trigen-Cinergy Solutions of the Southeast LLC *                                 N/A        50            -            -      K
       Cinergy Solutions of St. Paul LLC (22)                                          N/A       100            -            -      J
        Environmental Wood Supply, LLC                                                 N/A        50            -            -      K
        St. Paul Cogeneration LLC                                                      N/A        50            -            -      L
       Trigen-Cinergy Solutions of Tuscola, LLC                                        N/A        50            -            -      K
     Cinergy Supply Network, Inc.                                                      100       100            -            -      Q
       Reliant Services, LLC (Reliant)                                                 N/A        50            -            -      Q
        MP Acquisitions Corp., Inc.                                                    100        50            -            -      Q
          Miller Pipeline Corporation (Miller Pipeline)                                100        50            -            -      Q
        Fiber Link, LLC                                                                N/A      37.5            -            -      N
     Cinergy Technology, Inc. (Technology)                                             100       100            -            -      K

   Cinergy Global Resources, Inc. (Global Resources)                                   100       100            -            -      J
     Cinergy UK, Inc.                                                                  100       100            -            -      W
     Cinergy Global Power, Inc. (Global Power)                                         100       100            -            -      M
       CGP Global Greece Holdings, SA                                                9,000       100            -            -      J
        Attiki Denmark ApS                                                      64,586,074        57            -            -      J
          Attiki Gas Supply Company SA                                           2,954,430      28.5            -            -      M
       Cinergy Global Chandler Holding, Inc. *                                         100       100            -            -      J
        Cinergy Global Chandler I, Inc. *                                              100       100            -            -      U
       Cinergy Global Ely, Inc.                                                        100       100            -            -      M
        EPR Ely Power Limited                                                      214,286      28.5            -            -      J
          EPR Ely Limited                                                          300,000      28.5            -            -      M
            Ely Power Limited *                                                          1      28.5            -            -      U
            Anglian Straw Limited                                                      300      28.5            -            -      U
        Anglian Ash Limited                                                              3      28.5            -            -      U
       Cinergy Global Foote Creek, Inc. *                                              100       100            -            -      U
       Cinergy Global Foote Creek II, Inc. *                                           100       100            -            -      U
       Cinergy Global Foote Creek IV, Inc. *                                           100       100            -            -      U
       Cinergy Global Peetz Table I, Inc. *                                            100       100            -            -      U
       Cinergy Global Power Services Limited                                     1,001,000       100            -            -      U
       Cinergy Global Power (UK) Limited                                         8,658,242       100            -            -      M
        Cinergy Global Trading Limited                                           8,084,908       100            -            -      U
          Cinergy Trading and Marketing Limited *(23)                                    2       100            -            -      U
          Commercial Electricity Supplies Limited *                                  6,000       100            -            -      U
          Cinergy Renewable Trading Limited *                                            2       100            -            -      U
          UK Electric Power Limited                                                 85,000       100            -            -      U
          Cinergy Global Power Iberia, S.A. *                                        1,000       100            -            -      U
       Cinergy Global Holdings, Inc. (Global Holdings)                                 100       100            -            -      J
        Cinergy Holdings B.V. (Holdings B.V.) (24)                                  23,731       100            -            -      J
          Cinergetika U/L a.s. (Cinergetika) (25)                                      701      98.5            -            -      M
          Cinergy Global Polska Sp. Z o.o. *(26)                                       N/A       100            -            -      U
          Cinergy Zambia B.V.                                                        4,525       100            -            -      J
            Copperbelt Energy Corporation PLC (Copperbelt)                       3,850,000        30            -            -      M
              Power Sports Limited (27)                                            770,000        30            -            -      U
          Moravske Teplarny a.s. (Teplarny) (28)                                        91       100            -            -      M
       Cinergy Global (Cayman) Holdings, Inc.                                    5,171,137       100            -            -      J
        Cinergy Global Hydrocarbons Pakistan *                                         100       100            -            -      U
        Cinergy Global Tsavo Power                                               5,171,137       100            -            -      J
          IPS-Cinergy Power Limited                                              3,968,547        50            -            -      J
            Tsavo Power Company Limited                                          8,233,500      28.5            -            -      M
        Cinergy MPI V, Inc. *                                                          100       100            -            -      U
       Cinergy Global One, Inc.                                                        100       100            -            -      J
        CZECHPOL ENERGY spol, s.r.o. *                                                 N/A       100            -            -      M
       eVent Resources Overseas I, LLC                                                 N/A       100            -            -      U
       Midlands Hydrocarbons (Bangladesh) Limited *                              4,535,000       100            -            -      U
       Cinergy Global Power Africa (Proprietary) Limited *                             100       100            -            -      U

   CinTec LLC (CinTec)                                                                 N/A       100            -            -      J
     CinTec I LLC                                                                      N/A       100            -            -      J
       eVent Resources I LLC                                                           N/A        67            -            -      J
        eVent Resources Holdings LLC                                                   N/A        67            -            -      N
     CinTec II LLC *(29)                                                               N/A       100            -            -      J

   Cinergy Technologies, Inc. (Cinergy Technologies)                                   100       100            -            -      J
     Cinergy Broadband, LLC (30)                                                       N/A       100            -            -      N
       CCB Communications, LLC (31)                                                    N/A         ^            -            -      V
        CCB Indiana, LLC *(32)                                                         N/A         ^            -            -      V
        CCB Kentucky, LLC *(33)                                                        N/A         ^            -            -      V
        CCB Ohio, LLC (34)                                                             N/A         ^            -            -      V
       National BPL, LLC #(35)                                                         N/A         ^            -            -      V
     Cinergy Ventures, LLC (Ventures)                                                  N/A       100            -            -      N
       Configured Energy Systems, Inc. (36)                                              -         ^            -            -      V
       Maximum Performance Group, Inc. (37)                                              -         ^            -            -      V
       Kreiss Johnson Technologies, Inc.                                                 -         ^            -            -      V
     Cinergy Ventures II, LLC                                                          N/A       100            -            -      K
       Catalytic Solutions, Inc.                                                         -         ^            -            -      K
       Electric City Corp. (38)                                                 34,372,021         ^            -            -      K
     Cinergy e-Supply Network, LLC (Cinergy e-Supply)                                  N/A       100            -            -      N
     Cinergy One, Inc. (Cinergy One)                                                   100       100            -            -      K
     Cinergy Two, Inc.                                                                 100       100            -            -      N

   Cinergy Wholesale Energy, Inc. (Wholesale Energy)                                   100       100            -            -      K
     Cinergy Power Generation Services, LLC (Generation Services)                      N/A       100            -            -      K
     Cinergy Origination & Trade, LLC *                                                N/A       100            -            -      K

   * This entity was inactive as of December 31, 2003.
   # This entity was in the start-up phase of operations as of December 31, 2003.
   + Cinergy's issuer's and owner's book value and other amounts, at December 31, 2003, are being filed pursuant to Rule 104(b).  See "Exhibit I" section in
     "Item 10.  Financial Statements and Exhibits" for this information.
   ^ Cinergy's percentage of voting power, at December 31, 2003, is being filed pursuant to Rule 104(b).  See "Exhibit I" section in "Item 10.  Financial
     Statements and Exhibits" for this information.
   / Cinergy and its affiliate companies are involved in various types of businesses, which can be classified as follows:
     A -Registered Holding Company        G -Electric Utility                M -Foreign Utility Company              S  Energy-Related Financing Services
                                                                                                                        Company
     B -Service Company                   H -Gas Utility                     N -Exempt Telecommunications            T  Inactive/Prospective Exempt
                                                                                Company                                 Wholesale Generator
     C -Financing Company                 I -Electric and Gas Utility        O -Power Marketing Company              U -Foreign Utility Company Investment

     D -Exempt Holding Company under      J -Intermediate Holding Company    P -Energy Commodity Marketing           V  Exempt Telecommunications Company
        Section 3(a)(2)                                                         Company                                 Investment
     E -Real Estate Company               K -Rule 58 Energy-Related Company  Q -Infrastructure Services Company      W- Inactive/Prospective Foreign
                                                                                                                        Utility Company
     F -SO2 Emissions Allowance Trading   L -Exempt Wholesale Generator      R -Energy-Related Consulting Services   X  Greenhouse Gas Emissions Reduction
        Company                                                                  Company                                 Company

        ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003 (Continued)

Part A Footnotes

The following footnotes provide information relating to entities that are noncorporate subsidiaries, such as trusts and partnerships, entities that are owned by more than one Cinergy system company, and additional investments, as well as descriptions of changes that occurred to Cinergy’s subsidiary structure, including changes to specific entities, as of December 31, 2003. However, information pertaining to Cinergy’s sale and/or dissolution of subsidiary companies throughout the year, is provided in the following section labeled “Part B Footnotes”.

(1)	CC Funding Trust I is a statutory business trust formed under the Delaware Business Trust Act, effective November 27, 2001, to issue and sell Cinergy’s preferred trust securities and common trust securities and to acquire and hold Cinergy’s debt securities as trust assets.

(2)	CC Funding Trust II was formed as a statutory business trust under the Delaware Business Trust Act, effective January 9, 2003, to issue and sell Cinergy’s preferred trust securities and common trust securities and to acquire and hold Cinergy’s debt securities as trust assets.

(3)	CG&E also has voting cumulative preferred stock outstanding at December 31, 2003, as follows:

Class	Shares outstanding	Vote per share
Par value $100	204,849	1 vote

(4)	PSI also has voting cumulative preferred stock outstanding at December 31, 2003, as follows:

Class	Shares outstanding	Vote per share
Par value $100	347,445	1 vote
Par value $ 25	303,544	1/4 vote

(5)	Cinergy Climate Change Investments, LLC, a Delaware limited liability company (LLC) organized on June 9, 2003, facilitates investments by Cinergy or its subsidiaries, and other energy companies, in forestation projects in the Lower Mississippi River Valley and possibly other sites, as a means for removing carbon dioxide (CO2) from the atmosphere.

(6)	Marketing & Trading is owned 99.9% by Cinergy Limited Holdings, LLC and 0.1% by Cinergy General Holdings, LLC.

(7)	Cinergy Retail Power, L.P. is owned 99% by Cinergy Retail Power Limited, Inc. and 1% by Cinergy Retail Power General, Inc.

(8)	Cinergy Retail Sales, LLC, a Delaware LLC organized on December 9, 2003, was formed to provide retail gas and electric services.

(9)	LH1, LLC is owned 99% by Capital & Trading and 1% by CinFuel Resources, Inc.

(10)	Cinergy Solutions Limited Partnership is owned 99.9% by 3036243 Nova Scotia Company and 0.1% by 1388368 Ontario Inc.

(11)	3075959 Nova Scotia Company, a Nova Scotia, Canada company organized on April 7, 2003, was incorporated for the purpose of participating in a transaction to repay a loan to the Bank of Nova Scotia, which was undertaken as part of the acquisition of Rose Technology Group in December 1999.

(12)	BSPE, L.P. is owned 99% by BSPE Limited, LLC and 1% by BSPE General, LLC.

(13)	Cinergy Solutions of Monaca, LLC, a Delaware LLC organized on December 17, 2003, was formed for the purpose of operating, maintaining and managing Horsehead Industries, Inc. (dba Zinc Corporation of America’s G.F. Weaton Station) located in Monaca, Pennsylvania.

(14)	Cinergy Solutions of Narrows, LLC, a Delaware LLC organized on March 17, 2003, operates, maintains and manages the existing utility system at the Celanese Acetate manufacturing facility located in Narrows, Virginia.

(15)	Cinergy Solutions of Rock Hill, LLC, a Delaware LLC organized on March 17, 2003, operates, maintains and manages the existing utility system at the Celanese Acetate manufacturing facility located in Rock Hill, South Carolina.

(16)	Cinergy Solutions of St. Bernard, LLC, a Delaware LLC organized on January 6, 2003, operates, maintains and manages the existing utility system, and designs, develops, constructs and owns system improvements, at Proctor & Gamble’s chemical manufacturing facility located in St. Bernard, Ohio.

(17)	CST Green Power, L.P. is owned 99% by CST Limited, LLC and 1% by CST General, LLC.

(18)	South Houston Green Power, L.P. is owned 99% by Green Power Limited, LLC and 1% by Green Power G.P., LLC.

(19)	CSGP Services, L.P. is owned 99% by CSGP Limited, LLC and 1% by CSGP General, LLC.

(20)	Cinergy Solutions of Boca Raton, LLC changed its name from Trigen-Cinergy Solutions of Boca Raton, LLC, effective October 16, 2003.

(21)	Cinergy Solutions of Cincinnati LLC changed its name from Trigen-Cinergy Solutions of Cincinnati LLC, effective October 16, 2003.

(22)	Cinergy Solutions of St. Paul LLC changed its name from Trigen-Cinergy Solutions of St. Paul LLC, effective October 16, 2003.

(23)	Cinergy Trading and Marketing Limited, an England and Wales private limited company organized on July 30, 2003, was set up to anticipate regulatory trading requirements in London, England.

(24)	During the fourth quarter of 2003, several former Cinergy subsidiaries, Baghabari I B.V., Baghabari II B.V., Cinergy 1 B.V., Cinergy 2 B.V., Cinergy Global 4 B.V., Cinergy Global 5 B.V., Cinergy Global Resources 1 B.V., Cinergy Hydro B.V., Cinergy South Africa Investments 1 B.V. and Cinergy Turbines B.V. were merged into Holdings B.V., which continues to be a subsidiary of Cinergy, as of December 31, 2003.

(25)	During the fourth quarter of 2003, Cinergetika became a direct subsidiary of Holdings B.V. Previously, this company was reflected as a subsidiary of Cinergy Global Resources 1 B.V.

(26)	During the fourth quarter of 2003, Cinergy Global Polska Sp. Z o.o. became a direct subsidiary of Holdings B.V. Previously, this company was reflected as a subsidiary of Cinergy Global Resources 1 B.V.

(27)	Power Sports Limited, a Republic of Zambia company organized on January 5, 1999 and acquired by Cinergy during the second quarter of 2003, is a sports promotion company.

(28)	During the fourth quarter of 2003, Teplarny became a direct subsidiary of Holdings B.V. Previously, this company was reflected as a subsidiary of Cinergy Global Resources 1 B.V.

(29)	CinTec II LLC, a Delaware LLC organized on December 23, 2003, was formed to invest in energy/power generation and telecommunications technology opportunities.

(30)	Cinergy Broadband, LLC, a Delaware LLC organized on September 22, 2003, holds investments in broadband-related companies.

(31)	CCB Communications, LLC, a Delaware LLC organized on June 2, 2003 and acquired by Cinergy during the fourth quarter of 2003, invests in companies that deploy, market and sell broadband services in Southwest Ohio, Northern Kentucky and Indiana.

(32)	CCB Indiana, LLC, a Delaware LLC organized on August 15, 2003 and acquired by Cinergy during the fourth quarter of 2003, was formed to offer broadband services in Indiana.

(33)	CCB Kentucky, LLC, a Delaware LLC organized on August 15, 2003 and acquired by Cinergy during the fourth quarter of 2003, was formed to offer broadband services in Kentucky.

(34)	CCB Ohio, LLC, a Delaware LLC organized on August 15, 2003 and acquired by Cinergy during the fourth quarter of 2003, offers broadband services in Ohio.

(35)	National BPL, LLC, a Delaware LLC organized on December 17, 2003, was formed to market broadband equipment and services to target markets.

(36)	Configured Energy Systems, Inc. changed its name from CES International, effective December 31, 2003.

(37)	During the fourth quarter of 2003, a former Cinergy subsidiary, Pentech Solutions, Inc., was merged into Maximum Performance Group, Inc., which is a new subsidiary of Cinergy, as of December 31, 2003. Maximum Performance Group, Inc., a Delaware corporation organized on December 16, 2002 and acquired by Cinergy during the fourth quarter of 2003, develops hardware and software to remotely monitor and manage heating, ventilation and air conditioning (HVAC) and distributed generation equipment.

(38)	Electric City Corp., a Delaware corporation organized on May 6, 1998 and acquired by Cinergy during the second quarter of 2003, develops, manufactures and integrates energy-saving technologies and automation systems for buildings.

Part B Footnotes

The following footnotes provide information, as of December 31, 2003, pertaining to the sale and/or dissolution of Cinergy subsidiary companies during the year.

                                                                State/Country of          Date of        Effective Date of
                                                                ----------------          -------        -----------------
                        Company Name                              Incorporation        Incorporation     Sale or Dissolution
                        ------------                              -------------        -------------     -------------------

Baghabari I B.V.                                                 The Netherlands          03/05/1999           12/31/2003
Baghabari II B.V.                                                The Netherlands          03/05/1999           12/31/2003
Baghabari Power Company Limited                                  Bangladesh               03/18/1999           02/20/2003
Chandler Wind Partners, LLC                                      Delaware                 03/19/1998           06/05/2003
CinCap VII, LLC                                                  Delaware                 12/02/1998           07/31/2003
CinCap VIII, LLC                                                 Delaware                 12/02/1998           07/31/2003
CinCap IX, LLC                                                   Delaware                 08/14/2000           07/31/2003
CinCap X, LLC                                                    Delaware                 08/14/2000           07/31/2003
CinCap - Chippewa, LLC                                           Delaware                 07/27/2001           08/31/2003
CinCap Madison, LLC                                              Delaware                 12/02/1998           07/31/2003
CinCap - Martinsville, LLC                                       Delaware                 01/30/2001           08/31/2003
CinCap - Oraville, LLC                                           Delaware                 03/06/2001           08/31/2003
Cinergy 1 B.V.                                                   The Netherlands          09/11/1964           12/31/2003
Cinergy 2 B.V.                                                   The Netherlands          06/14/1938           12/31/2003
Cinergy Global 4 B.V.                                            The Netherlands          07/15/1999           12/31/2003
Cinergy Global 5 B.V.                                            The Netherlands          10/27/2000           12/31/2003
Cinergy Global Resources 1 B.V.                                  The Netherlands          05/31/1968           12/31/2003
Cinergy Global Resources 1 Sp. Z o.o.                            Poland                   04/13/2000           10/02/2003
Cinergy Global Resources a.s.                                    Czech Republic           11/10/1998           12/12/2003
Cinergy Global San Gorgonio, Inc.                                Delaware                 10/13/1998           07/31/2003
Cinergy Hydro B.V.                                               The Netherlands          02/13/1995           12/31/2003
Cinergy Solutions of Boca Raton, LLC                             Delaware                 08/23/2000           10/10/2003
Cinergy South Africa Investments 1 B.V.                          The Netherlands          07/15/1999           12/31/2003
Cinergy Turbines B.V.                                            The Netherlands          07/07/1983           12/31/2003
Egoli Gas (Proprietary) Limited                                  South Africa             05/19/2000           04/03/2003
Energy Customer Services, s.r.o.                                 Czech Republic           12/29/2000           06/30/2003
Foote Creek II, LLC                                              Delaware                 03/16/1999           06/05/2003
Foote Creek III, LLC                                             Delaware                 01/08/1999           06/05/2003
Foote Creek IV, LLC                                              Delaware                 10/25/1999           06/05/2003
IZOIC Incorporated                                               Delaware                 12/22/1999           12/31/2003
Moravia Energo                                                   Czech Republic           12/07/1999           01/02/2003
Pentech Solutions, Inc.                                          Delaware                 11/19/1990           12/31/2003
Powermid No. 1                                                   England                  11/06/1997           06/17/2003
Ridge Crest Wind Partners, LLC                                   Delaware                 06/11/1998           06/05/2003
Trigen-Cinergy Solutions of Baltimore LLC                        Delaware                 11/10/1998           10/01/2003
Trigen-Cinergy Solutions of College Park, LLC                    Delaware                 02/18/1999           10/01/2003

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

In December 2002, the Indiana Utility Regulatory Commission (IURC) approved1 PSI’s2 purchases of the Butler County, Ohio, gas-fired peaking plant and the Henry County, Indiana, gas-fired peaking plant from two indirect wholly-owned subsidiaries of Cinergy Capital and Trading, Inc. In February 2003, the FERC issued an order under Section 203 of the Federal Power Act authorizing PSI’s acquisitions of the plants, which occurred on February 5, 2003 for $306 million for Butler County and $70 million for Henry County, their approximate book values. Subsequently in April 2003 the FERC issued a tolling order allowing additional time to consider a request for rehearing filed in response to the February 2003 order. At this time, the rehearing request is still pending before the FERC, and PSI cannot predict the outcome of this matter.

[1]	Refer to Item 10-B-37 for the IURC’s approval.
[2]	PSI is a wholly owned vertically integrated and regulated electric utility that provides service in north central, central, and southern Indiana.

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE, OR ASSUMPTION OF SYSTEM SECURITIES

                                                                           Principal Amount
                                                        Name of            or Stated Value
                                                    Company Issuing,       ---------------
                       Name of Issuer              Selling, Pledging,              Pledged,                                     Commission
                             and                    Guaranteeing, or    Issued    Guaranteed,   Date of                        Authorization
                       Title of Issue             Assuming Securities  and Sold   or Assumed  Transaction   Proceeds           or Exemption
                       --------------             -------------------  --------   ----------  -----------   --------           ------------
                                                                             (in thousands)                (in thousands)
PSI

Series 2003, Indiana Development Finance Authority(4)    PSI           $ 35,000       (1)        3/7/03     $ 34,200    Rule 52 (See certificate of notification
  Environmental Refunding Revenue Bonds,                                                                                on form U-6B-2 filed on March 26, 2003.)
  due April 1, 2022.

                                                                                                                        Rule 52 (See certificate of notification
5.00% Debentures due September 15, 2013.                 PSI           $400,000        -        9/23/03      394,368    on form U-6B-2 filed on September 23, 2003.)

Series 2003A, Indiana Development Finance Authority(4)   PSI           $ 40,250        -       12/12/03     $ 40,050    Rule 52 (See certificate of notification
  Environmental Revenue Bonds, due December 1, 2038                                                                     on form U-6B-2 filed on December 22, 2003

Series 2003B, Indiana Development Finance Authority(4)   PSI           $ 40,250        -       12/12/03     $ 40,050    Rule 52 (See certificate of notification
  Environmental Revenue Bonds, due December 1, 2038                                                                     on form U-6B-2 filed on December 22, 2003

                                                                                                                        Rule 52 (See certificate of notification
2003 6.302% Subordinated Note due April 15, 2004         PSI           $200,000        -         2/5/03     $200,000    on form U-6B-2 filed on February 12, 2004.)

                                                                                                                        Rule 52 (See certificate of notification
2003 6.403% Subordinated Note due September 1, 2004      PSI           $175,969        -         2/5/03     $175,969    on form U-6B-2 filed on February 12, 2004.)

CG&E

                                                                                                                        Rule 52 (See certificate of notification
2003 Series A 5.40% Debentures due June 15, 2033.        CG&E          $200,000        -        6/16/03     $197,410(2) on form U-6B-2 filed on June 27, 2003.)

                                                                                                                        Rule 52 (See certificate of notification
2003 Series B 5-3/8% Debentures due June 15, 2033        CG&E          $200,000        -        6/16/03      197,410    on form U-6B-2 filed on June 27, 2003.)

1995 Series A, Ohio Air Quality Development Authority    CG&E          $ 42,000        -         8/1/03        (3)      Rule 52
State of Ohio Air Quality Development Revenue Refunding
Bonds, due September 1, 2030

1995 Series B, Ohio Air Quality Development Authority    CG&E          $ 42,000        -         8/1/03        (3)      Rule 52
State of Ohio Air Quality Development Revenue Refunding
Bonds, due September 1, 2030

2001 Series A, Ohio Air Quality Development Authority    CG&E          $ 12,100        -         8/1/03        (3)      Rule 52
State of Ohio Air Quality Development Revenue Bonds,
due August 1, 2033
(1)	PSI has entered into an insurance agreement with the bond issuer and has pledged first mortgage bonds of $35 million to secure its reimbursement obligations.

(2)	This debt issuance is the result of the modification of CG&E’s existing $100 million 6.35% Debenture due June 15, 2038. CG&E exchanged $138 million principle amount of the Series A Debentures for $100,000,000 aggregate principal amount of its outstanding 6.35% Reset Put Securities due June 15, 2038 and certain related agreements. The remaining proceeds were received in cash.

(3)	These debt issuance were the result of the remarketing of the Ohio Air Quality Development Revenue Bonds. CG&E’s debt was not redeemed and reissued.

(4)	These were issued by the Indiana Development Finance Authority, a state agency, on behalf of PSI. PSI borrowed the proceeds of the issuance through a note.

ITEM 4. ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES

                                                               Name of Company
                                                                  Acquiring,     Number of   Principal                  Extinguished (E) or   Commission
                                                                Redeeming, or      Shares      Amount                    Held for Further    Authorization
                Name of Issuer and Title of Issue            Retiring Securities  Redeemed    Retired   Consideration     Disposition (D)    or Exemption
                ---------------------------------            -------------------  --------    -------   -------------     ---------------    ------------
                                                                                                  (in thousands)

PSI

Secured Medium-term Notes
     8.37% MTN Series A due November 8, 2006                        PSI               -       $  2,000         -                  E              Rule 42

     8.81% MTN Series A due May 16, 2022                            PSI               -          5,000         -                  E              Rule 42

     8.80% MTN Series A due May 18, 2022                            PSI               -          3,000         -                  E              Rule 42

     8.67% MTN Series A due June 1, 2022                            PSI               -         16,800         -                  E              Rule 42

     5.93% MTN Series B due September 2003                          PSI               -         56,000         -                  E              Rule 42

Other Long-term Debt
     6.00% Rural Utilities Service Obligation                       PSI               -          1,037         -                  E              Rule 42

     6.302% Subordinated Note due April 15, 2004                    PSI               -        200,000         -                  E              Rule 42

     6.403% Suboridinated Note due September 1, 2004                PSI               -        175,969         -                  E              Rule 42

     1997 Series City of Princeton, Indiana Pollution Control
     Revenue Refunding Bonds due April 1, 2022                      PSI               -         35,000         -                  E              Rule 42

Cumulative Preferred Stock, 3.50% Series ($100 Par Value)           PSI              100            10         -                  D              Rule 42

CG&E

First Mortgage Bonds:
     7.20% Series due October 1, 2023                               CG&E              -       $265,500         -                  E              Rule 42

Junior Subordinated Debentures:
     8.28% due June 30, 2025                                        CG&E              -        100,000         -                  E              Rule 42

ULH&P

     6.11% Senior Debentures due December 8, 2003                  ULH&P              -       $ 20,000         -                  E              Rule 42

Ridge Crest

Senior Term loan at a fixed interest rate of
     6.97%, maturing on March 15, 2019                          Ridge Crest           -       $ 13,750         -                 (1)               N/A

Junior Term loan at a fixed interest rate of
     6.35%, maturing on March 15, 2012                          Ridge Crest           -          7,100         -                 (1)               N/A
(1)	Ridge Crest was sold on June 5, 2003 to an unaffiliated third party. This debt was transferred with the sale.

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

1.     Securities of investments operating in the retail service area:

                          Aggregate Amount of
                   Investments in Persons (Entities)   Number of
     Name of              Operating in Retail           Persons
     Company           Service Area of Owner(1)       (Entities)                           Description of Persons (Entities)
     -------           ------------------------       ----------                           ---------------------------------
                           (in thousands)
                                                                   Limited partnership, which owns, rehabilitates, and maintains apartment
    CG&E                     $    60                       1       buildings for low-income housing.

                                                                   Limited partnership, which invests in small and minority- or female-owned
    CG&E                         103                       1       businessess.

    CG&E                          15                       1       Community improvement fund.

    ULH&P                          3                       1       Economic development.

    PSI                          525                       1       Limited partnership, which invests in start-up companies.

    Ventures                   6,265                       1       Limited partnership, which invests in significant local development projects.
(1)	The aggregate amount of investments reported relate specifically to those persons (entities) whose operations, to our knowledge, are conducted solely within the retail service area of Cinergy’s operating companies.

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES (Continued)

2.     Securities not included in Item 5, No. 1:

          Name of                          Name of                   Description      Number of        % of               Nature of              Owner´s
          Company                           Issuer                   of Security       Shares      Voting Power            Business            Book Value
          -------                           ------                   -----------       ------      ------------            --------            ----------
                                                                                                                                             (in thousands)

CG&E                          Ohio Valley Electric Corporation    Common Stock            9,000        9%          Public utility company       $   900

                                                                  Limited                                          Shopping mall in
PSI                           Circle Center Mall                  Partnership               N/A        N/A         Indianapolis, Indiana          1,792

                                                                                                                   Invests in minority- or
PSI                           Lynx Capital Corp.                  Preferred Stock            25        4.90%       female-owned businesses          127

                                                                                                                   General venture capital
Ventures                      Blue Chip Capital Fund III          Limited Partner           N/A        N/A         fund                          12,795

                                                                                                                   Invests in
                                                                                                                   energy-related
Ventures                      Nth Power Technology Fund I         Limited Partner           N/A        N/A         technology companies           2,523

                                                                                                                   Invests in
                                                                                                                   energy-related
Ventures                      Nth Power Technology Fund II, L.P.  Limited Partner           N/A        N/A         technology companies           7,279

                                                                  Convertible
Ventures                      SmartSynch                          Preferred Stock     4,807,693        0.0%        Real-time smart metering       3,600

                                                                  Convertible                                      Zinc-air fuel cell
Cinergy Ventures II, LLC      Metallic Power, Inc.                Preferred Stock     7,100,578        0.0%        manufacturer                   2,750

Cinergy Telecommunications                                                                                         Internet-based
Holding Company, Inc.         Pantellos                           Preferred Stock       583,422        4.48%       technology company             5,843

ITEM 6. OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2003

PART I

                                                                                  POSTION HELD AT
NAME (ADDRESS)                                                                   DECEMBER 31, 2003

Cinergy

James E. Rogers (a)                                                          D, CB, P, Ceo
Michael G. Browning (d)                                                      D
Phillip R. Cox (e)                                                           D
George C. Juilfs (h)                                                         D
Thomas E. Petry (j)                                                          D
Mary L. Schapiro (u)                                                         D
John J. Schiff, Jr. (k)                                                      D
Philip R. Sharp (l)                                                          D
Dudley S. Taft (n)                                                           D
Michael J. Cyrus (a)                                                         EVP
R. Foster Duncan (a)                                                         EVP, CFO
William J. Grealis (a)                                                       EVP
Marc E. Manly (a)                                                            EVP, CLO, AS
Frederick J. Newton III (a)                                                  EVP, CAO
James L. Turner (a)                                                          EVP
Theodore R. Murphy II (a)                                                    SVP, CRO
John Bryant (x)                                                              VP
J. Joseph Hale, Jr. (a)                                                      VP
M. Stephen Harkness (a)                                                      VP
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Timothy J. Verhagen (a)                                                      VP
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Ronald J. Brothers (b)                                                       AS
Brian P. Davey (b)                                                           AC
Richard G. Beach (a)                                                         AS
Bennett L. Gaines (a)                                                        CTO, VP
Lynn J. Good (a)                                                             VP, C
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Services

James E. Rogers (a)                                                          D, CB, P, CEO
Michael J. Cyrus (a)                                                         D, EVP
R. Foster Duncan (a)                                                         D, EVP, CFO
William J. Grealis (a)                                                       D, EVP
James L. Turner (a)                                                          D, EVP
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Ronald R. Reising (a)                                                        VP
Todd W. Arnold (a)                                                           VP
Russell K. Campbell (a)                                                      VP
Douglas F. Esamann (d)                                                       VP
Bennett L. Gaines (a)                                                        CTO VP
Gregory C. Ficke (a)                                                         VP
Lynn J. Good (a)                                                             VP, C
Caryn J. Griffith (a)                                                        VP
J. Joseph Hale, Jr. (a)                                                      VP
M. Stephen Harkness (a)                                                      VP
Ronald R. Jackups (a)                                                        VP
Gary L. Lavey (a)                                                            VP
J. Thomas Mason (a)                                                          VP
Leigh J. Pefley (a)                                                          VP
John C. Procario (a)                                                         VP
Barry E. Pulskamp (a)                                                        VP
Leonard C. Randolph, Jr. (a)                                                 VP
Bernard F. Roberts (a)                                                       VP
John J. Roebel (a)                                                           VP
Sherrie N. Rutherford (a)                                                    VP
Steven E. Schrader (a)                                                       VP
James L. Stanley (a)                                                         VP
John P. Steffen (a)                                                          VP
William F. Tyndall (a)                                                       VP
Timothy J. Verhagen (a)                                                      VP
Patricia K. Walker (a)                                                       VP
P. Craig Weida (a)                                                           VP
James H. Willis (a)                                                          VP
David L. Wozny (a)                                                           VP
Wendy L. Aumiller (a)                                                        T
Ronald J. Brothers (b)                                                       AS
Richard G. Beach (a)                                                         AS
Brian P. Davey (b)                                                           AC
Julie S. Janson (a)                                                          S
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

CC Funding Trust I

CC Funding Trust I is a business trust formed under the Delaware Business Trust Act effective
November 27, 2001, which has no officers or directors.

CC Funding Trust II

CC Funding Trust II is a business trust formed under the Delaware Business Trust Act effective
January 9, 2003, which has no officers or directors.

Cinergy Receivables Company LLC

Lynn J. Good (a)                                                             VP, C
Bernard F. Roberts (a)                                                       VP
James E. Rogers (a)                                                          M
Brian P. Davey (b)                                                           AC
Mary S. Stawikey (aaaa)                                                      IM
Lee T. Howe (a)                                                              AC
Carrie L. Tillman (aaaa)                                                     IM
Brett A. Ritchie (b)                                                         AC
Christopher J. Vogt (a)                                                      T
Bradley C. Arnett (a)                                                        P
Candace Erisen (a)                                                           S
Kimberely K. Sipes (a)                                                       AT

CG&E

James E. Rogers (a)                                                          D, CB, CEO
R. Foster Duncan (a)                                                         D, EVP, CFO
James L. Turner (a)                                                          D, EVP
Gregory C. Ficke (a)                                                         P
Wendy L. Aumiller (a)                                                        T
Michael J. Cyrus (a)                                                         EVP
William J. Grealis (a)                                                       EVP
Marc E. Manly (a)                                                            EVP, CLO
Frederick J. Newton III (a)                                                  EVP, CAO
Theodore R. Murphy II (a)                                                    SVP, CRO
Bennett L. Gaines (a)                                                        VP, CTO
J. Joseph Hale, Jr. (a)                                                      VP
Lynn J. Good (a)                                                             VP, C
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy Power Investments, Inc.

James E. Rogers (a)                                                          D
Michael J. Cyrus (a)                                                         D, P
R. Foster Duncan (a)                                                         D, EVP
M. Stephen Harkness (a)                                                      VP, COO
David L. Wozny (a)                                                           CFO
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Ronald R. Reising (a)                                                        VP
Bennett L. Gaines (a)                                                        VP, CTO
Rodney W. Husk (a)                                                           VP
Lynn J. Good (a)                                                             VP, C
Barry E. Pulskamp (a)                                                        VP
John J. Roebel (a)                                                           VP
Bruce A. Sukaly (v)                                                          VP
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Brian P. Davey (b)                                                           AC
Richard G. Beach (a)                                                         AS
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

CPI Allowance Management, LLC

James E. Rogers (a)                                                          BM
Michael J. Cyrus (a)                                                         BM, P
R. Foster Duncan (a)                                                         BM, EVP
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Ronald R. Reising (a)                                                        VP
Bennett L. Gaines (a)                                                        VP, CTO
M. Stephen Harkness (a)                                                      VP, COO
Lynn J. Good (a)                                                             VP, C
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
David L. Wozny (a)                                                           CFO
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Brian P. Davey (b)                                                           AC
Julie S. Janson (a)                                                          S
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

CPI Investments, LLC

James E. Rogers (a)                                                          BM
R. Foster Duncan (a)                                                         BM
Andrew Panaccione (aaaa)                                                     BM
Lynn J. Good (a)                                                             VP, C
Michael G. Morgan (aaaa)                                                     P
Bernard F. Roberts (a)                                                       VP
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

ULH&P

James E. Rogers (a)                                                          D, CB, CEO
R. Foster Duncan (a)                                                         D, EVP, CFO
James L. Turner (a)                                                          D, EVP
Gregory C. Ficke (a)                                                         P
Wendy L. Aumiller (a)                                                        T
Michael J. Cyrus (a)                                                         EVP
William J. Grealis (a)                                                       EVP
Marc E. Manly (a)                                                            EVP, CLO
Frederick J. Newton III (a)                                                  EVP, CAO
Theodore R. Murphy II (a)                                                    SVP, CRO
Bennett L. Gaines (a)                                                        VP, CTO
J. Joseph Hale, Jr. (a)                                                      VP
Lynn J. Good (a)                                                             VP, C
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Brian P. Davey (b)                                                           AC
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Tri-State Improvement Company

James E. Rogers (a)                                                          D
R. Foster Duncan (a)                                                         D, EVP, CFO
James L. Turner (a)                                                          D
Gregory C. Ficke (a)                                                         P
Marc E. Manly (a)                                                            EVP, CLO
Frederick J. Newton III (a)                                                  EVP, CAO
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Lynn J. Good (a)                                                             VP, C
Theodore R. Murphy II (a)                                                    SVP, CRO
Bennett L. Gaines (a)                                                        VP, CTO
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Brian P. Davey (b)                                                           AC
Richard G. Beach (a)                                                         AS
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Lawrenceburg

James E. Rogers (a)                                                          D, CB, CEO
Vincent E. Andres (a)                                                        D
Bernard L. Huff (a)                                                          D
Gregory C. Ficke (a)                                                         P
Wendy L. Aumiller (a)                                                        T
Bennett L. Gaines (a)                                                        VP, CTO
J. Joseph Hale, Jr. (a)                                                      VP
Lynn J. Good (a)                                                             VP, C
Michael J. Cyrus (a)                                                         EVP
R. Foster Duncan (a)                                                         EVP, CFO
Marc E. Manly (a)                                                            EVP, CLO
William J. Grealis (a)                                                       EVP
Frederick J. Newton III (a)                                                  EVP, CAO
Theodore R. Murphy II (a)                                                    SVP, CRO
Bernard F. Roberts (a)                                                       VP
Ronald R. Reising (a)                                                        VP
James L. Turner (a)                                                          EVP
Ronald J. Brothers (b)                                                       AS
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Miami Power Corporation

James E. Rogers (a)                                                          D, CB, CEO
Vincent E. Andres (a)                                                        D
Bernard L. Huff (a)                                                          D
Gregory C. Ficke (a)                                                         P
Wendy L. Aumiller (a)                                                        T
Bennett L. Gaines (a)                                                        VP, CTO
J. Joseph Hale, Jr. (a)                                                      VP
Lynn J. Good (a)                                                             VP, C
Michael J. Cyrus (a)                                                         EVP
R. Foster Duncan (a)                                                         EVP, CFO
Marc E. Manly (a)                                                            EVP, CLO
William J. Grealis (a)                                                       EVP
Frederick J. Newton III (a)                                                  EVP, CAO
Theodore R. Murphy II (a)                                                    SVP, CRO
Bernard F. Roberts (a)                                                       VP
Ronald R. Reising (a)                                                        VP
James L. Turner (a)                                                          EVP
Ronald J. Brothers (b)                                                       AS
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

KO Transmission

James E. Rogers (a)                                                          D, CB, CEO
R. Foster Duncan (a)                                                         D, EVP, CFO
James L. Turner (a)                                                          D, EVP
Gregory C. Ficke (a)                                                         P
Michael J. Cyrus (a)                                                         EVP
William J. Grealis (a)                                                       EVP
Marc E. Manly (a)                                                            EVP, CLO
Frederick J. Newton III (a)                                                  EVP, CAO
Bennett L. Gaines (a)                                                        VP, CTO
J. Joseph Hale, Jr. (a)                                                      VP
Lynn J. Good (a)                                                             VP, C
Theodore R. Murphy II (a)                                                    SVP, CRO
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

PSI

James E. Rogers (a)                                                          D, CB, CEO
Michael G. Browning (d)                                                      D
Michael J. Cyrus (a)                                                         EVP
Douglas F. Esamann (d)                                                       D, P
R. Foster Duncan (a)                                                         EVP, CFO
William J. Grealis (a)                                                       EVP
Marc E. Manly (a)                                                            EVP, CLO, AS
Frederick J. Newton, III (a)                                                 EVP, CAO
Theodore R. Murphy II (a)                                                    SVP, CRO
J. Joseph Hale, Jr. (a)                                                      VP
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
James L. Turner (a)                                                          EVP
Julie S. Janson (a)                                                          S
Wendy L. Aumiller (a)                                                        T
Lee T. Howe (a)                                                              AC
Ronald J. Brothers (b)                                                       AS
John B. Scheidler (b)                                                        AS
Bennett L. Gaines (a)                                                        VP, CTO
Lynn J. Good (a)                                                             VP, C
Brett A. Ritchie (b)                                                         AC
Alexander J. Torok (a)                                                       VP
Richard G. Beach (a)                                                         AS
Brian P. Davey (b)                                                           AC

South Construction Company, Inc.

James E. Rogers (a)                                                          D
R. Foster Duncan (a)                                                         D, EVP, CFO
Douglas F. Esamann (d)                                                       D, P
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Ronald R. Reising (a)                                                        VP
Bennett L. Gaines (a)                                                        VP, CTO
Wendy L. Aumiller (a)                                                        T
Lynn J. Good (a)                                                             VP C
Bernard F. Roberts (a)                                                       VP
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
John B. Scheidler (b)                                                        AS
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Investments

James E. Rogers (a)                                                          D, CB, P, CEO
Michael J. Cyrus (a)                                                         D, EVP
R. Foster Duncan (a)                                                         D, EVP, CFO
William J. Grealis (a)                                                       D
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Bennett L. Gaines (a)                                                        VP, CTO
Ronald R. Reising (a)                                                        VP
Lynn J. Good (a)                                                             VP, C
Bernard F. Roberts (a)                                                       VP
Brian P. Davey (b)                                                           AC
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy-Cadence, Inc.

James E. Rogers (a)                                                          D
R. Foster Duncan (a)                                                         D, p
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Ronald R. Reising (a)                                                        VP
William J. Grealis (a)                                                       D
Bernard F. Roberts (a)                                                       VP
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Bennett L. Gaines (a)                                                        VP, CTO
Lynn J. Good (a)                                                             VP, C
Brett A. Ritchie (b)                                                         AC
Alexander J. Torok (a)                                                       VP

Cadence Network

Brian Stallman (a)                                                           D
Janice B. Case (sss)                                                         D
Jeff Lieberman (rrr)                                                         D
Glenn Osmond (ttt)                                                           D
Doug Jaeger (uuu)                                                            D
Madeleine W. Ludlow (e)                                                      D, P, COO
Jeffrey Hart (e)                                                             CIO
Peter M. McKnight (e)                                                        VP, C

Capital & Trading

James E. Rogers (a)                                                          D, CB, CEO
Michael J. Cyrus (a)                                                         D, P
R. Foster Duncan (a)                                                         D, EVP
M. Stephen Harkness (a)                                                      VP, COO
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Ronald R. Reising (a)                                                        VP
Lynn J. Good (a)                                                             VP, C
Rodney W. Husk (a)                                                           VP
Barry E. Pulskamp (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
John J. Roebel (a)                                                           VP
Bruce A. Sukaly (v)                                                          VP
Douglas C. Taylor (a)                                                        VP
Alexander J. Torok (a)                                                       VP
Brett A. Ritchie (b)                                                         AC
Wendy L. Aumiller (a)                                                        T
David L. Wozny (a)                                                           CFO
Lee T. Howe (a)                                                              AC
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Richard G. Beach (a)                                                         AS
Bennett L. Gaines (a)                                                        VP, CTO

Brownsville Power I, LLC

Michael J. Cyrus (a)                                                         P
R. Foster Duncan (a)                                                         EVP
M. Stephen Harkness (a)                                                      COO, VP
Lynn J. Good (a)                                                             VP, C
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
David L. Wozny (a)                                                           CFO
Julie S. Janson (a)                                                          S
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC
Brian P. Davey (b)                                                           AC

Caledonia Power I, LLC

Michael J. Cyrus (a)                                                         P
R. Foster Duncan (a)                                                         EVP
M. Stephen Harkness (a)                                                      COO, VP
Lynn J. Good (a)                                                             VP, C
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
David L. Wozny (a)                                                           CFO
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

CinCap IV, LLC

Michael J. Cyrus (a)                                                         P
M. Stephen Harkness (a)                                                      VP, COO
R. Foster Duncan (a)                                                         EVP
Bernard F. Roberts (a)                                                       VP
Lynn J. Good (a)                                                             VP, C
Rodney W. Husk (a)                                                           VP
Barry E. Pulskamp (a)                                                        VP
Ronald R. Reising (a)                                                        VP
John J. Roebel (a)                                                           VP
Bruce A. Sukaly (v)                                                          VP
Alexander J. Torok (a)                                                       VP
David L. Wozny (a)                                                           CFO
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

CinCap V, LLC

Michael J. Cyrus (a)                                                         P
M. Stephen Harkness (a)                                                      VP, COO
R. Foster Duncan (a)                                                         EVP
Bernard F. Roberts (a)                                                       VP
Lynn J. Good (a)                                                             VP, C
Rodney W. Husk (a)                                                           VP
Barry E. Pulskamp (a)                                                        VP
Ronald R. Reising (a)                                                        VP
John J. Roebel (a)                                                           VP
Bruce A. Sukaly (v)                                                          VP
Alexander J. Torok (a)                                                       VP
David L. Wozny (a)                                                           CFO
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

CinPower I, LLC

Michael J. Cyrus (a)                                                         P
M. Stephen Harkness (a)                                                      VP, COO
R. Foster Duncan (a)                                                         EVP
Bernard F. Roberts (a)                                                       VP
Lynn J. Good (a)                                                             VP, C
David L. Wozny (a)                                                           CFO
Rodney W. Husk (a)                                                           VP
Ronald R. Reising (a)                                                        VP
Barry E. Pulskamp (a)                                                        VP
John J. Roebel (a)                                                           VP
Bruce A. Sukaly (v)                                                          VP
Alexander J. Torok (a)                                                       VP
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy Canada, Inc.

Michael J. Cyrus (a)                                                         D, P
Clifford D. Johnson (iii)                                                    D
Brian F. Bierbach (v)                                                        VP
Randall F. Bevis (v)                                                         VP, GC, AS
John S. Daly (v)                                                             VP
R. Foster Duncan (a)                                                         EVP
Lynn J. Good (a)                                                             VP, C
Ronald R. Reising (a)                                                        VP
Larry Sanderson (v)                                                          VP
Thomas K. Strickland (v)                                                     VP
Bruce A. Sukaly (v)                                                          SVP
Alexander J. Torok (a)                                                       VP
M. Stephen Harkness (a)                                                      VP, COO
Bernard F. Roberts (a)                                                       VP
David L. Wozny (a)                                                           CFO
Richard G. Beach (a)                                                         AS
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy Climate Change Investments, LLC

James E. Rogers (a)                                                          BM
R. Foster Duncan (a)                                                         BM, CFO, EVP
Michael J. Cyrus (a)                                                         BM, P
Lynn J. Good (a)                                                             C
William J. Grealis (a)                                                       EVP
Ronald R. Reising (a)                                                        VP
William F. Tyndall (a)                                                       VP
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC

Cinergy Limited Holdings, LLC

Michael J. Cyrus (a)                                                         P
R. Foster Duncan (a)                                                         EVP
Alexander J. Torok (a)                                                       VP
Bruce A. Sukaly (v)                                                          SVP
John S. Daly (v)                                                             VP
Lynn J. Good (a)                                                             VP, C
M. Stephen Harkness (a)                                                      VP, COO
David L. Wozny (a)                                                           CFO
Randall F. Bevis (v)                                                         VP, GC, AS
Bernard F. Roberts (a)                                                       VP
Ronald R. Reising (a)                                                        VP
Brian F. Bierbach (v)                                                        VP
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Marketing & Trading

Michael J. Cyrus (a)                                                         P
R. Foster Duncan (a)                                                         EVP
Alexander J. Torok (a)                                                       VP
Bruce A. Sukaly (v)                                                          SVP
Larry Sanderson (a)                                                          VP
John S. Daly (v)                                                             VP
Brian F. Bierbach (v)                                                        VP
Lynn J. Good (a)                                                             VP, C
M. Stephen Harkness (a)                                                      VP, COO
Randall F. Bevis (v)                                                         VP, GC, AS
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Lee T. Howe (a)                                                              AC
David L. Wozny (a)                                                           CFO
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Thomas K. Strickland (v)                                                     VP
Brian P. Davey (b)                                                           AC
Richard G. Beach (a)                                                         AS
Brett A. Ritchie (b)                                                         AC

Ohio River Valley Propane, LLC

Michael J. Cyrus (a)                                                         P
R. Foster Duncan (a)                                                         EVP, CFO
Alexander J. Torok (a)                                                       VP
Randall F. Bevis (v)                                                         VP, GC, AS
Brian F. Bierbach (v)                                                        VP
John S. Daly (v)                                                             VP
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Bruce A. Sukaly (v)                                                          SVP
Richard G. Beach (a)                                                         AS
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Thomas K. Strickland (v)                                                     VP
Lynn J. Good (a)                                                             VP, C
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC
Brian P. Davey (b)                                                           AC

Cinergy General Holdings, LLC

Michael J. Cyrus (a)                                                         P
R. Foster Duncan (a)                                                         EVP
Alexander J. Torok (a)                                                       VP
Bruce A. Sukaly (v)                                                          SVP
John S. Daly (v)                                                             VP
Brian F. Bierbach (v)                                                        VP
M. Stephen Harkness (a)                                                      VP, COO
Ronald R. Reising (a)                                                        VP
Randall F. Bevis (v)                                                         VP, GC, AS
Bernard F. Roberts (a)                                                       VP
David L. Wozny (a)                                                           CFO
Richard G. Beach (a)                                                         AS
Lynn J. Good (a)                                                             VP, C
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy Retail Power Limited, Inc.

James E. Rogers (a)                                                          D
Michael J. Cyrus (a)                                                         D, P
R. Foster Duncan (a)                                                         D, EVP
Lynn J. Good (a)                                                             VP, C
Alexander J. Torok (a)                                                       VP
Bruce A. Sukaly (v)                                                          VP
M. Stephen Harkness (a)                                                      VP, COO
Gregory C. Wolf (a)                                                          VP
David L. Wozny (a)                                                           CFO
Bernard F. Roberts (a)                                                       VP
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy Retail Power, L.P.

Cinergy Retail Power, L.P. management is controlled by Cinergy Retail Power General, Inc.  Refer to
Cinergy Retail Power General, Inc. for a list of officers and directors.

Cinergy Retail Power General, Inc.

James E. Rogers (a)                                                          D
Michael J. Cyrus (a)                                                         D, P
R. Foster Duncan (a)                                                         D, EVP
Lynn J. Good (a)                                                             VP, C
Alexander J. Torok (a)                                                       VP
Bruce A. Sukaly (v)                                                          VP
M. Stephen Harkness (a)                                                      VP, COO
Gregory C. Wolf (a)                                                          VP
David L. Wozny (a)                                                           CFO
Bernard F. Roberts (a)                                                       VP
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy Retail Sales, LLC

Michael J. Cyrus (a)                                                         P
R. Foster Duncan (a)                                                         EVP
James Fallon (a)                                                             VP
Jack Farley (a)                                                              VP
Lynn J. Good (a)                                                             VP, C
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Bruce A. Sukaly (v)                                                          VP
Alexander J. Torok (a)                                                       VP
Gregory C. Wolf (a)                                                          VP
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

CinFuel Resources, Inc.

James E. Rogers (a)                                                          D
Michael J. Cyrus (a)                                                         D, P
R. Foster Duncan (a)                                                         D, EVP
Lynn J. Good (a)                                                             VP, C
Alexander J. Torok (a)                                                       VP
Bruce A. Sukaly (v)                                                          VP
M. Stephen Harkness (a)                                                      VP, COO
David L. Wozny (a)                                                           CFO
Bernard F. Roberts (a)                                                       VP
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

LH1, LLC

James E. Rogers (a)                                                          BM
Michael J. Cyrus (a)                                                         BM
R. Foster Duncan (a)                                                         BM
M. Stephen Harkness (a)                                                      CEO
James R. Lance (a)                                                           CFO, C
Julie S. Janson (a)                                                          S
Barry E. Pulskamp (a)                                                        COO

Oak Mountain Products, LLC

James E. Rogers (a)                                                          BM
Michael J. Cyrus (a)                                                         BM
R. Foster Duncan (a)                                                         BM
M. Stephen Harkness (a)                                                      CEO
James R. Lance (a)                                                           CFO, C
Barry E. Pulskamp (a)                                                        COO
Julie S. Janson (a)                                                          S

Cinergy Transportation, LLC

Michael J. Cyrus (a)                                                         P
Randall F. Bevis (v)                                                         VP
M. Stephen Harkness (a)                                                      VP, COO
R. Foster Duncan (a)                                                         EVP
Alexander J. Torok (a)                                                       VP
Rodney W. Husk (a)                                                           VP
John S. Daly (v)                                                             VP
Barry E. Pulskamp (a)                                                        VP
Lynn J. Good (a)                                                             VP, C
John J. Roebel (a)                                                           VP
Ronald R. Reising (a)                                                        VP
Bruce A. Sukaly (v)                                                          VP
Bernard F. Roberts (a)                                                       VP
David L. Wozny (a)                                                           CFO
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

SYNCAP II, LLC

Michael J. Cyrus (a)                                                         P
R. Foster Duncan (a)                                                         EVP
Lynn J. Good (a)                                                             VP, C
J. Thomas Mason (a)                                                          VP
Rodney W. Husk (a)                                                           VP
Daniel L. Rimstidt (a)                                                       VP
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Brian P. Davey (b)                                                           AC
Wendy L. Aumiller (a)                                                        T
Alexander J. Torok (a)                                                       VP
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy Telecommunications Holding Company, Inc.

James E. Rogers (a)                                                          D
R. Foster Duncan (a)                                                         D, P
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Ronald R. Reising (a)                                                        VP
Lynn J. Good (a)                                                             VP, C
Michael J. Cyrus (a)                                                         D
Bennett L. Gaines (a)                                                        VP, CTO
Bernard F. Roberts (a)                                                       VP
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC
Alexander J. Torok (a)                                                       VP
Brian P. Davey (b)                                                           AC

Q-Comm Corporation

Albert E. Cinelli (ppp)                                                      CB
John P. Cinelli (qqq)                                                        D, P
John C. Greenbank (qqq)                                                      D, EVP
Cole W. Hawks (ppp)                                                          S, GC
Steve Y. Duncan (b)                                                          D
Don Bogard (b)                                                               D
Lohn H. Weber (ppp)                                                          VP, CFO, T

Lattice Communications, LLC

David Brown (llll)                                                           BM
Benji Diesbach (vvv)                                                         BM
R. Dean Meiszer (vvv)                                                        BM, CEO
Stephen E. Kaufmann (vvv)                                                    CFO, AS
Mark C. Bissinger (www)                                                      S

LB Tower Company, LLC

R. Dean Meiszer (vvv)                                                        P, CEO
Stephen E. Kaufmann (vvv)                                                    CFO, AS

Cinergy Engineering, Inc.

Russell K. Campbell (a)                                                      D
James E. Rogers (a)                                                          D
John C. Procario (a)                                                         D
Alexander J. Torok (a)                                                       VP
Barry E. Pulskamp (a)                                                        D
Marc E. Manly (a)                                                            EVP, CLO
John J. Roebel (a)                                                           D
Theodore R. Murphy II (a)                                                    SVP, CRO
Michael J. Cyrus (a)                                                         P
Frederick J. Newton III (a)                                                  EVP, CAO
R. Foster Duncan (a)                                                         EVP, CFO
Lynn J. Good (a)                                                             VP, C
Ronald R. Reising (a)                                                        VP
Bennett L. Gaines (a)                                                        CTO, VP
Bernard F. Roberts (a)                                                       VP
Brian P. Davey (b)                                                           AC
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy-Centrus, Inc.

James E. Rogers (a)                                                          D
R. Foster Duncan (a)                                                         D, P
William J. Grealis (a)                                                       D
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Bennett L. Gaines (a)                                                        VP, CTO
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Lynn J. Good (a)                                                             VP, C
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC
Brian P. Davey (b)                                                           AC

Cinergy-Centrus Communications, Inc.

James E. Rogers (a)                                                          D
R. Foster Duncan (a)                                                         D, P
William J. Grealis (a)                                                       D
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Bennet L. Gaines (a)                                                         VP, CTO
Ronald R. Reising (a)                                                        VP
Lynn J. Good (a)                                                             VP, C
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Richard G. Beach (a)                                                         AS
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC
Julie S. Janson (a)                                                          S
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Solutions Holding

James E. Rogers (a)                                                          D
Michael J. Cyrus (a)                                                         D, P
R. Foster Duncan (a)                                                         D, EVP
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Bennett L. Gaines (a)                                                        VP, CTO
Ronald R. Reising (a)                                                        VP
Lynn J. Good (a)                                                             VP, C
M. Stephen Harkness (a)                                                      VP, COO
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Richard G. Beach (a)                                                         AS
Wendy L. Aumiller (a)                                                        T
David L. Wozny (a)                                                           CFO
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

3036243 Nova Scotia Company

Michael J. Cyrus (a)                                                         D, P
Timothy B. Ferguson (a)                                                      D
Ronald R. Reising (a)                                                        VP
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS

Cinergy Solutions Limited Partnership

Cinergy Solutions Limited Partnership management is controlled by 1388368 Ontario Inc.  Refer to
1388368 Ontario Inc. for a list of officers and directors.

3075959 Nova Scotia Company

Michael J. Cyrus (a)                                                         D
Timothy B. Ferguson (a)                                                      P
Julie S. Janson (a)                                                          S

1388368 Ontario Inc.

David M. Armstrong (a)                                                       D
Michael J. Cyrus (a)                                                         D
Timothy B. Ferguson (a)                                                      CEO, P
Julie S. Janson (a)                                                          S
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS

Vestar, Inc.

James E. Rogers (a)                                                          D
R. Foster Duncan (a)                                                         D, EVP
Michael J. Cyrus (a)                                                         D, CEO
Timothy B. Ferguson (a)                                                      P
Bernard F. Roberts (a)                                                       VP
Lynn J. Good (a)                                                             VP, C
Brian P. Davey (b)                                                           AC
Anna M. Allen (a)                                                            CFO
Ronald R. Reising (a)                                                        VP
Wendy L. Aumiller (a)                                                        T
Alexander J. Torok (a)                                                       VP
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Vestar Limited

David M. Armstrong (a)                                                       D
Michael J. Cyrus (a)                                                         D
Timothy B. Ferguson (a)                                                      P, CEO
R. Foster Duncan (a)                                                         VP
Julie S. Janson (a)                                                          S
Anna M. Allen (a)                                                            CFO
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS

Keen Rose Technology Group Limited

David M. Armstrong (a)                                                       D
Michael J. Cyrus (a)                                                         D
Timothy B. Ferguson (a)                                                      P, CEO
R. Foster Duncan (a)                                                         VP
Julie S. Janson (a)                                                          S
Anna M. Allen (a)                                                            CFO
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS

Optimira Controls, Inc.

Jeffrey Volkers (a)                                                          D, P
David M. Armstrong (a)                                                       D
Michael J. Cyrus (a)                                                         D
Timothy B. Ferguson (a)                                                      CEO
R. Foster Duncan (a)                                                         VP
Julie S. Janson (a)                                                          S
Anna M. Allen (a)                                                            CFO
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS

Cinergy EPCOM

Michael J. Cyrus (a)                                                         P
R. Foster Duncan (a)                                                         EVP
Lynn J. Good (a)                                                             VP, C
M. Stephen Harkness (a)                                                      VP, COO
Bernard F. Roberts (a)                                                       VP
David L. Wozny (a)                                                           CFO
Wendy L. Aumiller (a)                                                        T
Ronald J. Brothers (b)                                                       AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Richard G. Beach (a)                                                         AS
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC
Ronald R. Reising (a)                                                        VP
Alexander J. Torok (a)                                                       VP

Cinergy EPCOM College Park, LLC

Michael J. Cyrus (a)                                                         P
R. Foster Duncan (a)                                                         EVP
Lynn J. Good (a)                                                             VP, C
M. Stephen Harkness (a)                                                      VP, COO
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
David L. Wozny (a)                                                           CFO
Wendy L. Aumiller (a)                                                        T
Ronald J. Brothers (b)                                                       AS
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Solutions

James E. Rogers (a)                                                          D
Michael J. Cyrus (a)                                                         D, CEO
R. Foster Duncan (a)                                                         D, EVP
M. Stephen Harkness (a)                                                      P
Charles M. O'Donnell (a)                                                     VP
Timothy B. Ferguson (a)                                                      VP
Donna L. Robichaud (a)                                                       VP
Lynn J. Good (a)                                                             VP, C
Allan S. Sears (a)                                                           VP
Ronald R. Reising (a)                                                        VP
Jeremiah J. Sullivan (b)                                                     VP
Alexander J. Torok (a)                                                       VP
Bernard F. Roberts (a)                                                       VP
Donald R. Snider (a)                                                         VP, COO
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC
Julie S. Janson (a)                                                          S
Lee T. Howe (a)                                                              AC
Ronald J. Brothers (b)                                                       AS
Richard G. Beach (a)                                                         AS
Brett A. Ritchie (b)                                                         AC

BSPE Holdings, LLC

M. Stephen Harkness (a)                                                      AR
G. Roger Daniel (a)                                                          AR
David A. Powell (jjjj)                                                       AR
Kevin Casey (s)                                                              AR

BSPE Limited, LLC

M. Stephen Harkness (a)                                                      AR
G. Roger Daniel (a)                                                          AR
David A. Powell (jjjj)                                                       AR
Kevin Casey (s)                                                              AR

BSPE, L.P.

M. Stephen Harkness (a)                                                      AR
G. Roger Daniel (a)                                                          AR
David A. Powell (jjjj)                                                       AR
Kevin Casey (s)                                                              AR

BSPE General, LLC

M. Stephen Harkness (a)                                                      AR
G. Roger Daniel (a)                                                          AR
David A. Powell (jjjj)                                                       AR
Kevin Casey (s)                                                              AR

Cinergy Energy Solutions, Inc.

James E. Rogers (a)                                                          D
Michael J. Cyrus (a)                                                         D, CEO
R. Foster Duncan (a)                                                         D, EVP
Donald R. Snider (a)                                                         P, COO
Charles M. O'Donnell (a)                                                     VP
Lynn J. Good (a)                                                             VP, C
Donna L. Robichaud (a)                                                       VP
Ronald R. Reising (a)                                                        VP
Allan S. Sears (a)                                                           VP
Jeremiah J. Sullivan (b)                                                     VP
Alexander J. Torok (a)                                                       VP
Bernard F. Roberts (a)                                                       VP
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Ronald J. Brothers (b)                                                       AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

U.S. Energy Biogas Corp.

Goran Mornhed (hhhh)                                                         D, CB
Henry Schneider (hhhh)                                                       D
Barbara Farr (hhhh)                                                          S
Richard J. Augustine (hhhh)                                                  P
Steve Laliberty (kk)                                                         VP
Thomas J. Noonan (ll)                                                        T
Donald R. Snider (a)                                                         D, VP
Allen J. Rothman (ll)                                                        D

Cinergy GASCO Solutions, LLC

Michael J. Cyrus (a)                                                         CEO
M. Stephen Harkness (a)                                                      P, COO
R. Foster Duncan (a)                                                         EVP
Lynn J. Good (a)                                                             VP, C
Charles M. O'Donnell (a)                                                     VP
Ronald R. Reising (a)                                                        VP
Donna L. Robichaud (a)                                                       VP
Allan S. Sears (a)                                                           VP
Jeremiah J. Sullivan (b)                                                     VP
Alexander J. Torok (a)                                                       VP
Bernard F. Roberts (a)                                                       VP
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Ronald J. Brothers (b)                                                       AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Countryside Landfill Gasco, L.L.C.

Countryside Landfill Gasco, L.L.C. is manager-managed and has no officers or directors.

Morris Gasco, L.L.C.

Morris Gasco, L.L.C. is manager-managed and has no officers or directors.

Brown County Landfill Gas Associates, L.P.

Brown County Landfill Gas Associates, L.P. is general partner managed and has no officers or directors.

Cinergy Solutions of Monaca, LLC

Donald R. Snider (a)                                                         COO, P
R. Foster Duncan (a)                                                         EVP
Timothy B. Ferguson (a)                                                      VP
Lynn J. Good (a)                                                             VP, C
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Donna L. Robichaud (a)                                                       VP
Jeremiah J. Sullivan (b)                                                     VP
Alexander J. Torok (a)                                                       VP
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy Solutions of Narrows, LLC

Donald R. Snider (a)                                                         COO, P
Bernard F. Roberts (a)                                                       VP
Donna L. Robichaud (a)                                                       VP
Timothy B. Ferguson (a)                                                      VP
Scott A. Abramson (t)                                                        VP
Lynn J. Good (a)                                                             VP, C
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC

Cinergy Solutions of Rock Hill, LLC

Donald R. Snider (a)                                                         COO, P
Donna L. Robichaud (a)                                                       VP
Lynn J. Good (a)                                                             VP, C
Jerry W. Anderson (g)                                                        VP
Bernard F. Roberts (a)                                                       VP
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC

Cinergy Solutions of St. Bernard, LLC

Donald R. Snider (a)                                                         COO, P
Robert H. Stewart II (a)                                                     VP
Bernard F. Roberts (a)                                                       VP
Timothy B. Ferguson (a)                                                      VP
Lynn J. Good (a)                                                             VP, C
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC

Cinergy Solutions Operating Services of Lansing, LLC

Donald R. Snider (a)                                                         P, COO
R. Foster Duncan (a)                                                         EVP
Lynn J. Good (a)                                                             VP, C
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Donna L. Robichaud (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Brian P. Davey (b)                                                           AC

Cinergy Solutions Operating Services of Shreveport, LLC

Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Donald R. Snider (a)                                                         P, COO
R. Foster Duncan (a)                                                         EVP, CFO
David A. Ledonne (s)                                                         VP
Lynn J. Good (a)                                                             VP, C
Ronald R. Reising (a)                                                        VP
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy Solutions Operating Services of Oklahoma, LLC

Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Donald R. Snider (a)                                                         P, COO
R. Foster Duncan (a)                                                         EVP, CFO
David A. Ledonne (s)                                                         VP
Lynn J. Good (a)                                                             VP, C
Ronald R. Reising (a)                                                        VP
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy Solutions of Philadelphia, LLC

Michael J. Cyrus (a)                                                         CEO
M. Stephen Harkness (a)                                                      P, COO
R. Foster Duncan (a)                                                         EVP, CFO
Lynn J. Good (a)                                                             VP, C
Bernard F. Roberts (a)                                                       VP
Ronald R. Reising (a)                                                        VP
Jeremiah J. Sullivan (b)                                                     VP
Alexander J. Torok (a)                                                       VP
Raymond J. McCaffrey (o)                                                     VP
Richard G. Beach (a)                                                         AS
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC
Julie S. Janson (a)                                                          S
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy Solutions Partners, LLC

Cinergy Solutions Partners is member-managed and does not have officers.  It is managed by Cinergy
Solutions, Inc.  Refer to Cinergy Solutions, Inc. for a list of officers and directors.

CST Limited, LLC

Michael J. Cyrus (a)                                                         CEO
Donald R. Snider (a)                                                         P, COO
R. Foster Duncan (a)                                                         EVP, CFO
G. Roger Daniel (a)                                                          VP
Timothy B. Ferguson (a)                                                      VP
Bernard F. Roberts (a)                                                       VP
Lynn J. Good (a)                                                             VP, C
David A. Ledonne (s)                                                         VP
Ronald R. Reising (a)                                                        VP
Wendy L. Aumiller (a)                                                        T
Alexander J. Torok (a)                                                       VP
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

CST Green Power, L.P.

CST Green Power, L.P. management is controlled by CST General, LLC.  Refer to CST General, LLC for a
list of officers and directors.

Green Power Holdings, LLC

M. Stephen Harkness (a)                                                      AR
G. Roger Daniel (a)                                                          AR
David A. Ledonne (s)                                                         AR
Kevin Casey (v)                                                              AR
Stephen J. Ridlington (jjjj)                                                 AR
Mervyn S. Wright (jjjj)                                                      AR

Green Power Limited, LLC

M. Stephen Harkness (a)                                                      AR
G. Roger Daniel (a)                                                          AR
David A. Ledonne (s)                                                         AR
Kevin Casey (v)                                                              AR
Stephen J. Ridlington (jjjj)                                                 AR
Mervyn S. Wright (jjjj)                                                      AR

South Houston Green Power, L.P.

M. Stephen Harkness (a)                                                      AR
G. Roger Daniel (a)                                                          AR
David A. Ledonne (s)                                                         AR
Kevin Casey (v)                                                              AR
Stephen J. Ridlington (jjjj)                                                 AR
Mervyn S. Wright (jjjj)                                                      AR

Green Power G.P., LLC

M. Stephen Harkness (a)                                                      AR
G. Roger Daniel (a)                                                          AR
David A. Ledonne (s)                                                         AR
Kevin Casey (v)                                                              AR
Stephen J. Ridlington (jjjj)                                                 AR
Mervyn S. Wright (jjjj)                                                      AR

CST General, LLC

Michael J. Cyrus (a)                                                         CEO
Donald R. Snider (a)                                                         VP, COO
R. Foster Duncan (a)                                                         EVP, CFO
G. Roger Daniel (a)                                                          VP
Timothy B. Ferguson (a)                                                      VP
Bernard F. Roberts (a)                                                       VP
Lynn J. Good (a)                                                             VP, C
David A. Ledonne (s)                                                         VP
Ronald R. Reising (a)                                                        VP
Wendy L. Aumiller (a)                                                        T
Alexander J. Torok (a)                                                       VP
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

CSGP of Southeast Texas, LLC

Michael J. Cyrus (a)                                                         CEO
Donald R. Snider (a)                                                         P, COO
R. Foster Duncan (a)                                                         EVP
M. Stephen Harkness (a)                                                      VP, CFO
Timothy B. Ferguson (a)                                                      VP
David A. Ledonne (s)                                                         VP
Lynn J. Good (a)                                                             VP, C
Bernard F. Roberts (a)                                                       VP
Ronald R. Reising (a)                                                        VP
G. Roger Daniel (a)                                                          VP
Alexander J. Torok (a)                                                       VP
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

CSGP Limited, LLC

Michael J. Cyrus (a)                                                         CEO
R. Foster Duncan (a)                                                         EVP
Lynn J. Good (a)                                                             VP, C
M. Stephen Harkness (a)                                                      CFO
Donald R. Snider (a)                                                         P, COO
G. Roger Daniel (a)                                                          VP
Timothy B. Ferguson (a)                                                      VP
David A. Ledonne (s)                                                         VP
Alexander J. Torok (a)                                                       VP
David L. Wozny (a)                                                           VP
Wendy L. Aumiller (a)                                                        T
Ronald R. Reising (a)                                                        VP
Julie S. Janson (a)                                                          S
Bernard F. Roberts (a)                                                       VP
Richard G. Beach (a)                                                         AS
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

CSGP Services, L.P.

CSGP Services, L.P. management is controlled by CSGP General, LLC.  Refer to CSGP General, LLC for a
list of officers and directors.

CSGP General, LLC

Michael J. Cyrus (a)                                                         CEO
R. Foster Duncan (a)                                                         EVP
Lynn J. Good (a)                                                             VP, C
M. Stephen Harkness (a)                                                      VP
Donald R. Snider (a)                                                         P, COO
G. Roger Daniel (a)                                                          VP
Timothy B. Ferguson (a)                                                      VP
David A. Ledonne (s)                                                         VP
Alexander J. Torok (a)                                                       VP
David L. Wozny (a)                                                           CFO
Wendy L. Aumiller (a)                                                        T
Ronald R. Reising (a)                                                        VP
Julie S. Janson (a)                                                          S
Bernard F. Roberts (a)                                                       VP
Richard G. Beach (a)                                                         AS
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Lansing Grand River Utilities, LLC

M. Stephen Harkness (a)                                                      P, COO
Michael J. Cyrus (a)                                                         CEO
R. Foster Duncan (a)                                                         EVP, CFO
Bernard F. Roberts (a)                                                       VP
Jeremiah J. Sullivan (b)                                                     VP
Lynn J. Good (a)                                                             VP, C
Ronald R. Reising (a)                                                        VP
Alexander J. Torok (a)                                                       VP
Raymond J. McCaffrey (o)                                                     VP
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Oklahoma Arcadian Utilities, LLC

John T. Lucey, Jr. (aaa)                                                     VCM
Charles M. O'Donnell (a)                                                     BM
Dennis A. Faust (aaa)                                                        BM
Donald R. Snider (a)                                                         BM
Craig E. Yendell (aaa)                                                       BM
Wilfrid Petrie (ccc)                                                         BM
Julie S. Janson (a)                                                          S
Wendy L. Aumiller (a)                                                        T
James J. Howard (nn)                                                         VP

Shreveport Red River Utilities, LLC

M. Stephen Harkness (a)                                                      BM
John T. Lucey, Jr. (aaa)                                                     BM, VP
Charles M. O'Donnell (a)                                                     BM, VP
Dennis A. Faust (aaa)                                                        BM
Robert W. Dohoney (aaa)                                                      BM
Donald R. Snider (a)                                                         BM, P
Charles Beacom (qq)                                                          VP
Julie S. Janson (a)                                                          AS
Timothy R. Dunne (w)                                                         AS
Wendy L. Aumiller (a)                                                        T

Cinergy Solutions of Tuscola, Inc.

James E. Rogers (a)                                                          D
Michael J. Cyrus (a)                                                         D, P
R. Foster Duncan (a)                                                         D, EVP
M. Stephen Harkness (a)                                                      VP, COO
Lynn J. Good (a)                                                             VP, C
Bernard F. Roberts (a)                                                       VP
Ronald R. Reising (a)                                                        VP
Wendy L. Aumiller (a)                                                        T
Alexander J. Torok (a)                                                       VP
David L. Wozny (a)                                                           CFO
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Richard G. Beach (a)                                                         AS
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Delta Township Utilities, LLC

Donald R. Snider (a)                                                         P, CEO
Werner E. Schattner (w)                                                      EVP, COO
M. Stephen Harkness (a)                                                      BM
James E. Rogers (a)                                                          BM
Rachel W. Kilpatrick (w)                                                     BM, AT
R. Foster Duncan (a)                                                         BM
Eric Heggeseth (p)                                                           BM, VP
Richard G. Beach (a)                                                         AS
Steven R. Gavin (a)                                                          AS
Charles M. O'Donnell (a)                                                     VP
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S

Energy Equipment Leasing LLC

Werner E. Schattner (w)                                                      CM, EVP, COO
James E. Rogers (a)                                                          VCM
M. Stephen Harkness (a)                                                      BM
R. Foster Duncan (a)                                                         BM
Eric Heggeseth (p)                                                           BM, VP
Rachel W. Kilpatrick (w)                                                     BM, T, VP
Donald R. Snider (a)                                                         P, CEO
Wendy L. Aumiller (a)                                                        AT
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Steven R. Gavin (a)                                                          AS

Trigen-Cinergy Solutions LLC

Werner E. Schattner (w)                                                      CM, EVP, COO
James E. Rogers (a)                                                          VCM
M. Stephen Harkness (a)                                                      BM
R. Foster Duncan (a)                                                         BM
Eric Heggeseth (p)                                                           BM, VP
Rachel W. Kilpatrick (w)                                                     BM, T, VP
Timothy B. Ferguson (a)                                                      CEO
Donald R. Snider (a)                                                         P
Wendy L. Aumiller (a)                                                        AT
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Steven R. Gavin (a)                                                          AS

Trigen-Cinergy Solutions of Ashtabula LLC

Werner E. Schattner (w)                                                      CM, EVP, COO
James E. Rogers (a)                                                          VCM
M. Stephen Harkness (a)                                                      BM
R. Foster Duncan (a)                                                         BM
Eric Heggeseth (p)                                                           BM, VP
Rachel W. Kilpatrick (w)                                                     BM, VP, T
Donald R. Snider (a)                                                         P, CEO
Kevin L. Hooker (a)                                                          VP
Wendy L. Aumiller (a)                                                        AT
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Steven R. Gavin (a)                                                          AS

Cinergy Solutions of Boca Raton, LLC

James E. Rogers (a)                                                          VCM
M. Stephen Harkness (a)                                                      BM
R. Foster Duncan (a)                                                         BM
Bernard F. Roberts (a)                                                       VP
Donald R. Snider (a)                                                         P, CEO
Lynn J. Good (a)                                                             VP, C
Wendy L. Aumiller (a)                                                        AT
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Richard G. Beach (a)                                                         AS

Cinergy Solutions of Cincinnati LLC

James E. Rogers (a)                                                          VCM
M. Stephen Harkness (a)                                                      BM
R. Foster Duncan (a)                                                         BM
Donald R. Snider (a)                                                         P, CEO
Kevin A. Bright (a)                                                          VP
Lynn J. Good (a)                                                             VP, C
Wendy L. Aumiller (a)                                                        AT
Bernard F. Roberts (a)                                                       VP
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Brian P. Davey (b)                                                           AC

Trigen-Cinergy Solutions of Lansing LLC

Werner E. Schattner (w)                                                      CM, EVP, COO
James E. Rogers (a)                                                          VCM
M. Stephen Harkness (a)                                                      BM
R. Foster Duncan (a)                                                         BM
Eric Heggeseth (p)                                                           BM, VP
Rachel W. Kilpatrick (w)                                                     BM, T
Donald R. Snider (a)                                                         P, CEO
Wendy L. Aumiller (a)                                                        AT
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Steven R. Gavin (a)                                                          AS
Don Morgan (r)                                                               VP

Trigen/Cinergy-USFOS of Lansing LLC

John T. Lucey, Jr. (aaa)                                                     BM, COO
Charles M. O'Donnell (a)                                                     BM, VP
Don Morgan (r)                                                               VP
Donald R. Snider (a)                                                         BM, CEO
Dennis A. Faust (aaa)                                                        BM
Werner E. Schattner (w)                                                      BM
John Wood (q)                                                                BM

Trigen-Cinergy Solutions of Orlando LLC

Werner E. Schattner (w)                                                      CM, EVP, COO
James E. Rogers (a)                                                          VCM
M. Stephen Harkness (a)                                                      BM
R. Foster Duncan (a)                                                         BM
Eric Heggeseth (p)                                                           BM, VP
Rachel W. Kilpatrick (w)                                                     BM, T
Donald R. Snider (a)                                                         P, CEO
Craig M. Conner (a)                                                          VP
Wendy L. Aumiller (a)                                                        AT
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Steven R. Gavin (a)                                                          AS

Trigen-Cinergy Solutions of Owings Mills LLC

Werner E. Schattner (w)                                                      CM, EVP, COO
James E. Rogers (a)                                                          VCM
M. Stephen Harkness (a)                                                      BM
R. Foster Duncan (a)                                                         BM
Eric Heggeseth (p)                                                           BM, VP
Rachel W. Kilpatrick (w)                                                     BM, T
Charles L. Abbott (bbb)                                                      VP
Donald R. Snider (a)                                                         P, CEO
Wendy L. Aumiller (a)                                                        AT
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Steven R. Gavin (a)                                                          AS

Trigen-Cinergy Solutions of Owings Mills Energy Equipment Leasing, LLC

Werner E. Schattner (w)                                                      CM, EVP, COO
James E. Rogers (a)                                                          VCM
M. Stephen Harkness (a)                                                      BM
R. Foster Duncan (a)                                                         BM
Eric Heggeseth (p)                                                           BM, VP
Rachel W. Kilpatrick (w)                                                     BM, T
Charles L. Abbott (bbb)                                                      VP
Donald R. Snider (a)                                                         P, CEO
Wendy L. Aumiller (a)                                                        AT
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Steven R. Gavin (a)                                                          AS

Trigen-Cinergy Solutions of Rochester LLC

Werner E. Schattner (w)                                                      CM, EVP, COO
M. Stephen Harkness (a)                                                      BM
R. Foster Duncan (a)                                                         BM
James E. Rogers (a)                                                          VCM
Rachel W. Kilpatrick (w)                                                     BM, T
Eric Heggeseth (p)                                                           BM, VP
Donald R. Snider (a)                                                         VP, CEO
Robert C. Hochstetler (c)                                                    VP
Wendy L. Aumiller (a)                                                        AT
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Steven R. Gavin (a)                                                          AS

Trigen-Cinergy Solutions of San Diego LLC

Werner E. Schattner (w)                                                      CM, EVP, COO
James E. Rogers (a)                                                          VCM
M. Stephen Harkness (a)                                                      BM
R. Foster Duncan (a)                                                         BM
Eric Heggeseth (p)                                                           BM, VP
Rachel W. Kilpatrick (w)                                                     BM, T
Donald R. Snider (a)                                                         P, CEO
Wendy L. Aumiller (a)                                                        AT
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Steven R. Gavin (a)                                                          AS

Trigen-Cinergy Solutions of Silver Grove LLC

Werner E. Schattner (w)                                                      CM, EVP, COO
James E. Rogers (a)                                                          VCM
M. Stephen Harkness (a)                                                      BM
R. Foster Duncan (a)                                                         BM
Eric Heggeseth (p)                                                           BM, VP
Rachel W. Kilpatrick (w)                                                     BM, T
Donald R. Snider (a)                                                         P, CEO
Eric Sears (a)                                                               VP
Kevin A. Bright (a)                                                          VP
Wendy L. Aumiller (a)                                                        AT
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Steven R. Gavin (a)                                                          AS

Trigen-Cinergy Solutions of the Southeast LLC

Werner E. Schattner (w)                                                      CM, EVP, COO
James E. Rogers (a)                                                          VCM
M. Stephen Harkness (a)                                                      BM
R. Foster Duncan (a)                                                         BM
Eric Heggeseth (p)                                                           BM, VP
Rachel W. Kilpatrick (w)                                                     BM, T
Donald R. Snider (a)                                                         P, CEO
Wendy L. Aumiller (a)                                                        AT
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Steven R. Gavin (a)                                                          AS

Cinergy Solutions of St. Paul LLC

James E. Rogers (a)                                                          VCM
M. Stephen Harkness (a)                                                      BM
R. Foster Duncan (a)                                                         BM
Donald R. Snider (a)                                                         P, CEO
Lynn J. Good (a)                                                             VP, C
Wendy L. Aumiller (a)                                                        AT
Bernard F. Roberts (a)                                                       VP
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Brian P. Davey (b)                                                           AC

Environmental Wood Supply, LLC

John D. Taylor (iiii)                                                        BG
Donald R. Snider (a)                                                         BG

St. Paul Cogeneration LLC

John D. Taylor (iiii)                                                        BG
M. Stephen Harkness (a)                                                      CCM, BG, P
Michael Burns (aa)                                                           S
Stephen T. Ward (p)                                                          T

Trigen-Cinergy Solutions of Tuscola, LLC

Werner E. Schattner (w)                                                      CM, EVP, COO
James E. Rogers (a)                                                          VCM
M. Stephen Harkness (a)                                                      BM
R. Foster Duncan (a)                                                         BM
Eric Heggeseth (p)                                                           BM, VP
Rachel W. Kilpatrick (w)                                                     BM, T
Donald R. Snider (a)                                                         P, CEO
Scott A. Abramson (t)                                                        VP
Wendy L. Aumiller (a)                                                        AT
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Steven R. Gavin (a)                                                          AS
Shane Bradford (t)                                                           VP

Cinergy Supply Network, Inc.

James E. Rogers (a)                                                          D
R. Foster Duncan (a)                                                         D, P
William J. Grealis (a)                                                       D
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Bennett L. Gaines (a)                                                        VP, CTO
Ronald R. Reising (a)                                                        VP
Lynn J. Good (a)                                                             VP, C
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Reliant

Carl L. Chapman (xxx)                                                        MR
Kevin J. Kushman (a)                                                         MR
Felicia A. Ferguson (a)                                                      MR
David A. Mulder (a)                                                          MR
Richard Lynch (xxx)                                                          MR
Eric Robeson (xxx)                                                           MR
Dale R. Miller (zzz)                                                         P
Douglas S. Banning, Jr. (zzz)                                                EVP, CFO
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Nina A. Mann (zzz)                                                           T, AS
Dennis C. Norman (zzz)                                                       VP

MP Acquisitions Corp., Inc.

Dale R. Miller (zzz)                                                         D, P
Douglas S. Banning, Jr. (zzz)                                                D, VP
Nina A. Mann (zzz)                                                           T, S

Miller Pipeline

Dale R. Miller (zzz)                                                         D, CB
Douglas S. Banning, Jr. (zzz)                                                D, CFO, CEO
David D. Watters (zzz)                                                       D, P, COO
Kevin G. Miller (zzz)                                                        SVP
Mark R. Wallbom (zzz)                                                        SVP
Nina A. Mann (zzz)                                                           T, S

Fiber Link, LLC

Reliant Services, LLC (vvv)                                                  MM

Technology

James E. Rogers (a)                                                          D
R. Foster Duncan (a)                                                         D, P
William J. Grealis (a)                                                       D
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Lynn J. Good (a)                                                             VP, C
Ronald R. Reising (a)                                                        VP
Bennett L. Gaines (a)                                                        VP, CTO
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Global Resources

James E. Rogers (a)                                                          D, CEO
John Bryant (x)                                                              D, P
R. Foster Duncan (a)                                                         D, EVP, CFO
David L. Wozny (a)                                                           D, VP
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Bennett L. Gaines (a)                                                        VP, CTO
Ronald R. Reising (a)                                                        VP
Lynn J. Good (a)                                                             VP, C
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC
Hugh C. Hamilton (x)                                                         AS
Julie S. Janson (a)                                                          S
Bernard F. Roberts (a)                                                       VP
Richard G. Beach (a)                                                         AS
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy UK, Inc.

James E. Rogers (a)                                                          D, CEO
John Bryant (x)                                                              D, P
R. Foster Duncan (a)                                                         D, EVP, CFO
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Bennett L. Gaines (a)                                                        CTO, VP
Lynn J. Good (a)                                                             VP, C
Ronald R. Reising (a)                                                        VP
David L. Wozny (a)                                                           VP
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Julie S. Janson (a)                                                          S
Wendy L. Aumiller (a)                                                        T
Hugh C. Hamilton (x)                                                         AS
Richard G. Beach (a)                                                         AS
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC
Brian P. Davey (b)                                                           AC

Global Power

James E. Rogers (a)                                                          D, CEO
John Bryant (x)                                                              D, P
R. Foster Duncan (a)                                                         D, EVP, CFO
David L. Wozny (a)                                                           D, VP
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Bennett L. Gaines (a)                                                        VP, CTO
Ronald R. Reising (a)                                                        VP
Lynn J. Good (a)                                                             VP, C
Bernard F. Roberts (a)                                                       VP
Edward M. Timmins (x)                                                        VP
Alexander J. Torok (a)                                                       VP
Richard G. Beach (a)                                                         AS
Wendy L. Aumiller (a)                                                        T
Hugh C. Hamilton (x)                                                         AS
Julie S. Janson (a)                                                          S
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC
Brian P. Davey (b)                                                           AC

CGP Global Greece Holdings, SA

Gerassimos Petros Antonios Michael Contomichalos (x)                         MD, P
Dimitrios Zissis (oo)                                                        D
David L. Wozny (a)                                                           D, VP

Attiki Denmark ApS

John Bryant (x)                                                              D
Gerassimos Petros Antonios Michael Contomichalos (x)                         D
Hugh C. Hamilton (x)                                                         D
Poul Lund Christensen (hh)                                                   D
Lars Erik Clausen (hh)                                                       D
Michael Jorgensen (hh)                                                       D
Erik Klingert (hh)                                                           D

Attiki Gas Supply Company SA

Andreas Papandreou (eee)                                                     CB
John Bryant (x)                                                              D
Gerassimos Petros Antonios Michael Contomichalos (x)                         D
Eleni Vassiliadou (lll)                                                      D
Aristidis Vakirlis (eee)                                                     D
Kimon Papageorgiou (eee)                                                     D
Georgios Mastorakos (eee)                                                    D

Cinergy Global Chandler Holding, Inc.

James E. Rogers (a)                                                          D
R. Foster Duncan (a)                                                         D, EVP, CFO
John Bryant (x)                                                              D, P
Bernard F. Roberts (a)                                                       VP
Lynn J. Good (a)                                                             VP, C
Ronald R. Reising (a)                                                        VP
David L. Wozny (a)                                                           VP
Alexander J. Torok (a)                                                       VP
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Hugh C. Hamilton (x)                                                         AS
Richard G. Beach (a)                                                         AS
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy Global Chandler I, Inc.

James E. Rogers (a)                                                          D
R. Foster Duncan (a)                                                         D, EVP, CFO
John Bryant (x)                                                              D, P
Bernard F. Roberts (a)                                                       VP
Lynn J. Good (a)                                                             VP, C
Alexander J. Torok (a)                                                       VP
Ronald R. Reising (a)                                                        VP
David L. Wozny (a)                                                           VP
Wendy L. Aumiller (a)                                                        T
Hugh C. Hamilton (x)                                                         AS
Brian P. Davey (b)                                                           AC
Julie S. Janson (a)                                                          S
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC
Richard G. Beach (a)                                                         AS

Cinergy Global Ely, Inc.

James E. Rogers (a)                                                          D
R. Foster Duncan (a)                                                         D, EVP, CFO
John Bryant (x)                                                              D, P
David L. Wozny (a)                                                           D, VP
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Lynn J. Good (a)                                                             VP, C
Wendy L. Aumiller (a)                                                        T
Ronald R. Reising (a)                                                        VP
Hugh C. Hamilton (x)                                                         AS
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

EPR Ely Power Limited

Paul Anthony (x)                                                             D
John Bryant (x)                                                              D
Albert M. Harrison (x)                                                       D
Malcolm D. Chilton (tt)                                                      D
Jeremy D. Thirsk (kkk)                                                       D
Eversecretary Limited (z)                                                    S

EPR Ely Limited

Paul Anthony (x)                                                             D
John Bryant (x)                                                              D
Malcolm D. Chilton (tt)                                                      D
Albert M. Harrison (x)                                                       D
Jeremy D. Thirsk (kkk)                                                       D
Eversecretary Limited (z)                                                    S

Ely Power Limited

Paul Anthony (x)                                                             D
John Bryant (x)                                                              D
Albert M. Harrison (x)                                                       D
Malcolm D. Chilton (tt)                                                      D
Jeremy D. Thirsk (kkk)                                                       D
Eversecretary Limited (z)                                                    S

Anglian Straw Limited

Paul Anthony (x)                                                             D
John Bryant (x)                                                              D
Albert M. Harrison (x)                                                       D
Malcolm D. Chilton (tt)                                                      D
Jeremy D. Thirsk (kkk)                                                       D
Eversecretary Limited (z)                                                    S

Anglian Ash Limited

Paul Anthony (x)                                                             D
John Bryant (x)                                                              D
Albert M. Harrison (x)                                                       D
Malcolm D. Chilton (tt)                                                      D
Jeremy D. Thirsk (kkk)                                                       D
John F. Hewson (tt)                                                          D
Eversecretary Limited (z)                                                    S

Cinergy Global Foote Creek, Inc.

James E. Rogers (a)                                                          D
John Bryant (x)                                                              D, P
R. Foster Duncan (a)                                                         D, EVP, CFO
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
David L. Wozny (a)                                                           VP
Ronald R. Reising (a)                                                        VP
Hugh C. Hamilton (x)                                                         AS
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC
Julie S. Janson (a)                                                          S
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC
Lynn J. Good (a)                                                             VP, C
Richard G. Beach (a)                                                         AS

Cinergy Global Foote Creek II, Inc.

James E. Rogers (a)                                                          D
John Bryant (x)                                                              D, P
R. Foster Duncan (a)                                                         D, EVP, CFO
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
David L. Wozny (a)                                                           VP
Ronald R. Reising (a)                                                        VP
Hugh C. Hamilton (x)                                                         AS
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC
Julie S. Janson (a)                                                          S
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC
Lynn J. Good (a)                                                             VP, C
Richard G. Beach (a)                                                         AS

Cinergy Global Foote Creek IV, Inc.

James E. Rogers (a)                                                          D
John Bryant (x)                                                              D, P
R. Foster Duncan (a)                                                         D, EVP, CFO
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
David L. Wozny (a)                                                           VP
Ronald R. Reising (a)                                                        VP
Hugh C. Hamilton (x)                                                         AS
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC
Julie S. Janson (a)                                                          S
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC
Lynn J. Good (a)                                                             VP, C
Richard G. Beach (a)                                                         AS

Cinergy Global Peetz Table I, Inc.

James E. Rogers (a)                                                          D
John Bryant (x)                                                              D, P
R. Foster Duncan (a)                                                         D, EVP, CFO
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
David L. Wozny (a)                                                           VP
Ronald R. Reising (a)                                                        VP
Hugh C. Hamilton (x)                                                         AS
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC
Julie S. Janson (a)                                                          S
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC
Lynn J. Good (a)                                                             VP, C
Richard G. Beach (a)                                                         AS

Cinergy Global Power Services Limited

John Bryant (x)                                                              D
Hugh C. Hamilton (x)                                                         D, S

Cinergy Global Power (UK) Limited

Hugh C. Hamilton (x)                                                         D, S
John Bryant (x)                                                              D
James E. Rogers (a)                                                          D
David L. Wozny (a)                                                           D

Cinergy Global Trading Limited

Hugh C. Hamilton (x)                                                         S
John Bryant (x)                                                              D
Peter F. Webster (x)                                                         D
Gerassimos Petros Antonios Michael Contomichalos (x)                         D

Cinergy Trading and Marketing Limited

John Bryant (x)                                                              D
Peter F. Webster (x)                                                         D
Gerassimos Petros Antonios Michael Contomichalos (x)                         D
Nicholas Brodie (bb)                                                         S

Commercial Electricity Supplies Limited

John Bryant (x)                                                              D
Peter F. Webster (x)                                                         D
Hugh C. Hamilton (x)                                                         S

Cinergy Renewable Trading Limited

John Bryant (x)                                                              D
Christopher P. Vanezis (x)                                                   D
Hugh C. Hamilton (x)                                                         D, S
Martin Alder (x)                                                             D
Peter F. Webster (x)                                                         D

UK Electric Power Limited

John Bryant (x)                                                              D
Peter F. Webster (x)                                                         D
Hugh C. Hamilton (x)                                                         S

Cinergy Global Power Iberia, S.A.

John Bryant (x)                                                              D
Derek J. Spencer (oo)                                                        D
Francisco Raussell Solari (oo)                                               D, S

Global Holdings

James E. Rogers (a)                                                          D
John Bryant (x)                                                              D, P
R. Foster Duncan (a)                                                         D, EVP, CFO
David L. Wozny (a)                                                           D, VP
Lynn J. Good (a)                                                             VP, C
Bernard F. Roberts (a)                                                       VP
Ronald R. Reising (a)                                                        VP
Richard G. Beach (a)                                                         AS
Wendy L. Aumiller (a)                                                        T
Alexander J. Torok (a)                                                       VP
Hugh C. Hamilton (x)                                                         AS
Brian P. Davey (b)                                                           AC
Julie S. Janson (a)                                                          S
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Holdings B.V.

John Bryant (x)                                                              MD
David L. Wozny (a)                                                           MD
Ursula Maria Daelman-Geerdink (ii)                                           MD
Robertus Hendrikus Lukas de Groot (ii)                                       MD

Cinergetika

Jaroslav Kulhanek (dddd)                                                     VCB
Josef Gaba (y)                                                               CB
Jan Vojtech (ggg)                                                            MB

Cinergy Global Polska Sp. Z o.o.

The function of the director has been replaced by the liquidator, Ms. Joanna Czupryna.

Cinergy Zambia B.V.

John Bryant (x)                                                              MD
David L. Wozny (a)                                                           MD
Robertus Hendrikus Lukas de Groot (ii)                                       MD
Ursula Maria Daelman-Geerdink (ii)                                           MD

Copperbelt

Abel Mkandawire (cc)                                                         D
Christopher Balm (dd)                                                        D
Robert W. Cooke (x)                                                          D
Paul Johnson (ww)                                                            D
Gary G. Loop (jjj)                                                           D
Graham Nicoll (ww)                                                           D
Charles Milupi (dd)                                                          D
John Patterson (dd)                                                          D
Douglas J. Schulte (a)                                                       D
Austin C.J. Sichinga (vv)                                                    D
Hanson Sindowe (dd)                                                          D
Zik Zekko (dd)                                                               D
Robert Hull (dd)                                                             AD
John K. Kaite (dd)                                                           D
William S. Musama (dd)                                                       AD
John Bryant (x)                                                              AD
Kevin J. Chapman (x)                                                         AD
Julia Christine Zulu Chaila (dd)                                             S

Power Sports Limited

Hanson Sindowe (dd)                                                          D
William Nyirenda (dd)                                                        D
Sharad Nayee (dd)                                                            D
Humphrey Mulela (dd)                                                         D
Gilbert Zulu (dd)                                                            AD
Philip Banda (dd)                                                            AD
Christopher Balm (dd)                                                        D
Julie Christine Zulu Chaila (dd)                                             S

Teplarny

Josef Gaba (y)                                                               CB
Jaroslav Kulhanek (dddd)                                                     VCB
Jaroslav Bobak (ooo)                                                         MB

Cinergy Global (Cayman) Holdings, Inc.

James E. Rogers (a)                                                          CB, D
John Bryant (x)                                                              MD, D
Julie S. Janson (a)                                                          AS
David L. Wozny (a)                                                           D, C
Hugh C. Hamilton (x)                                                         S
Wendy L. Aumiller (a)                                                        T

Cinergy Global Hydrocarbons Pakistan

James E. Rogers (a)                                                          CB, D
John Bryant (x)                                                              MD, D
Bernard F. Roberts (a)                                                       VP
Lynn J. Good (a)                                                             VP, C
David L. Wozny (a)                                                           D
Hugh C. Hamilton (x)                                                         S
Julie S. Janson (a)                                                          AS
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy Global Tsavo Power

James E. Rogers (a)                                                          D, CB
John Bryant (x)                                                              D, MD
Wendy L. Aumiller (a)                                                        T
David L. Wozny (a)                                                           D, C
Hugh C. Hamilton (x)                                                         S
Julie S. Janson (a)                                                          AS

IPS-Cinergy Power Limited

John Bryant (x)                                                              CB, D
Robert W. Cooke (x)                                                          D
Lutaf Kassam (gg)                                                            D
Nizar Juma (gg)                                                              D
Francis O. Okello (gg)                                                       S

Tsavo Power Company Limited

John Bryant (x)                                                              D
Nizar Juma (gg)                                                              D, CB
Paul Kunert (gg)                                                             D
Michael Turner (xx)                                                          D
Douglas J. Schulte (a)                                                       AD
Torbjorn Caesar (xx)                                                         AD
Kevin Kariuki (gg)                                                           AD
Karl-Erik Westo (zz)                                                         D
Robert W. Cooke (x)                                                          D
Lutaf Kassam (gg)                                                            D
Francis O. Okello (gg)                                                       S

Cinergy MPI V, Inc.

James E. Rogers (a)                                                          D, CB
John Bryant (x)                                                              D, MD
David L. Wozny (a)                                                           D
Lynn J. Good (a)                                                             VP, C
Bernard F. Roberts (a)                                                       VP
Hugh C. Hamilton (x)                                                         S
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          AS
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy Global One, Inc.

James E. Rogers (a)                                                          D
John Bryant (x)                                                              D, P
R. Foster Duncan (a)                                                         D, EVP, CFO
David L. Wozny (a)                                                           D, VP
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Lynn J. Good (a)                                                             VP, C
Ronald R. Reising (a)                                                        VP
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Richard G. Beach (a)                                                         AS
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

CZECHPOL ENERGY spol, s.r.o.

The function of the director has been replaced by the liquidator, Ms. Vera Zaderova.

eVent Resources Overseas I, LLC

Bennett L. Gaines (a)                                                        VP, CTO
Lynn J. Good (a)                                                             VP, C
William J. Grealis (a)                                                       EVP
Marc E. Manly (a)                                                            EVP, CLO
James E. Rogers (a)                                                          P, CEO
Theodore R. Murphy II (a)                                                    SVP, CRO
R. Foster Duncan (a)                                                         VP, CFO
Frederick J. Newton III (a)                                                  EVP, CAO
Bernard F. Roberts (a)                                                       VP
Ronald R. Reising (a)                                                        VP
Lance A. Bakrow (m)                                                          VP
Alexander J. Torok (a)                                                       VP
Julie S. Janson (a)                                                          S
Robert Davies (m)                                                            VP
Richard G. Beach (a)                                                         AS
Wendy L. Aumiller (a)                                                        T
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Midlands Hydrocarbons (Bangladesh) Limited

John Bryant (x)                                                              D
Hugh C. Hamilton (x)                                                         D, S

Cinergy Global Power Africa (Proprietary) Limited

David L. Wozny (a)                                                           D
Ian W. Wilson (ff)                                                           S, PO

CinTec

James E. Rogers (a)                                                          P, CEO, SM
William J. Grealis (a)                                                       EVP
R. Foster Duncan (a)                                                         EVP, CFO
Bennett L. Gaines (a)                                                        VP, CTO
Wendy L. Aumiller (a)                                                        T
Lynn J. Good (a)                                                             VP, C
Bernard F. Roberts (a)                                                       VP
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Ronald R. Reising (a)                                                        VP
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC
Alexander J. Torok (a)                                                       VP

CinTec I LLC

James E. Rogers (a)                                                          P, CEO, SM
William J. Grealis (a)                                                       EVP
R. Foster Duncan (a)                                                         EVP, CFO
Bennett L. Gaines (a)                                                        VP, CTO
Wendy L. Aumiller (a)                                                        T
Lynn J. Good (a)                                                             VP, C
Bernard F. Roberts (a)                                                       VP
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Ronald R. Reising (a)                                                        VP
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC
Alexander J. Torok (a)                                                       VP

eVent Resources I LLC

James E. Rogers (a)                                                          D, P, CEO
Lance A. Bakrow (m)                                                          D, VP
Marc E. Manly (a)                                                            EVP, CLO
Michael J. Cyrus (a)                                                         D
Theodore R. Murphy II (a)                                                    SVP, CRO
Robert Davies (m)                                                            D, VP
Frederick J. Newton III (a)                                                  EVP, CAO
William J. Grealis (a)                                                       D, EVP
Ronald R. Reising (a)                                                        VP
R. Foster Duncan (a)                                                         D, EVP, CFO
Bennett L. Gaines (a)                                                        VP, CTO
Bernard F. Roberts (a)                                                       VP
Lynn J. Good (a)                                                             VP, C
Richard G. Beach (a)                                                         AS
Wendy L. Aumiller (a)                                                        T
Alexander J. Torok (a)                                                       VP
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

eVent Resources Holdings LLC

James E. Rogers (a)                                                          P, CEO, SM
Marc E. Manly (a)                                                            EVP, CLO
Robert Davies (m)                                                            VP
Theodore R. Murphy II (a)                                                    SVP, CRO
Lance A. Bakrow (m)                                                          VP
Frederick J. Newton III (a)                                                  EVP, CAO
R. Foster Duncan (a)                                                         EVP, CFO
Lynn J. Good (a)                                                             VP, C
Wendy L. Aumiller (a)                                                        T
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC
William J. Grealis (a)                                                       EVP
Richard G. Beach (a)                                                         AS
Bennett L. Gaines (a)                                                        VP, CTO
Julie S. Janson (a)                                                          S

CinTec II LLC

James E. Rogers (a)                                                          SM

Cinergy Technologies

James E. Rogers (a)                                                          D
William J. Grealis (a)                                                       D
R. Foster Duncan (a)                                                         D, P
Bernard F. Roberts (a)                                                       VP
Bennett L. Gaines (a)                                                        VP, CTO
Lynn J. Good (a)                                                             VP, C
P. Craig Weida (a)                                                           VP
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Ronald R. Reising (a)                                                        VP
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy Broadband, LLC

William J. Grealis (a)                                                       P
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Bennett L. Gaines (a)                                                        VP, CTO
Lynn J. Good (a)                                                             VP
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Wendy L. Aumiller (a)                                                        T
David L. Wozny (a)                                                           C
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

CCB Communications, LLC

William H. Berkman (kkkk)                                                    BM, MP, EVP
Scott G. Bruce (kkkk)                                                        BM, MD, VP
Richard I. Goldstein (kkkk)                                                  BM, MD, VP
William J. Grealis (a)                                                       BM
Ronald R. Reising (a)                                                        BM
David J. Berkman (kkkk)                                                      MP, EVP
Myles P. Berkman (kkkk)                                                      T
Glenn J. Breisinger (kkkk)                                                   VP
Jay Birnbaum (kkkk)                                                          VP, GC, S
Ron Boillat (kkkk)                                                           P, COO
Joe Cufari (kkkk)                                                            VP
Tim Wrona (kkkk)                                                             VP
Guy Wilson (kkkk)                                                            C
John Berlin (kkkk)                                                           D
Victor A. Martinelli III (kkkk)                                              AT, AS
Deanna C. Ranck (kkkk)                                                       AS

CCB Indiana, LLC

CCB Indiana is member-managed and does not have officers.  It is managed by CCB Communications,
LLC.  Refer to CCB Communications, LLC for a list of officers and directors.

CCB Kentucky, LLC

CCB Kentucky is member-managed and does not have officers.  It is managed by CCB Communications,
LLC.  Refer to CCB Communications, LLC for a list of officers and directors.

CCB Ohio, LLC

CCB Ohio is member-managed and does not have officers.  It is managed by CCB Communications, LLC.
Refer to CCB Communications, LLC for a list of officers and directors.

National BPL, LLC

William J. Grealis (a)                                                       M, P
Marc E. Manly (a)                                                            M, EVP, CLO
William F. Tyndall (a)                                                       M
Theordore R. Murphy II (a)                                                   SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Bennett L. Gaines (a)                                                        VP, CTO
Lynn J. Good (a)                                                             VP
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
David L. Wozny (a)                                                           C
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Ventures

R. Foster Duncan (a)                                                         P
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Ronald R. Reising (a)                                                        VP
Bennett L. Gaines (a)                                                        VP, CTO
Bernard F. Roberts (a)                                                       VP
Lynn J. Good (a)                                                             VP, C
Alexander J. Torok (a)                                                       VP
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Configured Energy Systems, Inc.

Kevin J. Kushman (a)                                                         D

Only Cinergy's directors have been provided.  Upon request by the SEC, Cinergy will use its best efforts to provide a listing of the other directors.

Kreiss Johnson Technologies, Inc.

Alexander W. Pardo (a)                                                       D
David A. Mulder (a)                                                          D

Only Cinergy's directors have been provided.  Upon request by the SEC, Cinergy will use its best efforts to provide a listing of the other directors.

Maximum Performance Group, Inc.

Kevin J. Kushman (a)                                                         D

Only Cinergy's directors have been provided.  Upon request by the SEC, Cinergy will use its best efforts to provide a listing of the other directors.

Cinergy Ventures II, LLC

R. Foster Duncan (a)                                                         P
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Ronald R. Reising (a)                                                        VP
Bennett L. Gaines (a)                                                        VP, CTO
Bernard F. Roberts (a)                                                       VP
Lynn J. Good (a)                                                             VP, C
Alexander J. Torok (a)                                                       VP
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Catalytic Solutions, Inc.

Kevin J. Kushman (a)                                                         D

Only Cinergy's directors have been provided.  Upon request by the SEC, Cinergy will use its best efforts to provide a listing of the other directors.

Electric City Corp.

Kevin J. Kushman (a)                                                         D

Only Cinergy's directors have been provided.  Upon request by the SEC, Cinergy will use its best efforts to provide a listing of the other directors.

Cinergy e-Supply

R. Foster Duncan (a)                                                         P
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Bennett L. Gaines (a)                                                        VP, CTO
Ronald R. Reising (a)                                                        VP
Lynn J. Good (a)                                                             VP, C
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
P. Craig Weida (a)                                                           VP
Wendy L. Aumiller (a)                                                        T
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy One

James E. Rogers (a)                                                          D
R. Foster Duncan (a)                                                         D, EVP, CFO
James L Turner (a)                                                           D, P
Todd W. Arnold (a)                                                           VP
Russell K. Campbell (a)                                                      VP
John C. Procario (a)                                                         VP
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Bennett L. Gaines (a)                                                        VP, CTO
Ronald R. Reising (a)                                                        VP
Lynn J. Good (a)                                                             VP, C
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy Two, Inc.

James E. Rogers (a)                                                          D
R. Foster Duncan (a)                                                         D, EVP, CFO
James L. Turner (a)                                                          D, P
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Bennett L. Gaines (a)                                                        VP, CTO
Ronald R. Reising (a)                                                        VP
Lynn J. Good (a)                                                             VP, C
Bernard F. Roberts (a)                                                       VP
Alexander J. Torok (a)                                                       VP
Julie S. Janson (a)                                                          S
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Wholesale Energy

James E. Rogers (a)                                                          D
Michael J. Cyrus (a)                                                         D, P
R. Foster Duncan (a)                                                         D, EVP, CFO
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Ronald R. Reising (a)                                                        VP
Wendy L. Aumiller (a)                                                        T
M. Stephen Harkness (a)                                                      VP
Douglas F. Esamann (d)                                                       VP
Bernard F. Roberts (a)                                                       VP
Bennett L. Gaines (a)                                                        VP, CTO
Lynn J. Good (a)                                                             VP, C
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Generation Services

Michael J. Cyrus (a)                                                         P
R. Foster Duncan (a)                                                         EVP
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
David L. Wozny (a)                                                           CFO
Ronald R. Reising (a)                                                        VP
Bennett L. Gaines (a)                                                        VP, CTO
M. Stephen Harkness (a)                                                      VP, COO
Lynn J. Good (a)                                                             VP, C
Barry E. Pulskamp (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
John J. Roebel (a)                                                           VP
Bruce A. Sukaly (a)                                                          VP
Alexander J. Torok (a)                                                       VP
Wendy L. Aumiller (a)                                                        T
Richard G. Beach (a)                                                         AS
Julie S. Janson (a)                                                          S
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

Cinergy Origination & Trade, LLC

R. Foster Duncan (a)                                                         EVP, CFO
Michael J. Cyrus (a)                                                         P
Bruce A. Sukaly (a)                                                          VP
Alexander J. Torok (a)                                                       VP
Marc E. Manly (a)                                                            EVP, CLO
Theodore R. Murphy II (a)                                                    SVP, CRO
Frederick J. Newton III (a)                                                  EVP, CAO
Ronald R. Reising (a)                                                        VP
Bernard F. Roberts (a)                                                       VP
Bennett L. Gaines (a)                                                        VP, CTO
Wendy L. Aumiller (a)                                                        T
Lynn J. Good (a)                                                             VP, C
Julie S. Janson (a)                                                          S
Richard G. Beach (a)                                                         AS
Brian P. Davey (b)                                                           AC
Lee T. Howe (a)                                                              AC
Brett A. Ritchie (b)                                                         AC

ITEM 6. OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2003

PART I (Continued)

Address codes:

        (a)          139 East Fourth Street, Cincinnati, Ohio 45202
        (b)          1000 East Main Street, Plainfield, Indiana 46168
        (c)          3400 Ridge Road West, Suite 5337, Rochester, New York 14626-3495
        (d)          251 North Illinois Street, Suite 1604, Indianapolis, Indiana 46204
        (e)          105 East Fourth Street, Suite 600, Cincinnati, Ohio 45202
        (f)          1 North Lexington Avenue, 6th Floor, White Plains, New York 10601
        (g)          2850 Cherry Hill Road, Rock Hill, South Carolina 29730
        (h)          One Riverfront Place, Newport, Kentucky 41071
        (i)          5189 Spring Grove Avenue, Cincinnati, Ohio 45217
        (j)          250 East Fifth Street, Suite 500, Cincinnati, Ohio 45201
        (k)          P.O. Box 145496, Cincinnati, Ohio 45250-5496
        (l)          10 Magazine Street, Spt. 611, Cambridge, Massachusetts 02138
        (m)          140 Greenwich Avenue, Greenwich, Connecticut 06830
        (n)          312 Walnut Street, Suite 3550, Cincinnati, Ohio 45202
        (o)          2000 Constitution Avenue, Philadelphia, Pennsylvania 19112
        (p)          1990 Post Oak Boulevard #1900, Houston, Texas 77056
        (q)          55 Shuman Boulevard, Naperville, Illinois 60563
        (r)          3105 South Martin Luther King Boulevard #164, Lansing, Michigan 48910
        (s)          2401 Fifth Avenue South Power 4, Texas City, Texas 77590
        (t)          625 East U.S. Highway 36, Tuscola, Illinois 61953
        (u)          1735 K Street, Northwest, Washington, D.C. 20006-1500
        (v)          616 F.M. 1960 West, Suite 900, Houston, Texas 77090
        (w)          1177 West Loop South, Suite 900, Houston, Texas 77027
        (x)          The Pavillion, Ryon Hill Park, Warwick Road, Stratford-upon-Avon, Warwickshire CV37 OUU
        (y)          Karlova 48, 110 00 Praha 1, Czech Republic
        (z)          Central Square South, Orchard Street, Newcastle upon Tyne, NE1 3XX
       (aa)          444 Cedar Street, Suite 1020, St. Paul, Minnesota 55101
       (bb)          15 Conduit Street, Mayfair, London W1, United Kingdom
       (cc)          P.O. Box 30473, Kabelenga Road, Lusaka, Zambia
       (dd)          23rd Avenue, P.O. 20819, Nkana East Kitwe, Zambia
       (ee)          U1 Melgiewska, 7-9, 20-952, Lublin, Poland
       (ff)          9th Floor Fedsure Towers, 13 Fredman Drive, Sandton 2146, South Africa
       (gg)          P.O. Box 30500, Nairobi, Kenya
       (hh)          Parken, Oster Alle 42, 6th Floor, DK-2100 Copenhagen O, Denmark
       (ii)          Strawinskylaan 3105, 1077 ZX Amsterdam, The Netherlands
       (jj)          5722 Prospect Drive, Newburgh, Indiana 47629
       (kk)          1420 D. Chruch Street, Bohemia, New York 11716
       (ll)          One North Lexington Avenue, White Plains, New York 10601
       (nn)          P.O. Box 15219, Del City, Oklahoma 73155-5219
       (oo)          Paseo de la Castellana 23, Madrid 28046, Spain
       (pp)          Room 1300 Service Building 003, College Park, Maryland 20742
       (qq)          7602 GM Boulevard, Shreveport, LA 71129
       (rr)          Sanarc Complex, 76 Shaheed Tajuddinn Ahmed Sarani, Dhaka 1208, Bangladesh
       (tt)          Renewables House, 330 Bristol Business Park, Coldharbour Lane, Bristol, BS16 1EJ
       (uu)          2655 Central Avenue, Columbus, Indiana 47201
       (vv)          Mulungushi House, 2nd Floor, Independence Avenue, P.O. Box 50288, Lusaka, Zambia
       (ww)          National Grid House, Kirby Corner Road, Coventry, CV48JY, United Kingdom
       (xx)          P.O. Box 43233-00100, Nairobi, Kenya
       (zz)          Pitkakapu 20, Jarvikatu 2-4, P.O. Box 244 65101 Vaasa, Finland Suite 100
       (aaa)         600 Clubhouse Drive, Pittsburgh, Pennsylvania 15108
       (bbb)         One North Charles Street, Baltimore, Maryland 21201
       (ccc)         3 Barker Street, White Plains, New York 10601
       (eee)         2 Orfeos and Persefonis Street, 118 54 Athens, Greece
       (fff)         112 Pireos Street, 11854 Athens, Greece
       (ggg)         P.O. Box 14C, Zukovova 100, 400 03 USTI nad Labem, Czech Republic
       (hhh)         6525 Morrison Boulevard, Ste. 318, Charlotte, North Carolina 47710
       (iii)         421 7th Avenue Southwest, Suite 3300, Calgary, Alberta T2P4K9
       (jjj)         3 Mimosa Lane, Nkana East, Kitwe, Zambia
       (kkk)         Kinnaird House, 1 Pall Mall East, London SW1Y 5AU
       (lll)         Shell Centre, London, SE1 7NA
       (mmm)         Bystrice 1221, Postal Code 73995, Czech Republic
       (nnn)         Frydek-Mistek, Zamecke nam. 49, Postal Code 73801, Czech Republic
       (ooo)         Tr. T. Bati 650, Postal Code 760 01 Zlin, Czech Republic
       (ppp)         8829 Bond Street, Overland Park, Kansas 66214
       (qqq)         1419 West Lloyd Expressway, Suite 100, Evansville, Indiana 47710
       (rrr)         680 Fifth Avenue, 8th Floor, New York, New York 10022
       (sss)         205 Palm Island, Northwest, Clearwater, Florida 33767
       (ttt)         410 South Wilmington Street, 18th Floor, Raleigh, North Carolina 27601
       (uuu)         414 Nicollet Mall RS4, Minneapolis, Minnesota 55401
       (vvv)         441 Vine Street, Suite 3900, Cincinnati, Ohio 45202
       (www)         1900 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202
       (xxx)         20 Northwest Fourth Street, Evansville, Indiana 47708
       (yyy)         1630 North Meridian Street, Indianapolis, Indiana 46202
       (zzz)         8850 Crawfordsville Road, Indianapolis, Indiana 46234
      (aaaa)         103 Foulk Road, Suite 200, Wilmington, Delaware 19809
      (dddd)         T. Balti 1970, 702 02 Zlin, Czech Republic
      (ffff)         Praha 1, Opletalova 1525/39, Post Code 11323, Czech Republic
      (gggg)         Trinec-stare mesto, Prumyslova 1018, post code 73965, Czech Republic
      (hhhh)         40 Tower Lane, Avon, Connecticut 06001
      (iiii)         444 Cedar Street, Suite 1020, St. Paul, Minnesota 55101
      (jjjj)         501 Westlake Park Boulevard, P.O. Box 3092, Houston, Texas 77253
      (kkkk)         12800 Middlebrook Road, Suite 201, Germantown, Maryland 20874
      (llll)         2460 Sand Hill Road, Suite 300, Menlo Park, California 94025

ITEM 6. OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2003

PART I (Continued)

Positions are indicated by the following symbols:

AC         Assistant Comptroller
AR         Authorized Representative
AS         Assistant Secretary
AT         Assistant Treasurer
BM         Member of the Board of Managers
C          Comptroller
CAO        Chief Administrative Officer
CB         Chairman of the Board of Directors
CCM        Co-Chief Manager
CEO        Chief Executive Officer
CFO        Chief Financial Officer
CIO        Chief Information Officer
CLO        Chief Legal Officer
COO        Chief Operating Officer
CRO        Chief Risk Officer
CTO        Chief Technology Officer
D          Director
EVP        Executive Vice President
GC         General Counsel
IM         Independent Manager
M          Manager
MD         Managing Director
MM         Member-Manager
P          President
S          Secretary
SM         Sole Manager
SVP        Senior Vice President
T          Treasurer
VP         Vice President

ITEM 6. OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2003

PART II

Name of Officer or       Name and Location of        Position Held in        Applicable
     Director            Financial Institution     Financial Institution    Exemption Rule
     --------            ---------------------     ---------------------    --------------

Thomas E. Petry        U.S. Bancorp                   Director                   70(a)
                       Minneapolis, Minnesota

James E. Rogers        Fifth Third Bancorp            Director                   70(a),(c)
                       Cincinnati, Ohio                                            (e),(f)

John J. Schiff, Jr.    Fifth Third Bancorp            Director                   70(a)
                       Cincinnati, Ohio

Dudley S. Taft         Fifth Third Bancorp            Director                   70(a)
                       Cincinnati, Ohio

ITEM 6. OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2003

PART III

(a) and (e) Directors’ and Executive Officers’ Compensation and Participation in Bonus and Profit-Sharing Arrangements and Other Benefits

For information concerning compensation of directors and executive officers and their participation in bonus and profit-sharing and other benefits, see the disclosures made in the:

Cinergy Corp. 2004 Proxy Statement (Proxy Statement*). 2004 PSI Information Statement (Information Statement*).

(b) Directors’ and Executive Officers’ Interests in Securities of System Companies

For information concerning interests in system companies, see the disclosures made in the:

Cinergy Corp. 2004 Proxy Statement. 2003 Form 10-K, page 217 for CG&E* 2004 PSI Information Statement.

(c)     Directors’ and Executive Officers’ Contracts and Transactions with System Companies

For information concerning contracts and transactions with system companies, see the disclosures made in the:

Cinergy Corp. 2004 Proxy Statement.

2004 Information Statement for PSI.

(d)     Indebtedness of Directors or Executive Officers to System Companies

None

(f) Directors’ and Executive Officers’ Rights to Indemnity

The state laws under which each of Cinergy and its domestic direct and indirect subsidiaries are incorporated provide broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. Each of such company’s articles of incorporation, charters, By-laws, or regulations identifying these rights to indemnify are incorporated by reference or contained herein as exhibits.

* See Exhibit A for incorporation by reference.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

1.     Payments to any political party, candidate for public office or holder of such office, or any committee or agent therefor:

             Name of
             Company                      Name of Recipient or Beneficiary                  Purpose               Amount
             -------                      --------------------------------                  -------               ------

             PSI (1)                National Governors Association - Indiana      2003 Annual Meeting Expense     $ 25,000
                                    Richard G. Lugar Series                               Contribution               3,750
                                                                                                                  --------

                                    Subtotal                                                                      $ 28,750

           Cinergy (1)              Richard G. Lugar Series                               Contribution               1,500
                                    National Republican LEG Association                   Contribution               3,000
                                    Republican Governors Association                      Contribution              25,000
                                                                                                                  --------

                                    Subtotal                                                                      $ 29,500

                                    Total                                                                         $ 58,250
                                                                                                                  ========
(1)	Cinergy and PSI have established separate segregated funds or political action committees and have incurred certain costs in the administration of these committees in accordance with the provisions of the Federal Election Campaign Act.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS (Continued)

2.     Payments to any citizen’s group, or public relations council, and the purpose of each payment.

        Name of
        Company                     Name of Recipient or Beneficiary           Purpose            Amount
        -------                     --------------------------------           -------            ------

          CG&E                Electric Power Research Institute          Dues, fees, support     $   50,760
                              Less than $10,000 - 42 beneficiaries       Dues, fees, support         42,897
                                                                                                 ----------
                                  Subtotal                                                       $   93,657

         ULH&P                Less than $10,000 - 13 beneficiaries       Dues, fees, support         10,792
                                                                                                 ----------
                                  Subtotal                                                       $   10,792

          PSI                 Central Indiana Corporate Partnership      Dues, fees, support     $   38,550
                              Electric Power Research Institute          Dues, fees, support         59,588
                              Indiana Chamber of Commerce                Dues, fees, support         30,640
                              Indianapolis Chamber of Commerce           Dues, fees, support         11,025
                              Indiana Electric Association               Dues, fees, support        347,052
                              Indiana Manufacturers Association          Dues, fees, support         14,240
                              Less than $10,000 - 78 beneficiaries       Dues, fees, support         38,917
                                                                                                 ----------
                                  Subtotal                                                       $  540,012

Power Generation Services     Edison Electric Institute                  Dues, fees, support        316,170
                              Less than $10,000 - 5 beneficiaries        Dues, fees, support          8,135
                                                                                                 ----------
                                                                                                 $  324,305

     Cinergy Corp.            Less than $10,000 - 27 beneficiaries       Dues, fees, support         51,810
                                                                                                 ----------
                                                                                                 $   51,810

                              Total                                                              $1,020,576
                                                                                                 ==========

ITEM 8. SERVICE, SALES, AND CONSTRUCTION CONTRACTS

Part I

                                                              Serving                    Receiving
                      Transaction                             Company                     Company                                Compensation (3)
                      -----------                             -------                     -------                                ----------------
                                                                                                                                  (in thousands)

Installation and maintenance services (2)                CG&E                  Cinergy One                                            $   493

Maintenance services (2)                                 CG&E                  Cinergy Solutions of Philadelphia, LLC                      10

Operations and maintenance services (2)                  CG&E                  Cinergy Solutions of Rock Hill, LLC                          1

Operations and maintenance services (2)                  CG&E                  Generation Services                                         54

Gas transmission and administrative and general
services (1)                                             CG&E                  KO Transmission                                            198

Operations and maintenance services (2)                  CG&E                  Ohio River Valley Propane, LLC                              10

Project development and maintenance services (2)         CG&E                  Solutions                                                   45

Administrative and general services (1)                  CG&E                  Tri-State Improvement Company                                8

Installation services (2)                                CG&E                  Ventures                                                    93

Operations and maintenance services                      Generation Services   Capital and Trading                                        134

Operations and maintenance services (2)                  Generation Services   CG&E                                                    96,481

Operations and maintenance services                      Generation Services   Cinergy Solutions of Narrows, LLC                          384

Operations and maintenance services                      Generation Services   Cinergy Solutions of Philadelphia, LLC                     398

Operations and maintenance services                      Generation Services   Cinergy Solutions of Rock Hill, LLC                        123

Construction and operations and maintenance services     Generation Services   Cinergy Solutions of St. Bernard, LLC                      952

Operations and maintenance services                      Generation Services   Cinergy Solutions of Tuscola, Inc.                         442

Operations and maintenance services                      Generation Services   Cinergy Solutions Operating Services of Lansing, LLC       236

Operations and maintenance services                      Generation Services   Cinergy Solutions Operating Services of Oklahoma, LLC      562

Operations and maintenance services                      Generation Services   Cinergy Solutions Operating Services of Shreveport, LLC    681

Construction and operations and maintenance services     Generation Services   CSGP of Southeast Texas, LLC                             1,582

Operations and maintenance services (2)                  Generation Services   PSI                                                     54,986

Construction and operations and maintenance services     Generation Services   Solutions                                                8,645

Construction and administrative and general services (2) Lawrenceburg          CG&E                                                       148

Maintenance services (2)                                 Miller Pipeline       CG&E                                                     9,721

Maintenance services (2)                                 Miller Pipeline       PSI                                                        697

Maintenance services (2)                                 Miller Pipeline       ULH&P                                                    5,335

Installation and maintenance services (2)                PSI                   Cinergy One                                                667

Maintenance services (2)                                 PSI                   Cinergy Solutions of Philadelphia, LLC                       3

Maintenance services (2)                                 PSI                   Cinergy Solutions of Tuscola, Inc.                         156

Operations and maintenance services (2)                  PSI                   Generation Services                                        363

Project development and maintenance services (2)         PSI                   Solutions                                                   23

Line locating and meter reading (2)                      Reliant               CG&E                                                     2,527

Line locating and meter reading (2)                      Reliant               PSI                                                      4,685

Line locating and meter reading (2)                      Reliant               ULH&P                                                      159

Installation and maintenance services (2)                ULH&P                 Cinergy One                                                183

Gas transmission and administrative and general
services (1)                                             ULH&P                 KO Transmission                                             38
(1)	Pursuant to Rel. No. 35-26146, dated October 21, 1994.
(2)	Pursuant to service agreements approved in File No. 70-9449 (see HCAR No. 27016, May 4, 1999, exhibits B-1, B-2, and B-3) which remained in effect as of December 31, 2003.
(3)	Certain amounts represent services provided to the receiving company, which in turn billed these amounts to joint venture companies, of which Cinergy has only a partial ownership interest.

Part II

None

Part III

None

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I

The following information shows the required information for Cinergy’s investment in exempt wholesale generators (EWG) and foreign utility companies (FUCO) as of December 31, 2003:

(a)     Company name, location, business address, description and interest held by each system company;
(b) Capital invested, recourse debt, guarantees and transfer of assets between affiliates;
(c) Debt to equity ratio and earnings;
(d) Contracts for service, sales or construction with affiliates.

(a)	EWG Subsidiaries
              Company                          Location                     Business Address                    Company Description                       Interest Held
              -------                          --------                     ----------------                    -------------------                       -------------

Brownsville Power I, LLC              Haywood County, Tennessee    139 East Fourth Street              Brownsville Power I, LLC is a                           1/
                                                                   Cincinnati, Ohio 45201              480-megawatt (MW) natural gas-fired
                                                                                                       generation facility.

Caledonia Power I, LLC                Lowndes County, Mississippi  139 East Fourth Street              Caledonia Power I, LLC is a 550-MW                      1/
                                                                   Cincinnati, Ohio 45201              natural gas-fired generation facility.

St. Paul Cogeneration, LLC            Spring Street,               444 Cedar Street                    St. Paul Congeneration, LLC                             1/
                                      St. Paul, Minnesota          Suite 1020                          is a 35-MW wood-fired congeneration
                                                                   St. Paul, Minnesota 55101           facility.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (continued)

(a)	FUCO Subsidiaries
               Company                            Location                   Business Address                       Company Description                      Interest Held
               -------                            --------                   ----------------                       -------------------                      -------------

Global Power                             Wilmington, Delaware        139 East Fourth Street               Global Power is Cinergy's                                1/
                                                                     25 Atrium II                         international energy project
                                                                     Cincinnati, Ohio 45202               development arm, which owns all of the
                                                                                                          equity of Cinergy Global Power
                                                                                                          Services Limited, through which it
                                                                                                          develops and acquires power projects
                                                                                                          around the globe.  Global Power acts
                                                                                                          as an "umbrella" EWG/FUCO Project
                                                                                                          Parent with respect to numerous
                                                                                                          existing, contemplated or potential
                                                                                                          investments in Exempt Projects.

Attiki Gas Supply Company SA             Athens, Greece              2 Orfeos and Persefonis Street       Attiki Gas Supply Company SA was                         1/
                                                                     118 54 Athens                        formed to supply and sell natural gas
                                                                     Greece                               to consumers located within the
                                                                                                          geographical area of Attiki, which
                                                                                                          includes Athens.

Cinergy Global Ely, Inc.                 Wilmington, Delaware        139 East Fourth Street               Cinergy Global Ely, Inc. is an                           1/
                                                                     25 Atrium II                         EWG/FUCO Project Parent, which holds
                                                                     Cincinnati, Ohio 45202               an interest in one FUCO, EPR Ely
                                                                                                          Limited.

EPR Ely Limited                          Ely, United Kingdom         Kinnaird House                       EPR Ely Limited is a 36-MW straw-fired                   1/
                                                                     1, Pall Mall East                    power plant, which generates the
                                                                     London                               electricity supplied to approximately
                                                                     SW1Y 5AU                             65,000 homes in the United Kingdom.

Cinergy Global Power Services Limited    Warwickshire, United        The Pavilion                         Cinergy Global Power Services Limited                    1/
                                         Kingdom                     Ryon Hill Park                       pursues generation, transmission, and
                                                                     Warwick Road                         distribution opportunities throughout
                                                                     Stratford-upon-Avon                  the world.  This entity is devoted to
                                                                     Warwickshire CV37 0UU                the project development of EWG and
                                                                     United Kingdom                       FUCO projects, but it is not, itself,
                                                                                                          a FUCO or an EWG.

Cinergy Global Power (UK) Limited        Redditch, Worcestershire,   Cinergy House                        Cinergy Global Power (UK) Limited owns                   1/
                                         United Kingdom              Ryon Hill Park                       and operates a 29-MW gas turbine
                                                                     Warwick Road                         generator, which supplies wholesale
                                                                     Stratford-upon-Avon                  electricity.
                                                                     Warwickshire CV37 0UU
                                                                     United Kingdom

Copperbelt                               Copperbelt Province,        Headquarters                         Copperbelt is a bulk electric                            1/
                                         Republic of Zambia          Stand No. 3614                       transmission and distribution system,
                                                                     23rd Avenue                          acquired under the privatization of
                                                                     P.O. Box 20819                       Zambia's mining industry.  Copperbelt
                                                                     Kitwe                                provides 4,500 gigawatt-hours (GWh),
                                                                     Zambia                               per annum, within the Copperbelt
                                                                                                          Province, with assets located in and
                                                                                                          around the city of Kitwe, in north
                                                                                                          central Zambia.

Teplarny                                 Zlin, Czech Republic        Tr. T. Bati 650                      Teplarny is a combined heat power                        1/
                                                                     760 01 Zlin                          plant, which includes three turbine
                                                                     Czech Republic                       generators that provide up to 61 MW of
                                                                                                          electricity.  In addition, 2
                                                                                                          coal-fired and 4 gas-fired boilers
                                                                                                          provide approximately 373 MW of
                                                                                                          thermal capacity.

Cinergy Global Polska Sp. Z o.o.         Warsaw, Poland              15 Jana Pawla II Street              Cinergy Global Polska Sp.                                1/
                                                                     00 828 Warsaw                        Z o.o. is devoted to the project
                                                                     Poland                               development of EWG and FUCO projects,
                                                                                                          but it is not, itself, a FUCO or an
                                                                                                          EWG.

Cinergetika                              Usti nad Labem, Czech       P.O. Box 14C                         Cinergetika is a combined heat and                       1/
                                         Republic                    Zukovova 100                         power plant, which includes three
                                                                     400 30 Usti nad Labem                turbine generators providing up to 14
                                                                     Czech Republic                       MW of electricity and four coal-fired
                                                                                                          boilers providing approximately
                                                                                                          230 MW of thermal capacity.

Tsavo Power Company Limited              Port of Mombasa, Kenya      Nation Centre                        Tsavo Power Company Limited is a 74-MW                   1/
                                                                     A Tower, 13th Floor                  heavy fuel oil-fired power plant,
                                                                     Kimathi Street                       which is located near the Port of
                                                                     P.O. Box 10727                       Mombasa, Kenya's main seaport.
                                                                     00 100 Nairobi
                                                                     Kenya

Czechpol Energy spol, s.r.o.             Frydek-Mistek, Czech        Farni 23                             Czechpol Energy spol, s.r.o. engages                     1/
                                         Republic                    73 801 Frydek-Mistek                 in structured, cross-border power
                                                                     Czech Republic                       transactions.  The company sources
                                                                                                          fuel to power plants in Central and
                                                                                                          Eastern Europe, imports and exports
                                                                                                          power throughout numerous European
                                                                                                          countries and is active in the
                                                                                                          marketing and trading of physical
                                                                                                          energy products, including excess
                                                                                                          production from Cinergy's plants in
                                                                                                          the surrounding region.
1	Please refer to Item 1 to identify each system company that holds an interest in this company.

(b)	Cinergy’s capital investment amount at December 31, 2003, is being filed pursuant to Rule 104(b). See “Exhibit J” section in “Item 10. Financial Statements and Exhibits” for this required information.

Refer to “Exhibit J” in “Item 10. Financial Statements and Exhibits” for Cinergy’s debt recourse or other financial obligation for the FUCO/EWG subsidiaries listed above.

Refer to “Exhibit J” in “Item 10. Financial Statements and Exhibits” for Cinergy guarantees of securities for the FUCO/EWG subsidiaries listed in the tables above.

No Cinergy subsidiaries that are not FUCOs or EWGs have transferred any assets to the above subsidiaries.

(c)	The subsidiary ratio of debt to common equity and yearly earnings at December 31, 2003 are being filed pursuant to Rule 104(b). See “Exhibit J” section in “Item 10. Financial Statements and Exhibits” for the required information.

(d)	Nonutility Service Agreement, as amended, among Cinergy, nonutility subsidiaries of Cinergy and Services (pursuant to Rel. No. 35-26662, dated 2/7/97). Pursuant to the agreement between Services and Cinergy’s domestic and foreign subsidiaries, Services allocated a proportional share of certain costs to Cinergy’s system companies, including its EWGs, foreign utility holding companies and/or FUCO subsidiaries. These transactions are reported in Cinergy’s U-13-60 for the year ended December 31, 2003.

Services Agreements among the utility subsidiaries of Cinergy and the nonutility subsidiaries of Cinergy (other than any FUCO) dated May 14, 1999 (pursuant to Rel. No. 35-27016, dated 5/4/99). Cinergy’s utility subsidiaries and such nonutility subsidiaries are authorized to provide services to each other pursuant to such agreements. Services provided pursuant to these agreements are priced at fully allocated costs as defined by Rules 90 and 91 of the Public Utility Holding Company Act of 1935, as amended.

Transaction	Serving Company	Receiving Company	Compensation
			(in thousands)
Operations and maintenance services	Generation Services	Brownsville Power I, LLC	$ 542
Operations and maintenance services	Generation Services	Caledonia Power I, LLC	583

Part II

See “Exhibit G” section in “Item 10. Financial Statements and Exhibits” for the organizational chart information.

        See “Exhibit H” section in “Item 10. Financial Statements and Exhibits” for the financial information.

Part III

Cinergy’s filing, pursuant to Rule 24 under the Public Utility Holding Company Act of 1935 and the Commission’s order dated June 23, 2000 (File No. 70-9577), reported a capital investment of $827,807 thousand ($584,440 thousand in EWGs and $243,367 thousand in FUCOs and FUCO-related subsidiaries) at December 31, 2003. The capital investment was calculated under the cost method.

The ratio of Cinergy’s capital investment in FUCOs and EWGs to its investment in domestic public utility subsidiary companies is being filed pursuant to Rule 104(b). See “Exhibit J” section in “Item 10. Financial Statements and Exhibits” for this required information.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

A-1             Annual Report of Cinergy on Form 10-K for the year ended December 31, 2003      File No. 1-11377

A-2             2004 Proxy Statement for the year ended December 31, 2003                       File No. 1-11377

A-3             Annual Report of CG&E on Form 10-K for the year ended December 31, 2003         File No. 1-01232

A-4             Annual Report of PSI on Form 10-K for the year ended December 31, 2003          File No. 1-03543

A-5             Annual Report of ULH&P on Form 10-K for the year ended December 31, 2003        File No. 2-07793

A-6             2004 Information Statement of PSI for the year ended December 31, 2003          File No. 1-03543

item 10. FINANCIAL STATEMENTS AND exhibits (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                         Previously Filed as
 Designation                                  Nature of Exhibit                                        Exhibit to:
 -----------                                  -----------------                                        -----------

B-1             Certificate of Incorporation of Cinergy, as amended May 10, 2001                Cinergy's March 31, 2001,
                                                                                                Form 10-Q, File No. 1-11377

B-2             By-laws of Cinergy Corp. as amended on July 23, 2003                            Cinergy's June 30, 2003
                                                                                                Form 10-Q File No. 1-11377

B-3             Amended Articles of Incorporation of CG&E effective October 23, 1996            CG&E's September 30, 1996,
                                                                                                Form 10-Q, File No. 1-01232

B-4             Regulations of CG&E as amended on July 23, 2003                                 CG&E's June 30, 2003,
                                                                                                Form 10-Q, File No. 1-01232

B-5             Amended Articles of Consolidation of PSI as amended April 20, 1995              PSI's June 30, 1995
                                                                                                Form 10-Q, File No. 1-03543

B-6             Amendment to Article D of the Amended Articles of Consolidation of PSI          PSI's 1997 Form 10-K
                effective July 10, 1997                                                         File No. 1-03543

B-7             By-laws of PSI, as amended on July 23, 2003                                     PSI's June 30, 2003,
                                                                                                Form 10-Q, File No. 1-03543

B-8             Restated Articles of Incorporation of ULH&P made effective May 7, 1976          ULH&P's May 1976,
                                                                                                Form 8-K, File No. 2-07793

B-9             By-laws of ULH&P as amended on July 23, 2003                                    ULH&P's June 30, 2003,
                                                                                                Form 10-Q, File No. 2-07793

B-10            Amendment to Restated Articles of Incorporation of ULH&P  (Article Third) and   ULH&P's 1997 Form 10-K
                Amendment to the By-laws of ULH&P (Article 1), both effective July 24, 1997     File No. 2-07793

B-12            Certificate of Incorporation of Services                                        Cinergy's Form U5S filed
                                                                                                May 1, 1996

B-13            By-laws of Services                                                             Cinergy's Form U5S filed
                                                                                                May 1, 1996

B-14            Articles of Incorporation of Tri-State Improvement Company                      Cinergy's Form U5S filed
                                                                                                May 1, 1996

B-15            Regulations of Tri-State Improvement Company as amended, adopted May 28, 1999   Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-16            Articles of Incorporation of Lawrenceburg                                       Cinergy's Form U5S filed
                                                                                                May 1, 1996

B-17            By-laws of Lawrenceburg as amended, adopted May 28, 1999                        Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-18            Articles of Incorporation of Miami Power Corporation as amended                 Cinergy's Form U5S filed
                                                                                                May 1, 1996

B-19            By-laws of Miami Power Corporation as amended, adopted May 28, 1999             Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-20            Articles of Incorporation of KO Transmission Company                            Cinergy's Form U5S filed
                                                                                                May 1, 1996

B-21            By-laws of KO Transmission Company as amended, adopted May 28, 1999             Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-22            Certificate of Incorporation of Cinergy Power Investments, Inc.                 Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-23            Regulations of Cinergy Power Investments, Inc.                                  Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-24            Articles of Incorporation of South Construction Company, Inc.                   Cinergy's Form U5S filed
                                                                                                May 1, 1996

B-25            By-laws of South Construction Company, Inc.                                     Cinergy's Form U5S filed
                                                                                                May 1, 1996

B-26            Certificate of Incorporation of Investments                                     Cinergy's Form U5S filed
                                                                                                May 1, 1996

B-27            By-laws of Investments                                                          Cinergy's Form U5S filed
                                                                                                May 1, 1996

B-28            Amended Articles of Incorporation of Cinergy-Cadence, Inc.                      Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-29            By-laws of Cinergy-Cadence, Inc.                                                Cinergy's Form U5S filed
                                                                                                May 1, 1996

B-30            Certificate of Formation of Cadence Network                                     Cinergy's Form U5S filed
                                                                                                May 1, 1998

B-31            Certificate of Incorporation of Cadence Network                                 Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-32            By-laws of Cadence Network                                                      Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-33            Amended Articles of Incorporation of Capital & Trading                          Cinergy's Form U5S filed
                                                                                                May 1, 1997

B-34            By-laws of Capital & Trading                                                    Cinergy's Form U5S filed
                                                                                                May 1, 1996

B-35            Certificate of Formation of CinCap IV, LLC                                      Cinergy's Form U5S filed
                                                                                                May 1, 1998

B-36            Certificate of Formation of CinCap V, LLC                                       Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-37            IURC Certificate of Approval of purchase of Butler County, Ohio and Henry
                County, Indiana peaking plants

B-38            Limited Liability Company Agreement of Cinergy Climate Change Investments, LLC

B-39            Limited Liability Company Agreement of Cinergy Solutions of Narrows, LLC

B-40            Certificate of Formation of Cinergy Solutions of Narrows, LLC

B-41            Limited Liability Company Agreement of Cinergy Solutions of Rock Hill, LLC

B-42            Certificate of Formation of Cinergy Solutions of Rock Hill, LLC

B-43            Limited Liability Company Agreement of Cinergy Solutions of St. Bernard, LLC

B-44            Certificate of Formation of Cinergy Solutions of St. Bernard, LLC

B-45            Certificate of Formation of CinPower I, LLC                                     Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-46            Amended Agreement of Limited Liability Agreement of CinPower I, LLC             Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-47            Certificate of Amendment to Certificate of Formation of Cinergy Marketing &     Cinergy's Form U5S filed
                Trading  (The sole purpose of the amendment was to change Producers Energy      May 1, 2000
                Marketing, LLC's name to Cinergy Marketing & Trading)

B-48            Second Amended Agreement of Limited Liability Company of Cinergy Marketing &    Cinergy's Form U5S filed
                Trading dated June 8, 1999                                                      May 1, 2000

B-49            Certificate of Formation of Cinergy Transportation, LLC                         Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-50            Limited Liability Company Agreement of Cinergy Transportation, LLC              Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-51            Certificate of Formation for SynCap II, LLC                                     Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-52            Limited Liability Company Agreement of SynCap II, LLC                           Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-53            Certificate of Incorporation of Cinergy Communications, Inc. (Renamed to        Cinergy's Form U5S filed
                Cinergy Telecommunications Holding Company, Inc.)                               May 1, 1997

B-54            By-laws of Cinergy Communications, Inc. (Renamed to Cinergy Telecommunications  Cinergy's Form U5S filed
                Holding Company, Inc.)                                                          May 1, 1997

B-55            Certificate of Amendment of Certificate of Incorporation of Cinergy             Cinergy's Form U5S filed
                Telecommunications Holding Company, Inc.  (The sole purpose of this amendment   May 1, 2001
                was to change Cinergy Communications, Inc.'s name to Cinergy
                Telecommunications Holding Company, Inc.)

B-56            Certificate of Formation of Lattice Communications, LLC                         Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-57            Articles of Incorporation of Cinergy Engineering, Inc.                          Cinergy's Form U5S filed
                                                                                                May 1, 1998

B-58            Regulations of Cinergy Engineering, Inc.                                        Cinergy's Form U5S filed
                                                                                                May 1, 1998

B-59            Certificate of Incorporation of Cinergy - Centrus, Inc.                         Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-60            By-laws of Cinergy - Centrus, Inc.                                              Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-61            Certificate of Incorporation of Cinergy - Centrus Communications, Inc.          Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-62            By-laws of Cinergy - Centrus Communications, Inc.                               Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-63            Certificate of Incorporation of Solutions Holding                               Cinergy's Form U5S filed
                                                                                                May 1, 1999

B-64            By-laws of Solutions Holding                                                    Cinergy's Form U5S filed
                                                                                                May 1, 1998

B-65            Certificate of Amendment of Certificate of Incorporation of Cinergy Solutions   Cinergy's Form U5S filed
                Holding Company, Inc.  (The sole purpose of the amendment was to change         May 1, 2001
                Cinergy Solutions, Inc.'s name to Cinergy Solutions Holding Company, Inc.)

B-66            Certificate of Incorporation of 3036243 Nova Scotia Company                     Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-67            Limited Liability Company Agreement of Cinergy Solutions Limited Partnership    Refer to footnote 1

B-68            Certificate of Incorporation of Vestar, Inc. (formerly known as Cinergy         Cinergy's Form U5S filed
                Business Solutions, Inc.)                                                       April 30, 1999

B-69            By-laws of Vestar, Inc. (formerly known as Cinergy Business Solutions, Inc.)    Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-70            Amendment of Articles of Vestar Limited (formerly Rose Technology Group         Cinergy's Form U5S filed
                Limited)                                                                        May 1, 2000

B-71            Certificate of Formation of Cinergy EPCOM, LLC                                  Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-72            Certificate of Formation of Cinergy EPCOM College Park, LLC                     Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-73            Certificate of Incorporation of Solutions                                       Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-74            Certificate of Incorporation of Cinergy Energy Solutions, Inc.                  Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-75            Certificate of Formation of Cinergy GASCO Solutions, LLC                        Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-76            Limited Liability Company Agreement of Cinergy GASCO Solutions, LLC             Refer to footnote 1

B-77            Certificate of Formation of Cinergy Solutions Partners, LLC                     Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-78            Limited Liability Company Agreement of Cinergy Solutions Partners, LLC          Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-79            Certificate of Formation of Lansing Grand River Utilities, LLC                  Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-80            Limited Liability Company Agreement of Lansing Grand River Utilities, LLC       Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-81            Certificate of Formation for Oklahoma Arcadian Utilities, LLC                   Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-82            Limited Liability Company Agreement for Oklahoma Arcadian Utilities, LLC        Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-83            Certificate of Formation for Shreveport Red River Utilities, LLC                Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-84            Limited Liability Company Agreement for Shreveport Red River Utilities, LLC     Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-85            Amended and Restated Certificate of Formation for Shreveport Red River          Cinergy's Form U5S filed
                Utilities, LLC                                                                  May 1, 2001

B-86            Certificate of Incorporation of Power Sports Limited                            Refer to footnote 2

B-87            Articles of Association of Power Sports Limited                                 Refer to footnote 2

B-88            Certificate of Incorporation of Cinergy Solutions of Tuscola, Inc.              Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-89            By-laws of Cinergy Solutions of Tuscola, Inc.                                   Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-90            Certificate of Formation of Energy Equipment Leasing LLC                        Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-91            Certificate of Formation of Trigen-Cinergy Solutions LLC                        Cinergy's Form U5S filed
                                                                                                May 1, 1998

B-92            Certificate of Formation of Trigen-Cinergy Solutions of Ashtabula, LLC          Cinergy's Form U5S filed
                                                                                                on May 1, 2000

B-93            Certificate of Formation of Cinergy Climate Change Investments, LLC

B-94            Certificate of Formation of Trigen-Cinergy Solutions of Boca Raton, LLC         Cinergy's Form U5S filed
                (Renamed to Cinergy Solutions of Boca Raton on October 16, 2003)                April 30, 1999

B-95            Articles of Organization of Trigen-Cinergy Solutions of Cincinnati, LLC         Cinergy's Form U5S filed
                (Renamed to Cinergy Solutions of Cincinnati LLC on October 16, 2003)            May 1, 1998

B-97            Certificate of Formation of Trigen-Cinergy Solutions of Lansing LLC             Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-98            Certificate of Formation of Trigen/Cinergy - USFOS of Lansing LLC               Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-99            Limited Liability Company Agreement for Trigen/Cinergy - USFOS of Lansing LLC   Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-100           Certificate of Formation of Trigen-Cinergy Solutions of Orlando LLC             Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-101           Certificate of Formation of Trigen-Cinergy Solutions of Owings Mills LLC        Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-102           Certificate of Formation of Trigen-Cinergy Solutions of Owings Mills Energy     Cinergy's Form U5S filed
                Equipment Leasing, LLC                                                          May 1, 2000

B-103           Certificate of Formation of Trigen-Cinergy Solutions of Rochester LLC           Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-104           Certificate of Formation of Trigen-Cinergy Solutions of Silver Grove LLC        Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-105           Resolutions of Trigen-Cinergy Solutions of Silver Grove LLC                     Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-106           Limited Liability Company Agreement of Trigen-Cinergy Solutions of St. Paul     Refer to footnote 1
                LLC (Renamed to Cinergy Solutions of St. Paul LLC on October 16, 2003)

B-107           Certificate of Formation of Trigen-Cinergy Solutions of Tuscola, LLC            Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-108           Certificate of Incorporation of Cinergy Supply Network, Inc.                    Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-109           By-laws of Cinergy Supply Network, Inc.                                         Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-110           Articles of Organization of Reliant Services, LLC                               Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-111           Articles of Incorporation of Technology                                         Cinergy's Form U5S filed
                                                                                                May 1, 1996

B-112           By-laws of Technology                                                           Cinergy's Form U5S filed
                                                                                                May 1, 1996

B-115           Certificate of Incorporation of Global Resources                                Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-116           By-laws of Global Resources                                                     Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-117           Certificate of Incorporation of Global Power                                    Cinergy's Form U5S filed
                                                                                                May 1, 1998

B-118           By-laws of Global Power                                                         Cinergy's Form U5S filed
                                                                                                May 1, 1998

B-119           By-laws of Cinergy Global Chandler Holding, Inc.                                Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-120           Certificate of Incorporation of Cinergy Global Chandler I, Inc.                 Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-121           By-laws of Cinergy Global Chandler I, Inc.                                      Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-122           Certificate of Incorporation of Cinergy Global Ely, Inc.                        Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-123           By-laws of Cinergy Global Ely, Inc.                                             Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-124           Articles of Association of EPR Ely Power Limited                                Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-125           Articles of Association of EPR Ely Limited                                      Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-126           Articles of Association of Ely Power Limited                                    Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-127           Memorandum of Association of Anglian Ash Limited                                Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-128           Articles of Association of Anglian Ash Limited                                  Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-129           Articles of Association of Anglian Straw Limited                                Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-130           Certificate of Incorporation of Cinergy Global Foote Creek, Inc.                Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-131           By-laws of Cinergy Global Foote Creek, Inc.                                     Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-132           Limited Liability Company Agreement of CinTec II LLC

B-133           Certificate of Formation of CinTec II LLC

B-134           Certificate of Incorporation of Cinergy Global Foote Creek II, Inc.             Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-135           By-laws of Cinergy Global Foote Creek II, Inc.                                  Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-136           Certificate of Formation of Current Broadband (Ohio), LLC (Renamed to CCB
                Communications, LLC)

B-137           Limited Liability Company Agreement of CCB Communications, LLC                  Refer to footnote 1

B-138           Articles of Association of Cinergy Global Power Services Limited                Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-139           Certificate of Amendment to Certificate of Formation of CCB Communications,
                LLC (The sole purpose of this amendment was to change Current Broadband
                (Ohio), LLC's name to CCB Communications, LLC)

B-140           Limited Liability Agreement of Cinergy Solutions of Monaca, LLC

B-141           Certificate of Formation of Cinergy Solutions of Monaca, LLC

B-142           Articles of Association of Cinergy Global Power (UK) Limited                    Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-143           Articles of Association of Cinergy Global Trading Limited                       Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-144           Limited Liability Company Agreement of Cinergy Broadband, LLC

B-145           Certificate of Formation of Cinergy Broadband, LLC

B-147           Certificate of Incorporation of Global Holdings                                 Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-148           By-laws of Global Holdings                                                      Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-149           Articles of Association of Holdings B.V.                                        Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-150           Articles of Association of Cinergy Zambia B.V.                                  Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-151           Articles of Association of Copperbelt                                           Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-152           Certificate of Formation of CCB Indiana, LLC

B-153           Limited Liability Company Agreement of CCB Indiana, LLC                         Refer to footnote 1

B-154           Certificate of Formation of CCB Ohio, LLC

B-155           Limited Liability Company Agreement of CCB Ohio, LLC                            Refer to footnote 1

B-157           Certificate of Incorporation of Cinergy Global Power Iberia, S.A.               Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-158           Articles of Association of Cinergy Global Power Iberia, S.A.                    Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-159           Certificate of Incorporation of EVER 2174 Limited (Renamed to Cinergy Trading   Refer to footnote 2
                and Marketing Limited)

B-160           Certificate of Incorporation of Cinergy Trading and Marketing Limited (the      Refer to footnote 2
                sole purpose of this certificate is to change the name of EVER 2174 Limited to
                Cinergy Trading and Marketing Limited)

B-161           Memorandum of Association of EVER 2174 Limited (Renamed to Cinergy Trading and  Refer to footnote 2
                Marketing Limited)

B-162           Memorandum of Association of 3075959 Nova Scotia Company                        Refer to footnote 2

B-163           Articles of Association of 3075959 Nova Scotia Company                          Refer to footnote 2

B-164           Certificate of Registration of 3075959 Nova Scotia Company                      Refer to footnote 2

B-165           Certificate of Formation of CCB Kentucky, LLC

B-166           Limited Liability Company Agreement of CCB Kentucky, LLC                        Refer to footnote 1

B-167           Certificate of Formation of National BPL, LLC

B-168           Limited Liability Company Agreement of National BPL, LLC                        Refer to footnote 1

B-169           Extract from the Companies Register for Teplarny                                Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-170           Certificate of Formation of Cinergy Retail Sales, LLC

B-171           Limited Liability Company Agreement of Cinergy Retail Sales, LLC

B-172           Certificate of Trust of CC Funding Trust II

B-173           Articles of Association of Cinergetika                                          Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-174           Declaration of Trust of CC Funding Trust II

B-175           By-Laws of Electric City Corp.                                                  Refer to footnote 1

B-176           Certificate of Incorporation of Electric City Corp.

B-199           Memorandum of Association of Cinergy Global (Cayman) Holdings, Inc. (formerly   Cinergy's Form U5S filed
                Cinergy MPI III, Inc.)                                                          May 1, 1998

B-200           Articles of Association of Cinergy Global (Cayman) Holdings, Inc. (formerly     Cinergy's Form U5S filed
                Cinergy MPI III, Inc.)                                                          May 1, 1998

B-201           Memorandum of Association of Cinergy Global Hydrocarbons Pakistan (formerly     Cinergy's Form U5S filed
                Cinergy MPI I, Inc.)  (Memorandums of Association of Cinergy MPI V, Inc. is     May 1, 1998
                identical to that of Cinergy Global Hydrocarbons Pakistan and will be furnished upon request)

B-202           Articles of Association of Cinergy Global Hydrocarbons Pakistan  (Articles of   Cinergy's Form U5S filed
                Association of Cinergy MPI V, Inc. is identical to that of Cinergy Global       May 1, 1998
                Hydrocarbons Pakistan and will be furnished upon request)

B-203           Memorandum of Association of Cinergy Global Tsavo Power (formerly Cinergy MPI   Cinergy's Form U5S filed
                II, Inc.)                                                                       May 1, 1998

B-204           Articles of Association of Cinergy Global Tsavo Power (formerly Cinergy MPI     Cinergy's Form U5S filed
                II, Inc.)                                                                       May 1, 1998

B-205           Articles of Association of IPS - Cinergy Power Limited                          Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-206           Certificate of Incorporation of Tsavo Power Company Limited                     Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-207           Articles of Association of Tsavo Power Company Limited                          Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-208           Certificate of Amendment of Certificate of Incorporation of Cinergy Global      Cinergy's Form U5S filed
                One, Inc.                                                                       May 1, 2001

B-209           By-laws of Cinergy Global One, Inc.                                             Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-210           Articles of Association of Midlands Hydrocarbons (Bangladesh) Limited           Cinergy's Form U5S filed
                                                                                                April 30, 1999

B-211           Certificate of Incorporation of Cinergy UK, Inc.                                Cinergy's Form U5S filed
                                                                                                May 1, 1997

B-212           By-laws of Cinergy UK as amended, July 15, 1999                                 Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-213           Memorandum of Association of Anglian Straw Limited                              Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-214           Certificate of Incorporation of Ely Power Limited                               Cinergy's Form U5S filed
                                                                                                May 1, 2000

B-215           Amended Certificate of Formation of CinTec dated November 29, 2000              Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-216           Limited Liability Company Agreement for CinTec                                  Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-217           Certificate of Formation of CinTec dated November 15, 2000                      Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-218           Amended Certificate of Formation of CinTec I LLC dated November 29, 2000        Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-219           Limited Liability Company Agreement for CinTec I LLC                            Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-220           Certificate of Formation of CinTec I LLC dated November 15, 2000                Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-221           By-laws of Cinergy Technologies as amended September 5, 2000                    Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-222           Amended Certificate of Incorporation of Cinergy Technologies                    Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-223           Certificate of Formation of Ventures                                            Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-224           Limited Liability Company Agreement for Ventures                                Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-225           Certificate of Formation of Cinergy Ventures II, LLC                            Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-226           Limited Liability Company Agreement for Cinergy Ventures II, LLC                Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-227           Certificate of Formation of Cinergy e-Supply                                    Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-228           Limited Liability Company Agreement for Cinergy e-Supply                        Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-229           Certificate of Formation of Cinergy One                                         Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-230           By-laws of Cinergy One                                                          Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-231           Certificate of Incorporation of Cinergy Two, Inc.                               Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-232           Instrument of Organization for Cinergy Two, Inc.                                Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-233           By-laws of Cinergy Two, Inc.                                                    Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-234           Certificate of Incorporation of Wholesale Energy                                Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-235           Regulations of Wholesale Energy                                                 Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-236           Certificate of Formation for Generation Services                                Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-237           Limited Liability Company Agreement for Generation Services                     Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-238           By-laws of Optimira Controls, Inc. (Filed under cover of Form SE)               Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-239           Articles of Incorporation of Optimira Controls, Inc.                            Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-240           Articles of Organization for Green Power G.P., LLC                              Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-241           Limited Liability Company Agreement of Green Power G.P., LLC                    Refer to footnote 1

B-242           Certificate of Formation of Green Power Holdings, LLC                           Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-243           Amended and Restated Limited Liability Company Agreement of Green Power         Cinergy's Form U5S filed
                Holdings, LLC                                                                   May 1, 2003

B-244           Certificate of Formation of Green Power Limited, LLC                            Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-245           Limited Liability Company Agreement of Green Power Limited, LLC                 Refer to footnote 1

B-246           Articles of Incorporation of MP Acquisitions Corp., Inc.                        Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-247           By-laws of MP Acquisitions Corp., Inc.                                          Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-248           Form 10 for Cinergy Renewable Trading Limited                                   Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-249           Memorandum and Articles of Association of Cinergy Renewable Trading Limited     Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-250           Certificate of Incorporation on change of name of UK Electric Power Limited     Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-251           New Articles of Association of UK Electric Power Limited                        Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-262           Form 10 for Commercial Electricity Supplies Limited                             Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-263           Memorandum and Articles of Association of Commercial Electricity Supplies       Cinergy's Form U5S filed
                Limited (formerly named UK Electric Power Limited)                              May 1, 2001

B-268           Articles of Incorporation of Q-Comm Corporation (Filed under cover of Form SE)  Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-269           By-laws of Incorporation of Q-Comm Corporation (Filed under cover of Form SE)   Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-270           Articles of Incorporation of Miller Pipeline Corporation (Filed under cover of  Cinergy's Form U5S filed
                Form SE)                                                                        May 1, 2001

B-271           By-laws of Miller Pipeline Corporation (Filed under cover of Form SE)           Cinergy's Form U5S filed
                                                                                                May 1, 2001

B-274           Certificate of Trust of CC Funding Trust I                                      Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-275           Certificate of Formation of CPI Allowance Management, LLC                       Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-276           Limited Liability Company Agreement of CPI Allowance Management, LLC            Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-277           Certificate of Formation of CPI Investments, LLC                                Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-278           Limited Liability Company Agreement of CPI Investments, LLC                     Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-279           Amended and Restated Certificate of Formation of Brownsville Power I, L.L.C.    Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-280           Amended and Restated Limited Liability Company Agreement of Brownsville Power   Cinergy's Form U5S filed
                I, L.L.C.                                                                       May 1, 2003

B-281           Amended and Restated Certificate of Formation of Caledonia Power I, L.L.C.      Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-282           Amended and Restated Limited Liability Company Agreement of Caledonia Power I,  Cinergy's Form U5S filed
                L.L.C.                                                                          May 1, 2003

B-294           Certificate of Incorporation of Cinergy Canada, Inc.                            Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-295           By-laws of Cinergy Canada, Inc.                                                 Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-296           Certificate of Formation of Cinergy Limited Holdings, LLC                       Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-297           Limited Liability Company Agreement of Cinergy Limited Holdings, LLC            Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-298           Certificate of Formation of Cinergy General Holdings, LLC                       Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-299           Limited Liability Company Agreement of Cinergy General Holdings, LLC            Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-300           Amended Certificate of Formation of Ohio River Valley Propane, LLC (The sole    Cinergy's Form U5S filed
                purpose of this amendment was to change the name of Cinergy Propane, LLC to     May 1, 2003
                Ohio River Valley Propane, LLC.)

B-301           Limited Liability Company Agreement of Cinergy Propane, LLC (Renamed to Ohio    Refer to footnote 1
                River Valley Propane, LLC)

B-302           Certificate of Incorporation of Cinergy Retail Power Limited, Inc.              Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-303           By-laws of Cinergy Retail Power Limited, Inc.                                   Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-304           Articles of Incorporation of Cinergy Retail Power General, Inc.                 Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-305           By-laws of Cinergy Retail Power General, Inc.                                   Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-306           Certificate of Limited Partnership of Cinergy Retail Power, L.P.                Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-307           Limited Partnership Agreement of Cinergy Retail Power, L.P.                     Refer to footnote 1

B-310           Certificate of Formation of BSPE Holdings, LLC                                  Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-311           Limited Liability Company Agreement of BSPE Holdings, LLC                       Refer to footnote 1

B-312           Certificate of Formation of BSPE Limited, LLC                                   Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-313           Limited Liability Company Agreement of BSPE Limited, LLC                        Refer to footnote 1

B-314           Articles of Organization of BSPE General, LLC                                   Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-315           Limited Liability Company Agreement of BSPE General, LLC                        Refer to footnote 1

B-316           Certificate of Limited Partnership of BSPE, L.P.                                Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-317           Limited Partnership Agreement of BSPE, L.P.                                     Refer to footnote 1

B-318           Amended and Restated Certificate of Incorporation of U.S. Energy Biogas Corp.   Cinergy's Form U5S filed
                (formerly named Zahren Alternative Power Corporation)                           April 30, 2002

B-319           By-laws of U.S. Energy Biogas Corp.                                             Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-320           Certificate of Formation of Countryside Landfill Gasco, L.L.C.                  Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-321           Limited Liability Company Agreement of Countryside Landfill Gasco, L.L.C.       Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-322           Certificate of Formation of Morris Gasco, L.L.C.                                Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-323           Limited Liability Company Agreement of Morris Gasco, L.L.C.                     Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-324           Certificate of Limited Partnership of Brown County Landfill Gas Associates,     Cinergy's Form U5S filed
                L.P.                                                                            April 30, 2002

B-325           Limited Partnership Agreement of Brown County Landfill Gas Associates, L.P.     Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-326           Certificate of Formation of Cinergy Solutions of Philadelphia, LLC              Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-327           Amended and Restated Limited Liability Company Agreement of Cinergy Solutions   Cinergy's Form U5S filed
                of Philadelphia, LLC                                                            May 1, 2003

B-328           Certificate of Formation of CST Limited, LLC (formerly named CS Limited, LLC)   Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-329           Certificate of Amendment to Certificate of Formation of CST Limited, LLC (The   Cinergy's Form U5S filed
                sole purpose of the amendment was to change the name of CS Limited, LLC to CST  April 30, 2002
                Limited, LLC)

B-330           Limited Liability Company Agreement of CST Limited, LLC                         Refer to footnote 1

B-331           Articles of Organization of CST General, LLC                                    Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-332           Limited Liability Company Agreement of CST General, LLC                         Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-333           Agreement of Limited Partnership of CST Green Power, L.P.                       Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-334           Limited Partnership Agreement of CST Green Power, L.P.                          Refer to footnote 1

B-335           Certificate of Amendment of Certificate of Limited Partnership of South         Cinergy's Form U5S filed
                Houston Green Power, L.P. (formerly named Green Power, L.P.)                    April 30, 2002

B-336           Limited Partnership Agreement of South Houston Green Power, L.P. (formerly      Refer to footnote 1
                named Green Power, L.P.)

B-337           Certificate of Formation of CSGP of Southeast Texas, LLC                        Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-338           Limited Liability Company Agreement of CSGP of Southeast Texas, LLC             Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-339           Certificate of Formation of CSGP Limited, LLC                                   Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-340           Limited Liability Company Agreement of CSGP Limited, LLC                        Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-341           Articles of Organization of CSGP General, LLC                                   Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-342           Limited Liability Company Agreement of CSGP General, LLC                        Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-343           Certificate of Limited Partnership of CSGP Services, L.P.                       Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-344           Limited Partnership Agreement of CSGP Services, L.P.                            Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-345           Certificate of Formation of Delta Township Utilities, LLC                       Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-346           Limited Liability Company Agreement of Delta Township Utilities, LLC            Refer to footnote 1

B-347           Certificate of Formation of Trigen-Cinergy Solutions of San Diego LLC           Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-348           Limited Liability Company Agreement of Trigen-Cinergy Solutions of San Diego    Cinergy's Form U5S filed
                LLC                                                                             May 1, 2003

B-349           Certificate of Formation of Trigen-Cinergy Solutions of the Southeast LLC       Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-350           Limited Liability Company Agreement of Trigen-Cinergy Solutions of the          Cinergy's Form U5S filed
                Southeast LLC                                                                   May 1, 2003

B-351           Articles of Organization of Environmental Wood Supply, LLC                      Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-352           Limited Liability Company Agreement of Environmental Wood Supply, LLC           Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-353           Articles of Organization of St. Paul Cogeneration, LLC                          Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-354           Limited Liability Company Agreement of St. Paul Cogeneration, LLC               Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-355           Certificate of Incorporation with respect to CGP Global Greece Holdings, SA     Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-356           Articles of Association of CGP Global Greece Holdings, SA                       Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-357           Certificate of Incorporation with respect to Attiki Denmark ApS                 Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-358           Articles of Association for Attiki Denmark ApS                                  Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-359           Certificate of Incorporation with respect to Attiki Gas Supply Company SA       Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-360           Articles of Incorporation of Attiki Gas Supply Company SA                       Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-363           Certificate of Formation of eVent Resources Overseas I, LLC                     Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-364           Amended and Restated Limited Liability Company Agreement of eVent Resources     Cinergy's Form U5S filed
                Overseas I, LLC                                                                 May 1, 2003

B-367           Certificate of Incorporation of Cinergy Global Peetz Table I, Inc.              Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-368           By-laws of Cinergy Global Peetz Table I, Inc.                                   Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-395           Certificate of Formation of eVent (Triple Point) LLC (Renamed to eVent          Cinergy's Form U5S filed
                Resources Holdings LLC)                                                         April 30, 2002

B-396           Limited Liability Company Agreement of eVent (Triple Point) LLC (Renamed to     Refer to footnote 1
                eVent Resources Holdings LLC)

B-399           Amended and Restated Certificate of Incorporation of Pentech Solutions, Inc.    Cinergy's Form U5S filed
                (Renamed to Maximum Performance Group, Inc.)                                    April 30, 2002

B-400           By-laws of Pentech Solutions, Inc. (Renamed to Maximum Performance Group,       Refer to footnote 1
                Inc.)

B-401           Restated Articles of Incorporation of Kreiss Johnson Technologies, Inc.         Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-402           By-laws of Kreiss Johnson Technologies, Inc.                                    Refer to footnote 1

B-403           Amended and Restated Articles of Incorporation of Catalytic Solutions, Inc.     Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-404           By-laws of Catalytic Solutions, Inc.                                            Refer to footnote 1

B-407           Certificate of Formation of Cinergy Origination & Trade, LLC                    Cinergy's Form U5S filed
                                                                                                April 30, 2002

B-408           Limited Liability Company Agreement of Cinergy Origination & Trade, LLC         Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-410           Certificate of Conversion of Marketing & Trading                                Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-411           Limited Partnership Agreement of Marketing & Trading                            Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-412           Amended and Restated Certificate of Formation of Cinergy Receivables Company    Cinergy's Form U5S filed
                LLC                                                                             May 1, 2003

B-413           Amended and Restated Limited Liability Company Agreement of Cinergy             Cinergy's Form U5S filed
                Receivables Company LLC                                                         May 1, 2003

B-414           Certificate of Incorporation of CinFuel Resources, Inc.                         Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-415           By-laws of CinFuel Resources, Inc.                                              Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-416           Limited Liability Company Agreement of Oak Mountain Products, LLC               Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-417           Certificate of Formation of Oak Mountain Products, LLC                          Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-418           Certificate of Formation of LH1, LLC                                            Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-419           Limited Liability Company Agreement of LH1, LLC                                 Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-422           Certificate of Formation of Cinergy Solutions Operating Services of Lansing,    Cinergy's Form U5S filed
                LLC                                                                             May 1, 2003

B-423           Limited Liability Company Agreement of Cinergy Solutions Operating Services     Cinergy's Form U5S filed
                of Lansing, LLC                                                                 May 1, 2003

B-424           Limited Liability Company Agreement of Cinergy Solutions Operating Services     Cinergy's Form U5S filed
                of Shreveport, LLC                                                              May 1, 2003

B-425           Certificate of Formation of Cinergy Solutions Operating Services of             Cinergy's Form U5S filed
                Shreveport, LLC                                                                 May 1, 2003

B-428           Limited Liability Company Agreement of Cinergy Solutions Operating Services     Cinergy's Form U5S filed
                of Oklahoma, LLC                                                                May 1, 2003

B-429           Certificate of Formation of Cinergy Solutions Operating Services of Oklahoma,   Cinergy's Form U5S filed
                LLC                                                                             May 1, 2003

B-430           Operating Agreement of Fiber Link, LLC                                          Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-431           Articles of Organization of Fiber Link, LLC                                     Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-432           Certificate of Formation of LB Tower Company LLC                                Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-433           Limited Liability Company Agreement of LB Tower Company LLC                     Refer to footnote 1

B-434           Amended and Restated Certificate of Incorporation of CES International, Inc.    Cinergy's Form U5S filed
                (Renamed to Configured Energy Systems, Inc.)                                    May 1, 2003

B-435           By-laws of CES International, Inc. (Renamed to Configured Energy Systems,       Refer to footnote 1
                Inc.)

B-461           Limited Liability Company Agreement of Cinergy EPCOM College Park, LLC          Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-462           Limited Liability Company Agreement of Cinergy EPCOM                            Cinergy's Form U5S filed
                                                                                                May 1, 2003

B-558           Amended and Restated Operating Agreement of St. Paul Cogeneration, LLC          Cinergy's Form U5S filed
                                                                                                May 1, 2003
(1)	The referenced agreement is with one or more unaffiliated third parties, contains sensitive, competitive information, and/or is subject to confidentiality restrictions. Upon request, Cinergy will use its best efforts to make such agreement available to the SEC’s staff.

(2)	The referenced agreement is being filed by Cinergy in paper format only because submission thereof in electronic format would involve undue expense.

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

C-1             Original Indenture (First Mortgage Bonds) dated September 1, 1939, between      Exhibit A-Part 3 in File
                PSI and The First National Bank of Chicago, as Trustee, and LaSalle National    No. 70-00258 and
                Bank, as successor Trustee.                                                     Supplemental Indenture
                                                                                                dated March 30, 1984.

C-2             Twenty-fifth Supplemental Indenture between PSI and The First National Bank     File No. 2-62543
                of Chicago dated September 1, 1978.

C-3             Thirty-fifth Supplemental Indenture between PSI and The First National Bank     PSI's 1984 Form 10-K in
                of Chicago dated March 30, 1984.                                                File No. 1-03543

C-4             Forty-second Supplemental Indenture between PSI and LaSalle National Bank       PSI's 1988 Form 10-K in
                dated August 1, 1988.                                                           File No. 1-03543

C-5             Forty-fourth Supplemental Indenture between PSI and LaSalle National Bank       PSI's 1990 Form 10-K in
                dated March 15, 1990.                                                           File No. 1-03543

C-6             Forty-fifth Supplemental Indenture between PSI and LaSalle National Bank        PSI's 1990 Form 10-K in
                dated March 15, 1990.                                                           File No. 1-03543

C-7             Forty-sixth Supplemental Indenture between PSI and LaSalle National Bank dated  PSI's 1991 Form 10-K in
                June 1, 1990.                                                                   File No. 1-03543

C-8             Forty-seventh Supplemental Indenture between PSI and LaSalle National Bank      PSI's 1991 Form 10-K in
                dated July 15, 1991.                                                            File No. 1-03543

C-9             Forty-eighth Supplemental Indenture between PSI and LaSalle National Bank       PSI's 1992 Form 10-K in
                dated July 15, 1992.                                                            File No. 1-03543

C-10            Forty-ninth Supplemental Indenture between PSI and LaSalle National Bank        PSI's 1992 Form 10-K in
                dated February 15, 1993.                                                        File No. 1-03543

C-11            Fiftieth Supplemental Indenture between PSI and LaSalle National Bank dated     PSI's 1992 Form 10-K in
                February 15, 1993.                                                              File No. 1-03543

C-12            Fifty-first Supplemental Indenture between PSI and LaSalle National Bank        PSI's 1993 Form 10-K in
                dated February 1, 1994.                                                         File No. 1-03543

C-13            Fifty-second Supplemental Indenture between PSI and LaSalle National Bank, as   PSI's March 31, 1999, Form
                Trustee, dated April 30, 1999.                                                  10-Q in File No. 1-03543

C-14            Identure (Secured Medium-term Notes, Series A), dated July 15, 1991, between    PSI's Form 10-K/A,
                PSI and LaSalle National Bank, as Trustee.                                      Amendment No. 2, dated July
                                                                                                15, 1993, in File No. 1-03543

C-15            Identure (Secured Medium-term Notes, Series B), dated July 15, 1992, between    PSI's Form 10-K/A,
                PSI and LaSalle National Bank, as Trustee.                                      Amendment No. 2, dated July
                                                                                                15, 1993, in File No. 1-03543

C-16            Loan Agreement between PSI and the City of Princeton, Indiana dated as of       PSI's September 30, 1996,
                November 7, 1996.                                                               Form 10-Q in File No. 1-03543

C-17            Loan Agreement between PSI and the City of Princeton, Indiana dated as of       Cinergy's 1996 Form 10-K in
                February 1, 1997.                                                               File No. 1-11377

C-18            Indenture dated November 15, 1996, between PSI and The Fifth Third Bank, as     Cinergy's 1996 Form 10-K in
                Trustee.                                                                        File No. 1-11377

C-19            First Supplemental Indenture dated November 15, 1996, between PSI and The       Cinergy's 1996 Form 10-K in
                Fifth Third Bank, as Trustee.                                                   File No. 1-11377

C-20            Third Supplemental Indenture dated as of March 15, 1998, between PSI and The    Cinergy's 1997 Form 10-K in
                Fifth Third Bank, as Trustee.                                                   File No. 1-11377

C-21            Fourth Supplemental Indenture dated as of August 5, 1998, between PSI and The   PSI's June 30, 1998 Form
                Fifth Third Bank, as Trustee.                                                   10-Q in File No. 1-03543

C-22            Fifth Supplemental Indenture dated as of December 15, 1998, between PSI and     PSI's 1998 Form 10-K in
                The Fifth Third Bank, as Trustee.                                               File No. 1-03543

C-23            Sixth Supplemental Indenture dated as of April 30, 1999, between PSI and        PSI's March 31, 1999, Form
                Fifth Third Bank, as Trustee.                                                   10-Q in File No. 1-03543

C-24            Seventh Supplemental Indenture dated as of October 20, 1999, between PSI and    PSI's September 30, 1999,
                Fifth Third Bank, as Trustee.                                                   Form 10-Q in File No. 1-03543

C-25            Unsecured Promissory Note dated as of October 14, 1998, between PSI and the     PSI's 1998 Form 10-K in
                Rural Utilities Service.                                                        File No. 1-03543

C-26            Loan Agreement between PSI and the Indiana Development Finance Authority        PSI's June 30 1998, Form
                dated as of July 15, 1998.                                                      10-Q in File No. 1-03543

C-27            Loan Agreement between PSI and the Indiana Development Finance Authority        PSI's June 30, 2000 Form
                dated as of May 1, 2000.                                                        10-Q in File No. 1-03543

C-28            Original Indenture (First Mortgage Bonds) between CG&E and The Bank of New      CG&E's Registration
                York (as Trustee) dated as of August 1, 1936.                                   Statement No. 2-02374

C-29            Fourteenth Supplemental Indenture between CG&E and The Bank of New York dated   CG&E's Registration
                as of November 2, 1972.                                                         Statement No. 2-60961

C-30            Thirty-third Supplemental Indenture between CG&E and The Bank of New York       CG&E's Registration
                dated as of September 1, 1992.                                                  Statement No. 33-53578

C-31            Thirty-fourth Supplemental Indenture between CG&E and The Bank of New York      CG&E's September 30, 1993,
                dated as of October 1, 1993.                                                    Form 10-Q in File No. 1-01232

C-32            Thirty-fifth Supplemental Indenture between CG&E and The Bank of New York       CG&E's Registration
                dated as of January 1, 1994.                                                    Statement No. 33-52335

C-33            Thirty-sixth Supplemental Indenture between CG&E and The Bank of New York       CG&E's Registration
                dated as of February 15, 1994.                                                  Statement No. 33-52335

C-34            Thirty-seventh Supplemental Indenture between CG&E and The Bank of New York     Cinergy's 1996 Form 10-K in
                dated as of October 14, 1996.                                                   File No. 1-11377

C-35            Loan Agreement between CG&E and the County of Boone, Kentucky dated as of       CG&E's 1984 Form 10-K in
                February 1, 1985.                                                               File No. 1-01232

C-36            Repayment Agreement between CG&E and The Dayton Power and Light Company dated   CG&E's 1992 Form 10-K in
                as of December 23, 1992.                                                        File No. 1-01232

C-37            Loan Agreement between CG&E and the County of Boone, Kentucky dated as of       CG&E's 1993 Form 10-K in
                January 1, 1994.                                                                File No. 1-01232

C-38            Loan Agreement between CG&E and the State of Ohio Air Quality Development       CG&E's 1985 Form 10-K in
                Authority dated as of December 1, 1985.                                         File No. 1-01232

C-39            Loan Agreement between CG&E and the State of Ohio Air Quality Development       CG&E's September 30, 1995,
                Authority dated as of September 13, 1995.                                       Form 10-Q in File No. 1-01232

C-40            Loan Agreement between CG&E and the State of Ohio Water Development Authority   CG&E's 1993 Form 10-K in
                dated as of January 1, 1994.                                                    File No. 1-01232

C-41            Loan Agreement between CG&E and the State of Ohio Air Quality Development       CG&E's 1993 Form 10-K in
                Authority dated as of January 1, 1994.                                          File No. 1-01232

C-42            Original Indenture (Unsecured Debt Securities) between CG&E and The Fifth       CG&E's Form 8-A dated July
                Third Bank dated as of May 15, 1995.                                            24, 1995, in File No. 1-01232

C-43            First Supplemental Indenture between CG&E and The Fifth Third Bank dated as of  CG&E's June 30, 1995, Form
                June 1, 1995.                                                                   10-Q in File No. 1-01232

C-44            Second Supplemental Indenture between CG&E and The Fifth Third Bank dated as    CG&E's Form 8-A dated July
                of June 30, 1995.                                                               24, 1995 in File No. 1-01232

C-45            Third Supplemental Indenture between CG&E and The Fifth Third Bank dated as     CG&E's September 30, 1997,
                of October 9, 1997.                                                             Form 10-Q in File No. 1-01232

C-46            Fourth Supplemental Indenture between CG&E and The Fifth Third Bank dated as    CG&E's March 31, 1998, Form
                of April 1, 1998.                                                               10-Q in File No. 1-01232

C-47            Fifth Supplemental Indenture between CG&E and The Fifth Third Bank dated as of  CG&E's June 30, 1998, Form
                June 9, 1998.                                                                   10-Q in File No. 1-01232

C-48            Original Indenture (First Mortgage Bonds) between ULH&P and The Bank of New     ULH&P's Registration
                York dated as of February 1, 1949.                                              Statement No. 2-07793

C-49            Fifth Supplemental Indenture between ULH&P and The Bank of New York dated       CG&E's Registration
                as of January 1, 1967.                                                          Statement No. 2-60961

C-50            Thirteenth Supplemental Indenture between ULH&P and The Bank of New York        ULH&P's 1992 Form 10-K in
                dated as of August 1, 1992.                                                     File No. 2-07793

C-51            Original Indenture (Unsecured Debt Securities) between ULH&P and The Fifth      ULH&P's June 30, 1995, Form
                Third Bank dated as of July 1, 1995.                                            10-Q in File No. 2-07793

C-52            First Supplemental Indenture between ULH&P and The Fifth Third Bank dated as    ULH&P's June 30, 1995, Form
                of July 15, 1995.                                                               10-Q in File No. 2-07793

C-53            Second Supplemental Indenture between ULH&P and The Fifth Third Bank dated      ULH&P's March 31, 1998 Form
                as of April 30, 1998.                                                           10-Q in File No. 2-07793

C-54            Third Supplemental Indenture between ULH&P and The Fifth Third Bank dated as    ULH&P's 1998 Form 10-K in
                of December 8, 1998.                                                            File No. 2-07793

C-55            Fourth Supplemental Indenture between ULH&P and The Fifth Third Bank, as        ULH&P's September 30, 1999,
                Trustee, dated as of September 17, 1999.                                        Form 10-Q in File No. 2-07793

C-56            Base Indenture dated as of October 15, 1998, between Global Resources and The   Cinergy's September 30, 1998,
                Fifth Third Bank, as Trustee.                                                   Form 10-Q in File No. 1-11377

C-57            First Supplemental Indenture dated as of October 15, 1998, between Global       Cinergy's September 30,1998,
                Resources and The Fifth Third Bank, as Trustee.                                 Form 10-Q in File No. 1-11377

C-58            Indenture dated as of December 16, 1998, between Cinergy and The Fifth Third    Cinergy's 1998 Form 10-K in
                Bank.                                                                           File No. 1-11377

C-59            Indenture between Cinergy and The Fifth Third Bank, as Trustee, dated as of     Cinergy's March 31, 1999,
                April 15, 1999.                                                                 Form 10-Q in File No. 1-11377

C-60            Agreement for Puchase and Sale of Assets, dated March 31, 1994, by and          Cinergy's Form U5B filed
                between Columbia Gas as Seller and KO Transmission as Buyer.                    January 23, 1995

C-61            Agreement for Purchase and Sale of Line AM-4, dated March 31, 1994, by and      Cinergy's Form U5B filed
                between Columbia Gas as Seller and KO Transmission as Buyer.                    January 23, 1995

C-62            Rights Agreement between Cinergy and The Fifth Third Bank, as Rights Agent,     Cinergy's Registration Statement
                dated October 16, 2000.                                                         on Form 8-A dated October 16, 2000
                                                                                                in File No. 1-11377

C-63            Fifty-third Supplemental Indenture between PSI and LaSalle National Bank        Cinergy's June 30, 2001,
                dated June 15, 2001.                                                            Form 10-Q in File No. 1-11377

C-64            Loan Agreement between CG&E and the State of Ohio Air Quality Development       Cinergy's September 30, 2001,
                Authority dated August 1, 2001.                                                 Form 10-Q in File No. 1-11377

C-65            Indenture between Cinergy and The Fifth Third Bank, as Trustee, dated           Cinergy's September 30, 2001,
                September 12, 2001.                                                             Form 10-Q in File No. 1-11377

C-66            First Supplemental Indenture between Cinergy and The Fifth Third Bank, as       Cinergy's September 30, 2001,
                Trustee, dated September 12, 2001.                                              Form 10-Q in File No. 1-11377

C-67            Second Supplemental Indenture, dated December 18, 2001, between Cinergy and     Cinergy's Form 8-K, December 19,
                The Fifth Third Bank, as Trustee.                                               2001 in File No. 1-11377

C-68            Purchase Contract Agreement, dated December 18, 2001, between Cinergy and The   Cinergy's Form 8-K, December 19,
                Bank of New York, as Purchase Contract Agent.                                   2001 in File No. 1-11377

C-69            Pledge Agreement, dated December 18, 2001, among Cinergy, JP Morgan Chase       Cinergy's Form 8-K, December 19,
                Bank, as Collateral Agent, Custodial Agent and Securities Intermediary, and     2001 in File No. 1-11377
                The Bank of New York, as Purchase Contract Agent.

C-70            Thirty-eighth Supplemental Indenture between CG&E and The Bank of New York      Cinergy's March 31, 2001,
                dated as of February 1, 2001.                                                   Form 10-Q in File No. 1-11377

C-71            Thirty-ninth Supplemental Indenture dated as of September 1, 2002, between      Cinergy's September 30, 2002,
                CG&E and the Bank of New York, as Trustee.                                      Form 10-Q in File No. 1-11377

C-72            Fifty-fourth Supplemental Indenture dated as of September 1, 2002, between PSI  Cinergy's September 30, 2002,
                and LaSalle Bank National Association, as Trustee.                              Form 10-Q in File No. 1-11377

C-73            Sixth Supplemental Indenture between CG&E and Fifth Third Bank dated as of      Cinergy's September 30, 2002,
                September 15, 2002.                                                             Form 10-Q in File No. 1-11377

C-74            Loan Agreement between PSI and the Indiana Development Finance Authority dated  Cinergy's September 30, 2002,
                as of September 1, 2002.                                                        Form 10-Q in File No. 1-11377

C-75            Loan Agreement between PSI and the Indiana Development Finance Authority dated  Cinergy's September 30, 2002,
                as of September 1, 2002.                                                        Form 10-Q in File No. 1-11377

C-76            Loan Agreement between CG&E and the Ohio Air Quality Development Authority      Cinergy's September 30, 2002,
                dated as of September 1, 2002.                                                  Form 10-Q in File No. 1-11377

C-77            First Amendment to Rights Agreement, dated August 28, 2002, effective           Cinergy's Form 8-A/A, Amendment
                September 16, 2002, between Cinergy and The Fifth Third Bank, as Rights Agent.  No. 1, filed September 16, 2002 in File No. 1-11377

C-78            Loan Agreement between PSI and The Indiana Development Finance Authority dated  PSI's March 31, 2003, Form
                as of February 15, 2003.                                                        10-Q in File No. 1-03543

C-79            6.302% Subordinated Note between PSI and Cinergy Corp., dated February 5, 2003. PSI's March 31, 2003, Form
                                                                                                10-Q in File No. 1-03543

C-80            6.403% Subordinated Note between PSI and Cinergy Corp., dated February 5, 2003. PSI's March 31, 2003, Form
                                                                                                10-Q in File No. 1-03543

C-81            Seventh Supplemental Indenture between CG&E and Fifth Third Bank dated as of    CG&E's June 30, 2003, Form
                June 15, 2003.                                                                  10-Q in File No. 1-01232

C-82            Eighth Supplemental Indenture dated as of September 23, 2003, between PSI and   PSI's September 30, 2003,
                Fifth Third Bank as Trustee.                                                    Form 10-Q in File No. 1-03543

C-83            Fifty-fifth Supplemental Indenture between PSI and LaSalle National Bank dated  Cinergy's September 30, 2003,
                February 15, 2003.                                                              Form 10-Q in File No. 1-11377

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

D-1             Agreement between Cinergy and subsidiary companies for filing consolidated      Cinergy's Form U5S filed
                income tax returns and for allocation of consolidated income tax liabilities    May 1, 2003
                and benefits

D-2             Schedule detailing adjustment to 2002 FIT Return                                Filed pursuant to Rule 104(b)

D-3             Schedule detailing 2003 FIT Return Estimate                                     Filed pursuant to Rule 104(b)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

F-1             Consolidating Financial Statements of Cinergy for 2003                          Filed pursuant to Rule 104(b)

F-2             Consolidating Financial Statements of CG&E for 2003                             Filed pursuant to Rule 104(b)

F-3             Consolidating Financial Statements of Investments for 2003                      Filed pursuant to Rule 104(b)

F-4             Consolidating Financial Statements of Capital & Trading for 2003                Filed pursuant to Rule 104(b)

F-5             Consolidating Financial Statements of Marketing & Trading for 2003              Filed pursuant to Rule 104(b)

F-6             Consolidating Financial Statements of LH1, LLC for 2003                         Filed pursuant to Rule 104(b)

F-7             Consolidating Financial Statements of Solutions Holding for 2003                Filed pursuant to Rule  104(b)

F-8             Consolidating Financial Statements of 3036243 Nova Scotia Company for 2003      Filed pursuant to Rule 104(b)

F-9             Consolidating Financial Statements of Cinergy Solutions Limited Partnership
                for 2003                                                                        Filed pursuant to Rule 104(b)

F-10            Consolidating Financial Statements of Vestar, Inc. for 2003                     Filed pursuant to Rule 104(b)

F-11            Consolidating Financial Statements of Solutions for 2003                        Filed pursuant to Rule 104(b)

F-12            Consolidating Financial Statements of CSGP Limited, LLC for 2003                Filed pursuant to Rule 104(b)

F-13            Consolidating Financial Statements of Cinergy Solutions of St. Paul LLC
                for 2003                                                                        Filed pursuant to Rule 104(b)

F-14            Consolidating Financial Statements of Global Resources for 2003                 Filed pursuant to Rule 104(b)

F-15            Consolidating Financial Statements of Global Power for 2003                     Filed pursuant to Rule 104(b)

F-16            Consolidating Financial Statements of Holdings B.V. for 2003                    Filed pursuant to Rule 104(b)

F-17            Consolidating Financial Statements of CinTec for 2003                           Filed pursuant to Rule 104(b)

F-18            Consolidating Financial Statements of CinTec I LLC for 2003                     Filed pursuant to Rule 104(b)

F-19            Consolidating Financial Statements of Cinergy Technologies for 2003             Filed pursuant to Rule 104(b)

F-20            Consolidating Financial Statements of Wholesale Energy for 2003                 Filed pursuant to Rule 104(b)

F-21            Financial Statements of CC Funding Trust I for 2003                             Refer to footnote 1

F-22            Financial Statements of Cinergy Receivables Company LLC for 2003                Filed pursuant to Rule 104(b)

F-23            Financial Statements of Cadence Network for 2003                                Refer to footnote 2

F-24            Financial Statements of Brownsville Power I, LLC for 2003                       Refer to Item 10 H-1

F-25            Financial Statements of Caledonia Power I, LLC for 2003                         Refer to Item 10 H-2

F-26            Financial Statements of CinPower I, LLC for 2003                                Filed pursuant to Rule 104(b)

F-27            Financial Statements of Q-Comm Corporation for 2003                             Refer to footnote 3

F-28            Financial Statements of Lattice Communications, LLC for 2003                    Filed pursuant to Rule 104(b)

F-28            Financial Statements of LB Tower Company, LLC for 2003                          Filed pursuant to Rule 104(b)

F-29            Financial Statements of Keen Rose Technology Group Limited for 2003             Refer to footnote 4

F-29            Financial Statements of Optimira Controls, Inc. for 2003                        Refer to footnote 4

F-30            Financial Statements of Cinergy Energy Solutions, Inc. for 2003                 Filed pursuant to Rule 104(b)

F-30            Financial Statements of U.S. Energy Biogas Corp. for 2003                       Filed pursuant to Rule 104(b)

F-30            Financial Statements of Countryside Landfill Gasco, L.L.C. for 2003             Filed pursuant to Rule 104(b)

F-30            Financial Statements of Morris Gasco, L.L.C. for 2003                           Filed pursuant to Rule 104(b)

F-30            Financial Statements of Brown County Landfill Gas Associates, L.P. for 2003     Filed pursuant to Rule 104(b)

F-30            Financial Statements of Cinergy Solutions Partners, LLC for 2003                Filed pursuant to Rule 104(b)

F-31            Financial Statements of CST Limited, LLC for 2003                               Filed pursuant to Rule 104(b)

F-31            Financial Statements of CST Green Power, L.P. for 2003                          Filed pursuant to Rule 104(b)

F-31            Financial Statements of Green Power Holdings, LLC for 2003                      Filed pursuant to Rule 104(b)

F-31            Financial Statements of Green Power Limited, LLC for 2003                       Filed pursuant to Rule 104(b)

F-31            Financial Statements of South Houston Green Power, L.P. for 2003                Filed pursuant to Rule 104(b)

F-31            Financial Statements of Green Power G.P., LLC for 2003                          Filed pursuant to Rule 104(b)

F-32            Financial Statements of CST General, LLC for 2003                               Filed pursuant to Rule 104(b)

F-32            Financial Statements of Oklahoma Arcadian Utilities, LLC for 2003               Filed pursuant to Rule 104(b)

F-32            Financial Statements of Shreveport Red River Utilities, LLC for 2003            Filed pursuant to Rule 104(b)

F-32            Financial Statements of Delta Township Utilities, LLC for 2003                  Filed pursuant to Rule 104(b)

F-32            Financial Statements of Energy Equipment Leasing LLC for 2003                   Filed pursuant to Rule 104(b)

F-32            Financial Statements of Trigen-Cinergy Solutions LLC for 2003                   Filed pursuant to Rule 104(b)

F-33            Financial Statements of Trigen-Cinergy Solutions of Ashtabula LLC for 2003      Filed pursuant to Rule 104(b)

F-33            Financial Statements of Trigen-Cinergy Solutions of Lansing LLC for 2003        Filed pursuant to Rule 104(b)

F-33            Financial Statements of Trigen/Cinergy-USFOS of Lansing LLC for 2003            Filed pursuant to Rule 104(b)

F-33            Financial Statements of Trigen-Cinergy Solutions of Orlando LLC for 2003        Filed pursuant to Rule 104(b)

F-33            Financial Statements of Trigen-Cinergy Solutions of Owings Mills LLC for 2003   Filed pursuant to Rule 104(b)

F-33            Financial Statements of Trigen-Cinergy Solutions of Owings Mills Energy
                Equipment Leasing, LLC for 2003                                                 Filed pursuant to Rule 104(b)

F-34            Financial Statements of Trigen-Cinergy Solutions of Rochester LLC for 2003      Filed pursuant to Rule 104(b)

F-34            Financial Statements of Trigen-Cinergy Solutions of Silver Grove LLC for 2003   Filed pursuant to Rule 104(b)

F-34            Financial Statements of Trigen-Cinergy Solutions of Tuscola, LLC for 2003       Filed pursuant to Rule 104(b)

F-35            Financial Statements of St. Paul Cogeneration LLC for 2003                      Refer to Item 10 H-3

F-36            Financial Statements of Reliant for 2003                                        Refer to footnote 5

F-36            Financial Statements of MP Acquisitions Corp., Inc. for 2003                    Refer to footnote 5

F-36            Financial Statements of Miller Pipeline for 2003                                Refer to footnote 5

F-36            Financial Statements of Fiber Link, LLC for 2003                                Refer to footnote 5

F-37            Financial Statements of Attiki Denmark ApS for 2003                             Refer to footnote 6

F-38            Financial Statements of Attiki Gas Supply Company SA for 2003                   Refer to Item 10 H-5

F-39            Financial Statements of Cinergy Global Ely, Inc. for 2003                       Refer to Item 10 H-6

F-40            Financial Statements of EPR Ely Power Limited for 2003                          Refer to footnote 7

F-41            Financial Statements of EPR Ely Limited for 2003                                Refer to Item 10 H-7

F-42            Financial Statements of Anglian Straw Limited for 2003                          Refer to footnote 7

F-43            Financial Statements of Anglian Ash Limited for 2003                            Refer to footnote 7

F-44            Financial Statements of Cinergy Global Power (UK) Limited for 2003              Refer to Item 10 H-9

F-45            Financial Statements of Cinergy Global Trading Limited for 2003                 Refer to footnote 8

F-46            Financial Statements of UK Electric Power Limited for 2003                      Refer to footnote 8

F-47            Financial Statements of Global Holdings for 2003                                Refer to footnote 9

F-48            Financial Statements of Cinergetika for 2003                                    Refer to Item 10 H-10

F-49            Financial Statements of Copperbelt for 2003                                     Refer to Item 10 H-11

F-50            Financial Statements of Power Sports Limited for 2003                           Refer to footnote 10

F-51            Financial Statements of Teplarny for 2003                                       Refer to Item 10 H-12

F-52            Financial Statements of Cinergy Global (Cayman) Holdings, Inc. for 2003         Refer to footnote 11

F-53            Financial Statements of Cinergy Global Tsavo Power for 2003                     Refer to footnote 11

F-54            Financial Statements of IPS-Cinergy Power Limited for 2003                      Refer to footnote 11

F-55            Financial Statements of Tsavo Power Company Limited for 2003                    Refer to Item 10 H-13

F-56            Financial Statements of eVent Resources Overseas I, LLC for 2003                Refer to footnote 12

F-57            Financial Statements of eVent Resources Holdings LLC for 2003                   Refer to footnote 12

F-58            Financial Statements of CCB Communications, LLC for 2003                        Refer to footnote 13

F-59            Financial Statements of CCB Ohio, LLC for 2003                                  Refer to footnote 13

F-60            Financial Statements of Configured Energy Systems, Inc. for 2003                Refer to footnote 13

F-61            Financial Statements of Maximum Performance Group, Inc. for 2003                Refer to footnote 13

F-62            Financial Statements of Kreiss Johnson Technologies, Inc. for 2003              Refer to footnote 13

F-63            Financial Statements of Catalytic Solutions, Inc. for 2003                      Refer to footnote 13

F-64            Financial Statements of Electric City Corp. for 2003                            Refer to footnote 13

F-65            Classified plant accounts and related depreciation or amortization reserve
                schedules included in the 2003 FERC Form No. 1 of CG&E                          Filed under cover of Form SE

F-66            Classified plant accounts and related depreciation or amortization reserve
                schedules included in the 2003 PUCO FERC Form No. 2 of CG&E                     Filed under cover of Form SE

F-67            Classified plant accounts and related depreciation or amortization reserve
                schedules included in the 2003 FERC Form No. 1 of PSI                           Filed under cover of Form SE

F-68            Classified plant accounts and related depreciation or amortization reserve
                schedules included in the 2003 FERC Form No. 1 and FERC Form No. 2 of ULH&P     Filed under cover of Form SE

F-69            Classified plant accounts and related depreciation or amortization reserve
                schedules included in the 2003 Annual Report of Lawrenceburg to the IURC        Filed under cover of Form SE

F-70            The 2003 FERC Form No. 2-A for KO Transmission                                  Filed under cover of Form SE

F-71            The 2003 Annual Report of Cinergy Solutions of Cincinnati LLC to the PUCO       Filed under cover of Form SE
(1)	These financial statements are filed pursuant to Rule 104(b). However, as of July 1, 2003, Cinergy no longer consolidates this entity. For this reason, the financial statements provided are for the period July 1, 2003 to December 31, 2003. See Exhibit F-1 for the financial statements of this entity for the period January 1, 2003 to June 30, 2003.

(2)	These financial statements are filed pursuant to Rule 104(b). At the time of filing, the balance sheets, income statements and cash flows are the only financial statements available. The attainment of common stock equity financial statements is not reasonable without incurring undue expense.

(3)	These financial statements are filed pursuant to Rule 104(b). Cinergy has made a good faith effort to obtain financial statements for December 31, 2003 but was unable to obtain them. Financial statements provided are as of September 30, 2003. At the time of filing, the balance sheets, income statements and cash flows are the only financial statements available. The attainment of common stock equity financial statements is not reasonable without incurring undue expense.

(4)	These financial statements are filed pursuant to Rule 104(b). At the time of filing, the available financial statements are denominated in the local currency, not U.S. currency. The attainment of U.S. currency financial statements is not reasonable without incurring undue expense.

(5)	These financial statements are filed pursuant to Rule 104(b). At the time of filing, the balance sheets and income statements are the only financial statements available. The attainment of cash flows and common stock equity financial statements is not reasonable without incurring undue expense.

(6)	This entity is the holding company parent of Attiki Gas Supply Company SA and has no other operations. See Exhibit F-38 for information pertaining to the financial statements of the operating company.

(7)	These financial statements are filed pursuant to Rule 104(b). Cinergy has made a good faith effort to obtain financial statements for December 31, 2003 but was unable to obtain them. Financial statements provided are as of March 31, 2003, the entities’ fiscal year end. At the time of filing, the balance sheets, income statements, and footnotes containing statements of equity are the only financial statements available. The financial statements provided are in accordance with GAAP other than U.S. GAAP. In addition, the financial statements are denominated in the local currency, not U.S. currency. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of U.S. GAAP and U.S. currency financial statements is not reasonable without incurring undue expense.

(8)	These financial statements are filed pursuant to Rule 104(b). Cinergy has made a good faith effort to obtain financial statements for December 31, 2003 but was unable to obtain them. Financial statements provided are as of December 31, 2002. At the time of filing, the balance sheets, income statements, and footnotes containing statements of equity are the only financial statements available. The financial statements provided are in accordance with GAAP other than U.S. GAAP. In addition, the financial statements are denominated in the local currency, not U.S. currency. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of U.S. GAAP and U.S. currency financial statements is not reasonable without incurring undue expense.

(9)	This entity is a holding company, which holds both FUCOs and FUCO-related investments. Information pertaining to the financial statements of the applicable FUCO and FUCO-related subsidiaries is presented in Exhibit F-48, Exhibit F-49, Exhibit F-50 and Exhibit F-51.

(10)	These financial statements are filed pursuant to Rule 104(b). At the time of filing, the balance sheets, income statements, cash flows and footnotes containing statements of equity are the only financial statements available. The financial statements provided are in accordance with GAAP other than U.S. GAAP. In addition, the financial statements are denominated in the local currency, not U.S. currency. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of U.S. GAAP and U.S. currency financial statements is not reasonable without incurring undue expense.

(11)	This entity is a holding company that has no other operations. Tsavo Power Company Limited is the operating company under this entity. See Exhibit F-55 for information pertaining to the financial statements of the operating company.

(12)	These financial statements are filed pursuant to Rule 104(b). Cinergy has made a good faith effort to obtain financial statements for December 31, 2003 but was unable to obtain them. Financial statements provided are as of December 31, 2002. At the time of filing, the balance sheets, cash flows and common stock equity are the only financial statements available. The attainment of income statements is not reasonable without incurring undue expense.

(13)	Cinergy has not provided financial statements for this entity because they are subject to confidentiality restrictions with third parties.

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

G               Organizational chart showing relationship of EWGs and FUCOs to other system     Refer to Item 1
                companies

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                         Previously Filed as
 Designation                                        Nature of Exhibit                                  Exhibit to:
 -----------                                        -----------------                                  -----------

H-1             Financial Statements of Brownsville Power I, LLC for the year ended
                December 31, 2002                                                               Refer to footnote 1

H-2             Financial Statements of Caledonia Power I, LLC for the year ended
                December 31, 2002                                                               Refer to footnote 1

H-3             Financial Statements of St. Paul Cogeneration LLC for the year ended
                December 31, 2003                                                               Refer to footnote 2

H-4             Financial Statements of Global Power for the year ended December 31, 2003       Refer to footnote 3

H-5             Financial Statements of Attiki Gas Supply Company SA for the year ended
                December 31, 2002                                                               Refer to footnote 4

H-6             Financial Statements of Cinergy Global Ely, Inc. for the year ended
                December 31, 2003                                                               Refer to footnote 5

H-7             Financial Statements of EPR Ely Limited for the year ended March 31, 2003       Refer to footnote 6

H-8             Financial Statements of Cinergy Global Power (UK) Limited for the year ended    Refer to footnote 7
                December 31, 2002

H-9             Financial Statements of Cinergy Global Power (UK) Limited for the year ended    Refer to footnote 8
                December 31, 2003

H-10            Financial Statements of Cinergetika for the year ended December 31, 2003        Refer to footnote 9

H-11            Financial Statements of Copperbelt for the year ended December 31, 2003         Refer to footnote 10

H-12            Financial Statements of Teplarny for the year ended December 31, 2003           Refer to footnote 9

H-13            Financial Statements of Tsavo Power Company Limited for the year ended
                December 31, 2002                                                               Refer to footnote 11

H-14            Financial Statements of CZECHPOL ENERGY spol, s.r.o. for the year ended
                December 31, 2003                                                               Refer to footnote 12
(1)	These financial statements are filed pursuant to Rule 104(b). Cinergy has made a good faith effort to obtain audited financial statements for December 31, 2003 but was unable to obtain them. Audited financial statements provided are as of December 31, 2002.

(2)	Cinergy does not have a controlling ownership interest in this entity and audited financial statements are not required for this filing. Financial statements are included in the “Consolidating Financial Statements of Cinergy Solutions of St. Paul LLC for 2003" provided in Item 10 F-13.

(3)	At the time of filing, audited financial statements were not available for this entity. The attainment of U.S. GAAP audited financial statements is not reasonable without undue expense. The entity is included in the “Consolidating Financial Statements of Global Power for 2003” provided in Item 10 F-15.

(4)	These financial statements are filed pursuant to Rule 104(b). Cinergy has made a good faith effort to obtain financial statements for December 31, 2003, but was unable to obtain them. Financial statements provided are as of December 31, 2002. At the time of filing, the balance sheets and income statements are the only financial statements available. The financial statements provided are in accordance with GAAP other than U.S. GAAP. In addition, the financial statements are denominated in the local currency, not U.S. currency. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of U.S. GAAP and U.S. currency audited financial statements is not reasonable without incurring undue expense.

(5)	This entity is a holding company for which Cinergy owns 100% interest and has no other operations. This entity holds both FUCOs and FUCO-related investments. Information pertaining to the audited financial statements of the applicable FUCO, EPR Ely Limited, is presented in Exhibit H-7. Information pertaining to the financial statements of the applicable FUCO-related subsidiaries is included in the “Financial Statements of EPR Ely Power Limited for 2003” in Item 10 F-40, “Financial Statements of Anglian Straw Limited for 2003” in Item 10 F-42 and “Financial Statements of Anglian Ash Limited for 2003” in Item 10 F-43.

(6)	These financial statements are filed pursuant to Rule 104(b). Cinergy does not have a controlling ownership interest in this entity and audited financial statements are not required for this filing. Cinergy has made a good faith effort to obtain financial statements for December 31, 2003, but was unable to obtain them. Financial statements provided are as of March 31, 2003, the entities’ fiscal year end. At the time of filing, the balance sheets, income statements, and a footnote containing shareholders’ equity are the only financial statements available. The financial statements provided are in accordance with GAAP other than U.S. GAAP. In addition, the financial statements are denominated in the local currency, not U.S. currency. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of U.S. GAAP and U.S. currency financial statements is not reasonable without incurring undue expense.

(7)	These financial statements are filed pursuant to Rule 104(b). At the time of filing, the balance sheets, income statements, and a footnote containing shareholders’ equity are the only financial statements available. The financial statements provided are in accordance with GAAP other than U.S. GAAP. In addition, the financial statements are denominated in the local currency, not U.S. currency. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of U.S. GAAP and U.S. currency audited financial statements is not reasonable without incurring undue expense.

(8)	At the time of filing, audited financial statements, as of December 31, 2003, were not available for this entity. Cinergy has made a good faith effort to obtain audited financial statements, but was unable to obtain them. See Exhibit H-8 for the audited financial statements of this entity as of December 31, 2002.

(9)	These financial statements are filed pursuant to Rule 104(b). At the time of filing, the financial statements provided are denominated in the local currency, not U.S. currency. The attainment of U.S. currency audited financial statements is not reasonable without incurring undue expense.

(10)	These financial statements are filed pursuant to Rule 104(b). At the time of filing, the financial statements provided are in accordance with GAAP other than U.S. GAAP. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of U.S. GAAP audited financial statements is not reasonable without incurring undue expense.

(11)	These financial statements are filed pursuant to Rule 104(b). Cinergy does not have a controlling ownership interest in this entity and audited financial statements are not required for this filing. Cinergy has made a good faith effort to obtain financial statements for December 31, 2003, but was unable to obtain them. Financial statements provided are as of December 31, 2002. At the time of filing, the financial statements provided are in accordance with GAAP other than U.S. GAAP. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of U.S. GAAP audited financial statements is not reasonable without incurring undue expense.

(12)	Cinergy has not provided audited financial statements for this entity since it was inactive at December 31, 2003.

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

I               Response to Item 1                                                              Filed pursuant to Rule 104(b)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                        Previously Filed as
 Designation                                  Nature of Exhibit                                       Exhibit to:
 -----------                                  -----------------                                       -----------

J               Response to Item 9, Part I (b) and (c) and Part III for all EWGs and FUCOs      Filed pursuant to Rule 104(b)

SIGNATURE

Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

Cinergy Corp.

By: /s/ Wendy L. Aumiller --------------------------------- Treasurer

Date: April 30, 2004